Exhibit 99.10

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

by and among

CITY OF MCKINNEY, TEXAS,

MCKINNEY ECONOMIC DEVELOPMENT CORPORATION,

MCKINNEY COMMUNITY DEVELOPMENT CORPORATION
as City Parties

and

NOTES LIVE, INC.,
as Owner

Dated as of April 16, 2024

SUNSET AMPHITHEATER
MCKINNEY, TEXAS

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APPENDICES, SCHEDULES AND EXHIBITS

Appendix A	Glossary of Defined Terms
Appendix B	Governing Provisions
Appendix C	Address for Payment and Notices
Appendix D	Site Access Terms

Schedule 23.1(d)	Consents

Exhibit A	Land
Exhibit B	Form of Note
Exhibit C	Permitted Exceptions
Exhibit D	Financing Plan and Budget
Exhibit E	Initial Project Construction Schedule
Exhibit F	Preliminary Complex Plan Drawings
Exhibit G	[Public Infrastructure Peripheral to the Complex]
Exhibit H	Environmental Noise Assessment (LSTN)

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CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

THIS CHAPTER 380 GRANT AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 16, 2024 (the “Execution Date”) by and among CITY OF MCKINNEY, TEXAS, a Texas home rule municipal corporation (“City”), MCKINNEY ECONOMIC DEVELOPMENT CORPORATION, a Type A, non-profit development corporation created and existing under the laws of the State of Texas (the “State”), including the Texas Development Corporation Act (“MEDC”), MCKINNEY COMMUNITY DEVELOPMENT CORPORATION, a Type B, non-profit development corporation created and existing under the laws of the State, including the Texas Development Corporation Act (“MCDC”) and NOTES LIVE, INC., a corporation organized under the laws of the State of Colorado (“Owner”). The City, MEDC and MCDC are sometimes collectively referred to as the “City Parties.” City Parties and Owner are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. MEDC currently owns certain real property situated in the City of McKinney, Collin County, Texas, as more particularly described herein as the “Land.”

B. To promote economic development in the City, MEDC desires to sell to Owner, and Owner desires to purchase from MEDC, the Land (as defined herein) in order to construct a new, first class, state-of-the-art amphitheater/outdoor entertainment venue facility and related project improvements thereon (the “Complex”) to provide world-class concerts and live shows, as well as other entertainment and civic events.

C. The City Parties desire to stimulate economic development and employment in the City under Chapter 380 of the Texas Local Government Code and the Texas Development Corporation Act and have concluded that public investment in the Complex is in the best interest of the citizens of the City.

D. Owner desires to undertake the development, construction, operation and maintenance of the Complex in accordance with the terms hereof.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the City Parties and Owner, intending to be legally bound, hereby agree as follows:

ARTICLE I.

GENERAL TERMS

1.1 Definitions and Usage. Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in the Glossary of Defined Terms attached hereto at Appendix A, which also contains rules as to usage that shall be applicable herein.

1.2 Governing Provisions. The governing provisions set forth in Appendix B attached hereto shall apply to and govern this Agreement for all purposes.

ARTICLE II.

REPRESENTATIVES

2.1 City Parties’ Representative. The City, MEDC, and MCDC hereby designate each of Paul G. Grimes, Michael A. Kowski, Jr., and Cindy Schneible, respectively, to be the representative of the respective City Parties (collectively, the “City Representative”). and shall have the right, from time to time, to change the individual or individuals who are the City Representative by giving at least ten (10) days’ prior written Notice to Owner thereof. The only functions under this Agreement of the City Representative shall be as expressly specified in this Agreement. Notwithstanding anything in this Agreement to the contrary, the City Representative shall not have any right to modify, amend or terminate this Agreement.

2.2 Owner Representative. Owner hereby designates each of Robert Mudd and Wade Beavers to be the representative of Owner (collectively, the “Owner Representative”). each of whom shall be authorized to act on behalf of Owner under this Agreement. Owner shall have the right, from time to time, to change the individual who is an Owner Representative by giving at least ten (10) days’ prior written Notice to the City Parties thereof. The only functions under this Agreement of the Owner Representative shall be as expressly specified in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Owner Representative shall not have any right to modify, amend or terminate this Agreement.

ARTICLE III.

SALE OF LAND; RESERVATIONS; DEVELOPMENT

3.1 Sale of Land. In consideration of and pursuant to the covenants, agreements and conditions set forth herein, MEDC agrees to sell, and Owner agrees to buy, all of MEDC’s right, title, and interest in and to the Land, subject to the Permitted Exceptions, under a special warranty deed containing a restrictive covenant prohibiting the Land from being used for multifamily residential purposes, and the rights and reservations of the MEDC under this Agreement.

Owner shall only be granted air rights over or subsurface rights under the Land to the extent that any such rights are owned by MEDC as of the effective date of this Agreement. From and after the effective date of this Agreement, neither the City Parties nor Owner shall develop, permit any development of, or interfere in any way with any of the air rights, air space above the Land, or any of the subsurface rights and space below the Land that are inconsistent with such ownership rights without the prior written consent of the other Parties, which such consent shall not be unreasonably withheld.

3.2 Title. Owner may, at its cost and expense as a portion of Total Project Costs, conduct such title review of the Complex Site as Owner determines is reasonably necessary and Owner shall provide to the MEDC a copy of any title commitments or reports received by Owner in connection therewith. MEDC shall have no obligation to correct, modify or release any aspects of the Land’s title.

3.3 Delivery of Possession; Payment of Purchase Price; Reservations.

3.3.1 Delivery of Possession. Owner shall acquire the Land from MEDC on or before the date that is thirty (30) days following Entitlement, as hereinafter defined (the “Closing Date”). for a purchase price of Thirty-Five Million and No/100 Dollars ($35,000,000.00) (the “Purchase Price”). On the Closing Date, and subject to the satisfaction of the closing conditions set forth herein, and the payment of the Purchase Price, MEDC shall deliver to Owner marketable title and exclusive possession, use and occupancy of the Land free of all tenancies and parties in possession subject only to (i) the Permitted Exceptions, as specifically described on Exhibit C, (ii) a covenant prohibiting the Land from being used for multi-family residential purposes, and (iii) the rights and reservations of the MEDC under this Agreement. Owner shall not conduct any land disturbance activities on the Land until after closing.

3.3.2 Payment of Purchase Price; Default. At closing, Owner shall have the option to pay the Purchase Price (i) in full, in cash, plus Owner’s closing costs under standard commercial transaction terms for property of a similar nature located in Collin County, Texas, or (ii) with Ten Million and No/100 Dollars ($10,000,000.00), plus Owner’s closing costs, paid in cash, and the remaining Twenty-Five Million and No/100 Dollars ($25,000,000.00) represented by a secured promissory note to MEDC in substantial conformance with the form of note attached hereto as Exhibit B, bearing no interest and subject to prepayment at any time with no penalty, and secured by a Letter of Credit, as defined in Appendix A, issued to MEDC for Twenty-Five Million and No/100 Dollars ($25,000,000.00) (the “Note”), and issued by a banking institution reasonably approved by MEDC. If Owner exercises its right to pay the Purchase Price pursuant to option (ii), the Note shall be due and payable in full to MEDC thirty (30) days following the earlier of (x) Owner’s receipt of a Temporary Certificate of Occupancy (“TCO”) or (y) the occurrence of an Owner Default. Notwithstanding anything herein to the contrary, Owner shall have the right to terminate this Agreement on or before July 15, 2024, by written notice to City Parties, if Owner determines, in its sole and absolute discretion, that the Land is not suitable for construction of the Project Improvements as contemplated by Owner. In the event Owner does not terminate the Agreement pursuant to this Section 3.3.2 on or before July 15, 2024, Owner’s failure to purchase the Land in accordance with this Section 3.3 shall constitute an event of default subject to the remedies set forth in Section 23.2.1. For the avoidance of doubt, Owner shall have no right to terminate this Agreement pursuant to the immediately foregoing sentence after July 15, 2024.

3.3.3 Operational Rights; Revenue. Subject to the terms and provisions of this Agreement, Owner shall have full and exclusive control of the management and operation of the Complex Site. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, Owner and Operator shall market, control, and be entitled to receive all revenues of any source generated by or from the Complex Site or the operation or management thereof regardless of medium (physical, digital or virtual), net of taxes, including, but not limited to, rental or license fees, admission ticket revenue and premium seating, all parking fees, all revenues derived from the sale of programs, novelties and concessions, all sponsorship revenues and facility naming revenues, all radio, television, cablecast, pay television, streaming and any other broadcasting revenues of any type whatsoever, irrespective of method of transmission or whether derived from the sale of broadcasting or streaming rights, broadcast or streaming advertising or other sources of revenue relating to broadcasting or streaming, and all advertising and signage revenues of any type whatsoever (whether interior or exterior), except for certain civic-oriented events described herein, and including all revenues from the sale of advertising and signage on or about the Complex Site, and all merchandising. Except as expressly set forth herein, Owner shall be responsible for all costs associated with the Complex and its events, including, without limitations, operating, utilities, insurance, facilities, furniture, fixtures, and equipment repair, maintenance and replacement costs; provided, however, Owner shall have no obligation to fund utility infrastructure installation or expansion not directly attributable to the Complex unless Owner receives reimbursement, in its entirety, from the City for such infrastructure. Owner shall operate and maintain (or cause others to operate and maintain) the Complex in a safe, clean, attractive, and First Class manner and consistent in all material respects with all applicable rules and regulations of all Governmental Authorities and the Operating Standard. Owner may charge a fee for admission to the Complex Site.

3.3.4 Concessions and Vendors.

(a) Owner and Operator shall have the exclusive right to select and to establish the contractual terms for all Complex concessionaires and vendors at the Complex Site. Owner shall also have the exclusive right to market, sell, and retain all concessions, hospitality, merchandise and other revenue from the Complex Site and all events held at the Complex Site except that the City shall be entitled to certain net revenue from City Events as more fully described in Section 12.7.3.

(b) Owner shall be solely and exclusively responsible for identifying and entering into vendor contracts for the Complex Site.

(c) Owner shall require that any and all concessionaries and vendors provide certificates of insurance evidencing commercial general liability insurance within the Insurance Standards.

(d) OWNER HEREBY AGREES AND COVENANTS TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE CITY PARTIES AND CITY PARTY INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DIRECTLY OR INDIRECTLY ARISING OR ALLEGED TO ARISE OUT OF OR ANY WAY INCIDENTAL TO ANY AND ALL AGREEMENTS ENTERED INTO BY OWNER PURSUANT TO SECTION 3.3.4. THE FOREGOING INDEMNITY INCLUDES OWNER’S AGREEMENT TO PAY ALL COSTS AND EXPENSES OF DEFENSE, INCLUDING ATTORNEYS’ FEES, INCURRED BY ANY CITY PARTY AND ANY CITY PARTY INDEMNITEE. THIS INDEMNITY SHALL APPLY WITHOUT LIMITATION TO ANY LIABILITIES IMPOSED ON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY. THIS INDEMNIFICATION SHALL NOT BE LIMITED TO DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER INSURANCE POLICIES, WORKERS’ COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEE BENEFIT ACTS.

3.4 Complex Site Reservations. Notwithstanding anything in this Agreement to the contrary, the City hereby reserves the following (the “Complex Site Reservations”):

3.4.1 Ingress and Egress. For the benefit of the public and the City, at all times, the non-exclusive right of ingress and egress to, from and across certain outside public areas located on the Complex Site (to be identified) at times other than when an event is taking place (including set up and take down of events) for access to the Complex.

3.4.2 Utilities. The right of the City, at City’s sole cost and expense, to install on, under, over or below the Complex Site any and all utilities and appurtenances related to the City’s master utility plans that it reasonably deems necessary; provided, however, that Owner shall be given at least thirty (30) days to review and approve the location, nature, and scope of any such utilities, which Approval shall not be unreasonably withheld, and provided further that the utilities or appurtenances to be installed by the City pursuant to this Section 3.4.2, if any, shall: (a) be located in the building improvement or parking setback areas affecting the Land as specified in the City Utility Plan and shall not interfere in any material respect with Owner’s use of such setback area; (b) all pipes, lines, and other improvements shall be buried to a depth of at least three feet (3’); and (c) Owner shall have the right to cross such utilities and appurtenances and to construct roads, sidewalks and driveways over such utilities and appurtenances. All construction of such utility lines and appurtenances shall be promptly completed and shall not unreasonably interfere with Owner’s construction activities, conduct of business or obligations under Applicable Law. In addition, the City shall promptly repair or replace all landscaping, trees, irrigation lines, surface materials, paving, asphalt, concrete, fences, sidewalks and other facilities located on the Complex Site to the condition that existed immediately prior to such utility construction or maintenance by the City at no cost or expense to Owner, unless otherwise agreed to by the Parties in writing.

3.5 Development. Owner’s development activities on the Land shall relate exclusively to the development of the Project Improvements and related parking. For the avoidance of doubt, the City Parties and Owner acknowledge and agree that this Section 3.5 shall not be in derogation of any use rights afforded Owner hereunder, including pursuant to Section 12.1.

ARTICLE IV.

PARKING AND SITE COORDINATION

4.1 Parking, Transit, and Event Plan.

(a) The Parties shall work together to, and before Substantial Completion shall, develop a reasonable transportation, parking and event plan (including a traffic impact analysis at Owner’s cost), which shall be subject to reasonable Approval by the City consistent with existing and applicable regulations, and for which the City agrees to reasonably assist in the coordination of all relevant City, County and State agencies and relevant stakeholder groups. The transportation, parking and event plan shall address the following: on-site parking opportunities; enforcement for the affected surrounding areas on event days and during significant events; clearly defined roles and responsibilities for implementation; and determining standards and enforcement for minimizing adverse impact to surrounding communities related to event hours, noise levels, and other quality of life issues. With respect to the standards for hours, noise, and other quality of life issues, unless otherwise agreed to by the Parties in writing, the transportation, parking and event plan shall require that (i) any event at the Complex Site shall end at or before 11:15 p.m., and (ii) noise monitoring shall be conducted during performances at the front-of-house mix position and at certain agreed property line locations. The noise limits at front-of-house mix position shall not exceed an L10 of 104 dBA in any thirty (30) minute period or an L90 of 98 dBA in any thirty (30) minute period. That certain Environmental Noise Assessment (noise study) dated April 12, 2024 prepared by Owner’s consultant, LSTN, is incorporated, in its entirety, into this Agreement and attached hereto as Exhibit H. The Aggregate Effect tables (pp. 12-13), Operational Mitigation (pp. 13-14), and specifically the Noise Monitoring and Performance Controls (p. 14) shall be performance strategies (the “Sound Strategies”) employed and maintained by the Owner for all events. Owner shall require any Operator to contractually bind such Operator and any Artist performing at the Complex to operate within such parameters. In addition to the foregoing Sound Strategies, Owner shall design and construct the Complex in a manner consistent with the Sound Strategies described in this Section 4.1(a).

(b) Owner, at its sole cost, shall be responsible for all costs related to Owner’s events, including, but not limited to, police, traffic control, fire prevention, emergency medical, street cleaning and street trash removal and other municipal resources within the Complex Site and, to the extent reasonably attributable to Owner’s events, outside the Complex Site. If not otherwise addressed in the transportation, parking and event plan, the Owner, upon receiving sixty (60) days’ notice from a City Party, shall permit any City Party to use the parking facilities during times when there are no Commercial Events, for specific public and civic events. The respective City Party shall reimburse Owner for such use of the parking facilities by payment to the Owner of a per diem fee, in an amount not to exceed Owner’s actual, annual utility, insurance and maintenance expenses for the prior year, attributable to the parking facilities only, divided by 365, within thirty (30) days after the date(s) such parking facilities were used by a City Party.

4.2 Signage.

(a) Prior to Substantial Completion, the City and Owner shall develop and agree upon a reasonable off-site directional signage plan guiding pedestrian, bicycle, vehicular and other attendees to the Complex and parking facilities serving the Complex. City and Owner shall approach other Governmental Authorities (e.g., the Texas Department of Transportation) as appropriate in order to request that they provide directional signage to the extent within their control. All directional signage costs shall be paid by Owner. The Parties agree to reasonably consider the allocation of responsibilities in a manner consistent with those of other similar amphitheaters and/or outdoor entertainment venues in Texas in such signage plan; provided, however, such plan must be in compliance with City Codes and Applicable Law.

(b) The City Parties and Owner shall also work in good faith to develop and agree upon a reasonable comprehensive, state-of-the-art Signage program on-site (both digital and projection), subject to final Approval by the City. City acknowledges the strategic and economic importance of the signage program to the long-term viability of the Complex, and the Parties shall implement a program that is reasonably acceptable to the Owner, subject to City Codes. The official name of the Complex shall include “McKinney,” (including, without limitation, a name such as “at McKinney” or a name similar thereto) and such official name shall be mutually agreed by the Parties. Such plan shall include, but not be limited to:

(i) outdoor signage (digital, projection and/or otherwise) advertising Complex events and attractions which could include digital or other creative forms of signage;

(ii) the right of Owner to control and sell all advertising, sponsorship and promotional inventory related to the signage and to retain all revenues related thereto, including third-party advertisements and outdoor media programming on the Owner digital signage; and

(iii) (A) there shall be one Electronic Message Display, Level 3 sign permitted with a maximum of 200 square feet within the Complex. The City Parties shall receive or have access, at Owner’s cost, to one prominent sign within the amphitheater, and (B) the City Parties shall receive, at Owner’s cost, five (5), eight-second click per 5-minute advertising increment on the Electronic Message Display, Level 3 sign for the Term of this Agreement.

(c) To the extent permitted by Texas law and subject to any and all limitations on the City’s rights and powers to do so, the City agrees to reasonably cooperate with Owner to secure for Owner any and all permits, licenses and approvals necessary to allow certain Complex logos, decals, markings, and emblems on the surrounding (specific locations as mutually agreed by the Parties, not to be unreasonably withheld) City-owned public infrastructure (e.g., on sidewalks, lighting and signage structures, manhole covers, fire hydrants, etc.) in and around the Complex Site, it being understood that such materials may include branding from sponsors (e.g., naming rights partner). Unless approved by the City in advance and subject to the conditions in Section 25.9, naming rights, sponsors, logos, decals, markings and emblems proposed for use in the Complex shall not include the following: (i) tobacco and any products used to consume tobacco, including but not limited to vaping; (ii) sexual or adult oriented products or services; (iii) drugs (whether legal or illegal) and any products used to consume drugs; (iv) firearms/weapons; or (v) political candidates or ballot initiatives. The rights provided for in this paragraph (c) are in addition to, and do not limit, any rights Owner may obtain pursuant to other applicable City and other Governmental Authority programs.

(d) All Signage shall comply with all Applicable Law including, without limitation, City Codes.

ARTICLE V.
TERM

5.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and expire on the Agreement Expiration Date, unless sooner terminated as provided herein or as mutually agreed to by the Parties in writing. The City Parties, at their option, may renew the Complex Use and Occupancy provisions contained in Article XII of this Agreement for an additional 20-year term by providing written notice to the Owner.

ARTICLE VI.

OWNER FUNDING OBLIGATIONS

6.1 Owner Financing. Owner shall be solely responsible for securing its portion of the Complex Budget required for the planning, development, and construction of the Complex in accordance with the terms hereof and except as expressly provided herein.

6.2 Financing Plan. On or before September 1, 2024, Owner shall provide the City with a financing plan, including projected sources and uses for financing proceeds, in substantially the form attached hereto as Exhibit D.

6.3 Audit Rights. Solely with respect to any and all rights granted to either Party in regard to reimbursements and/or shared revenues, each Party shall keep full and accurate records of reimbursements and/or shared revenues, received, costs incurred and items to be billed concerning such items to be reimbursed and/or revenues to be shared, which records shall be open to audit by the other Party (or its authorized representatives) at such other Party’s expense during normal business hours during the Term and until two (2) years after the Agreement Expiration Date (as may be extended). In addition, from and after the Execution Date, the Party incurring the expenses or collecting the revenue to be shared shall (a) make it a condition of all contracts or subcontracts relating thereto that all contractors or subcontractors shall keep accurate records of respective expenses submitted and billed thereto or revenues to be paid, as the case may be, and (b) require that such records shall be open to audit by the other Party or its authorized representatives during the term of such contract or subcontract and until two (2) full calendar years after expiration or termination of such contract or subcontract. The Parties agree that the information obtained pursuant to any such audit shall not be disclosed by the receiving Party except to the extent required by State law or to the extent otherwise expressly permitted hereunder (it being understood that such information includes trade secrets and other competitively sensitive information). Any review of financial information of the Owner shall be conducted at the offices of the City Parties, or at such other place as may be agreed to by the Parties in writing, and such review shall be solely for the purpose of examining such financial information.

ARTICLE VII.

CONDITION OF COMPLEX SITE

7.1 Condition of Complex Site; Disclaimer of Representations and Warranties. OWNER ACKNOWLEDGES AND AGREES THAT AS BETWEEN OWNER AND CITY PARTIES:

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER CITY PARTIES NOR ANY RELATED PARTY OF CITY PARTIES MAKES OR HAS MADE ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AND, EXCEPT AS SET FORTH IN ANY DOCUMENTS EXECUTED BY A CITY PARTY AT CLOSING, CITY PARTIES HEREBY EXPRESSLY DISCLAIM AND OWNER WAIVES ANY AND ALL WARRANTY OR REPRESENTATION, OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPLEX SITE. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE OR ANY OTHER DISCLAIMER SET FORTH HEREIN, CITY PARTIES AND OWNER HEREBY AGREE THAT CITY PARTIES HAVE NOT MADE AND ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WRITTEN OR ORAL AS TO (i) THE NATURE, CONDITION, PHYSICAL OR OTHERWISE OF THE COMPLEX SITE (INCLUDING THE GEOLOGY OR THE CONDITION OF THE SOILS, DRAINAGE CONDITIONS, TOPOGRAPHICAL FEATURES, ANY AQUIFER UNDERLYING THE COMPLEX SITE, ANY ARCHEOLOGICAL OR HISTORICAL ASPECT OF THE COMPLEX SITE, ACCESS TO PUBLIC RIGHT-OF-WAYS, AVAILABILITY OF UTILITIES OR OTHER CONDITIONS OR CIRCUMSTANCES WHICH AFFECT OR MAY AFFECT THE COMPLEX SITE) OR ANY ASPECT THEREOF, (ii) THE SUITABILITY OF THE COMPLEX SITE OR ITS FITNESS FOR A PARTICULAR PURPOSE AS TO ANY USES OR ACTIVITIES WHICH OWNER MAY MAKE THEREOF OR CONDUCT THEREON AT ANY TIME DURING THE TERM, OR ANY CONDITION AT OR WHICH AFFECT OR MAY AFFECT THE COMPLEX SITE OR ANY USE TO WHICH OWNER MAY PUT THE COMPLEX SITE OR WHICH AFFECT OR MAY AFFECT ANY PARTICULAR PURPOSE, USE, DEVELOPMENT POTENTIAL OR OTHERWISE; (iii) THE COMPLIANCE OF THE COMPLEX SITE WITH ANY APPLICABLE LAW, INCLUDING, BUT NOT LIMITED TO ANY LAND USE REGULATIONS, ANY APPLICABLE RESTRICTIVE COVENANTS, OR ANY APPLICABLE LEGAL REQUIREMENTS (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY ZONING LAWS OR REGULATIONS, ANY BUILDING CODES, ANY ENVIRONMENTAL LAWS, AND THE AMERICANS WITH DISABILITIES ACT OF 1990, ALL AS AMENDED FROM TIME TO TIME); (iv) THE FEASIBILITY OF THE PROJECT IMPROVEMENTS WORK, (v) THE EXISTENCE OF ANY HAZARDOUS MATERIALS OR ENVIRONMENTAL CLAIMS, (vi) THE CONSTRUCTION OF THE PROJECT IMPROVEMENTS OR ANY OTHER IMPROVEMENTS ON THE COMPLEX SITE; (vii) ANY ENVIRONMENTAL, GEOLOGICAL, METEOROLOGICAL, STRUCTURAL OR OTHER CONDITION OR HAZARD OR THE ABSENCE THEREOF, HERETOFORE, NOW, OR HEREAFTER AFFECTING IN ANY MANNER THE COMPLEX SITE, INCLUDING, BUT NOT LIMITED TO ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCE ON, IN, UNDER OR ADJACENT TO THE COMPLEX SITE OR (viii) ANY OTHER MATTER RELATING TO THE PROJECT IMPROVEMENTS OR ANY OTHER IMPROVEMENTS AT ANY TIME CONSTRUCTED OR TO BE CONSTRUCTED THEREON;

(b) NO REVIEW, APPROVAL OR OTHER ACTION BY THE CITY PARTIES UNDER THIS AGREEMENT SHALL BE DEEMED OR CONSTRUED TO BE SUCH A REPRESENTATION OR WARRANTY; AND

(c) OWNER’S ACCEPTANCE OF THE LAND AND THE COMPLEX SITE ON THE CLOSING DATE SHALL BE STRICTLY ON AN “AS IS, WHERE IS, AND WITH ALL FAULTS” BASIS INCLUDING THE ENVIRONMENTAL CONDITION OF THE COMPLEX SITE AND ANY AND ALL MATTERS SET FORTH IN SUBSECTION (a) ABOVE.

7.2 Owner’s Risks. OWNER AGREES THAT, AS BETWEEN THE CITY PARTIES AND OWNER, THE CITY PARTIES SHALL HAVE NO RESPONSIBILITY FOR ANY OF THE FOLLOWING (COLLECTIVELY, THE “OWNER’S RISKS”):

(a) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION SUPPLIED BY ANY PERSON;

(b) THE CONDITION, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN, OPERATION OR VALUE OF THE COMPLEX SITE;

(c) THE COMPLIANCE OF THE COMPLEX SITE OR ANY OTHER PROPERTY OF THE CITY PARTIES WITH ANY APPLICABLE LAND USE REGULATIONS OR ANY APPLICABLE LAW;

(d) THE FEASIBILITY OF THE PROJECT, PROJECT IMPROVEMENTS WORK OR ANY ADDITIONAL WORK;

(e) THE EXISTENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS OR ENVIRONMENTAL CLAIMS;

(f) THE CONSTRUCTION OF ANY IMPROVEMENTS ON THE COMPLEX SITE OR ANY ADJACENT PROPERTY; AND

(g) ANY OTHER MATTER RELATING TO ANY PROJECT IMPROVEMENTS OR ADDITIONAL IMPROVEMENTS.

THE CITY PARTIES SHALL NOT BE LIABLE AS A RESULT OF THE FAILURE BY ANY PERSON (OTHER THAN THE CITY PARTIES OR ITS AFFILIATES) TO ACT OR PERFORM THEIR OBLIGATIONS. IT IS UNDERSTOOD AND AGREED BY OWNER (FOR ITSELF OR ANY PERSON CLAIMING BY, THROUGH OR UNDER IT, INCLUDING ITS RELATED PARTIES) THAT IT HAS ITSELF BEEN, AND SHALL CONTINUE TO BE, SOLELY RESPONSIBLE FOR MAKING ITS OWN INDEPENDENT APPRAISAL OF, AND INVESTIGATION INTO, THE CONDITION, STATUS AND NATURE OF ANY PERSON, THE COMPLEX SITE OR ANY OTHER PROPERTY.

7.3 Owner Property Representations. Owner hereby acknowledges that it has examined the Complex Site, the title and due diligence documents provided by City Parties relating thereto, zoning which may be applicable thereto, if any, the City Codes, the streets, sidewalks, parking areas, curbs and access ways adjoining them, any surface and subsurface conditions thereof, and the present uses and non-uses thereof, if any, and that it accepts each of them in its present condition or state, without restriction, representation, covenant or warranty, express or implied, in fact or at law, by the City Parties or any other person, and without recourse to the City Parties, as to any appurtenances thereto, the nature, condition or usability thereof, or the uses to which any or all of the Complex Site may be put.

ARTICLE VIII.

COMPLETION DEADLINES AND DELIVERABLES

8.1 Owner Deadlines. If the conditions set forth below are not satisfied or waived in writing by the City Representative by the applicable deadline provided below (as the same may be extended by (a) the City Representative, (b) an Excusable City Party Delay Period or an Excusable Owner Delay Period, and/or (c) a City Party Delay, as applicable and in accordance with this Agreement), the City shall have the option to exercise the remedies set forth in Article XXIII.

8.1.1 Site Studies. Owner, at Owner’s cost, shall conduct and submit to the City, within 120 days of March 6, 2024, and not less than one (1) month prior to any public meetings regarding the required site plan for the Complex, including adjacent owner/neighborhood meetings, a (i) noise study and (ii) final traffic study of the Complex ingress and egress.

8.1.2 Operator Agreement. Owner shall enter into a fully executed, binding contract with the Operator (the “Operator Agreement”) by December 15, 2024, a copy of which shall be provided to City Parties (with redactions for trade secrets if mandated by a non-disclosure agreement between Owner and Operator) as soon as practicable thereafter.

8.1.3 Temporary Certificate of Occupancy. Owner shall receive a TCO and begin operations within thirty-six (36) months from the date of Entitlement.

8.1.4 Certificate of Occupancy. Owner shall receive a Certificate of Occupancy (“CO”) within forty-two (42) months from the date of Entitlement.

Owner shall endeavor in good faith, using commercially-reasonably efforts, to obtain all Governmental Authorizations necessary to permit commencement of construction of the Project Improvements Work, including building permits and engineering and land use approvals necessary for the commencement of development and construction of the Project Improvements, recognizing that it is the intent of the Parties that, to the extent permitted by Applicable Law, the construction permits and authorizations may be procured in stages.

8.2 Monthly Meetings; Agreement to Consult; Status Reports. Commencing on the date that is thirty (30) days after the Execution Date and continuing monthly thereafter, Owner and a City representative, MEDC representative, MCDC representative, the City-appointed expeditor, Owner’s contractor(s), and any other necessary party shall meet at a designated building on the Complex Site, in the development services office of City Hall, and/or in a teleconferencing or virtual meeting space at which meeting the Parties shall discuss (i) the status of Owner’s efforts to satisfy the conditions set forth in Section 8.1 and/or Final Completion, as applicable, and (ii) any new matters occurring since the date of the last monthly report that Owner expects shall change or significantly affect any such deadlines or milestones promptly after Owner becomes aware of any such matters. The Parties agree that each Party shall have full access to the Project Contractor, the Project Architect and the other consultants (pursuant to protocols, if any, agreed upon under the construction and design agreements and Section 16.1.1 hereof and provided that the City Representative is the single point of contact and coordinator for scheduling meetings requested by the City Parties) retained in connection with the design, development and construction of the Project Improvements. All Parties, including the City Representative, shall begiven a reasonable opportunity to be present at all meetings and briefings with the Project Contractor and the Project Architect (provided that City Representative is the notice party and single coordinator for notice to the City Parties) with the intent being that the City Parties are each entitled to full disclosure of the process of managing construction costs and designing, developing and constructing the Project Improvements. Prior to all meetings, Owner, or its representative, shall provide the City Representative with a copy of all primary agreements and any other documents relevant to the matters to be discussed at such meeting.

8.2.1 Project Construction Status Reports. Owner shall provide written reports to the City Representative, which may be provided at the meeting required by Section 8.2, regarding the status of the Project Improvements Work not less frequently than once every month, which reports shall include (i) any new or additional facts discovered by Owner or any circumstances known to Owner that occur during the course of the Project Improvements Work which in Owner’s reasonable opinion materially change the Total Project Costs or materially affect Owner’s ability to achieve Substantial Completion and Commencement of Operations, including any Excusable Owner Delay or City Party Delay and reasonable detail of such facts or circumstances, (ii) any material change to the Project Construction Schedule or the Complex Budget, (iii) an updated version of the Complex Budget, and (iv) an updated version of the Project Construction Schedule.

ARTICLE IX.

CONSTRUCTION OF THE PROJECT IMPROVEMENTS;

GENERAL WORK REQUIREMENTS

9.1 General Provisions.

9.1.1 Project Improvements. Owner shall design, develop and construct, or have designed, developed and constructed, the Project Improvements within the Complex Site in accordance with the terms and conditions of this Agreement and all Applicable Law, and shall adhere to the Project Construction Schedule (subject to any Excusable Owner Delay and/or City Party Delay permitted in accordance with the terms of this Agreement), in each case, at Owner’s sole cost, risk and expense. No additional contribution, back charge, payment, or charge shall be charged against, withheld from, or assessed against MEDC or the other City Parties for any Cost Overruns (as hereinafter defined). Owner shall be responsible for the payment of any Cost Overruns. The term “Cost Overruns” as used in the Agreement shall mean the amount by which the total costs and expenses required to be paid for the design, development, construction and furnishing of the Project Improvements included in the Complex Budget exceeds the Complex Budget; provided, that, Cost Overruns shall not include such excess costs and expenses to the extent such excess arises out of or is attributable to any acts, failure to act (or failure to act timely) or omissions of the City Parties or any of their respective agents, contractors or licensees.

9.1.2 Project Scope Summary. Owner covenants and agrees that the construction of the Project Improvements at and within the Complex Site shall include the following general program elements and design specifications (the “Project Specifications”):

(a) A new, First Class, state-of-the art amphitheater/outdoor entertainment venue facility that shall provide concerts, live shows, and other entertainment and civic events, containing, at a minimum, 20,000 manifested or unmanifested ticketed seats and a minimum of 250 suites with a maximum of 2,000 unmanifested ticketed seats located within designated suite areas, to include, among such suites, one 400-person capacity, or greater, Owner’s suite (collectively, the “Complex”);

(b) A minimum of 5,100 dedicated surface parking spaces, including a structured parking pedestal;

(c) Public infrastructure improvements peripheral to the Complex that are identified in Exhibit G;

(d) A number of marquees, video boards and electronic signage, equipped with the latest technology;

(e) Storage space; and

(f) First-class lighting to support the Complex.

Prior to finalization of the Project Plans, the City and Owner shall agree upon the Complex-related off-site infrastructure that shall be the responsibility of the Owner and included in the Complex Budget. Traffic signals, turn lanes and other improvements required by the Complex on-site shall be the responsibility of Owner and part of the Complex Budget.

9.2 Review Rights. The City Parties shall have the right to participate in periodic design meetings and the right to review and comment on material design aspects of the proposed plans and specifications for the Complex. The City Parties shall also have the right, at their expense, to review construction, including, without limitation, contracting with a construction observer to meet with Owner and its contractor for updates and to review such construction for compliance with approved plans and specifications and all other applicable requirements. Without limiting any other obligations of City Parties hereunder, City Parties or any third-party construction monitor shall be subject to the requirements of Section 16.1.1 pursuant to this Section 9.2.

9.3 Remedial Work.

9.3.1 Owner’s Remedial Work. Owner shall be responsible for performing or causing to be performed, and for paying the cost of performing, any and all corrective or remedial actions (including all investigations, monitoring, etc.) required by Applicable Law to be performed with respect to any Environmental Event or any Hazardous Materials present at, in, on, or under the Complex Site (“Owner’s Remedial Work”). Prior to undertaking any Owner’s Remedial Work, Owner shall notify the City Representative of the steps Owner proposes to take with respect to any Owner’s Remedial Work and Owner shall select an independent environmental consultant or engineer to oversee Owner’s Remedial Work. To the extent any City Party has a claim against any third Person with respect to any Environmental Event that is included in Owner’s Remedial Work, such City Party hereby assigns to Owner, as of the date Owner is required to perform the related Owner’s Remedial Work, such claim insofar as it relates to the cost of Owner’s Remedial Work or any damages suffered by Owner in connection with such Environmental Event, and such City Party shall reasonably cooperate with Owner and provide Owner with such information as Owner shall reasonably request in pursuing such claim against any such Person.

9.3.2 Reserved.

9.3.3 Waste Disposal. All construction wastes resulting from any Construction Work shall be disposed of appropriately by Owner based on its waste classification. Regulated wastes, such as asbestos and industrial wastes shall be properly characterized, manifested and disposed of at an authorized facility.

9.3.4 No Cost to City Parties. For the avoidance of doubt it is understood and agreed that the City Parties shall not be responsible for the cost of any of Owner’s Remedial Work.

9.4 Work Performed on Project Improvements and Additional Work.

9.4.1 General Requirements. Owner shall not do or permit others to do any Construction Work, (i) prior to the Closing Date, (ii) unless and until Owner shall have first procured and paid for all Governmental Authorizations and approvals then required for the Construction Work being then performed, (iii) with respect to any Project Improvements Work and Material Additional Work only, unless and until Owner shall have submitted the Project Plans or the Material Additional Work Plans, as applicable, for Approval pursuant to the terms of this Agreement, as and if required, (iv) unless and until Owner is in compliance with all Insurance Covenants, and (v) Owner has met with the City and the Consultant. It is understood and agreed that, to the extent permitted by Applicable Law, such permits and authorizations may be procured in stages. All Construction Work shall be (a) prosecuted with due diligence and completed with all reasonable dispatch (provided that with respect to the Project Improvements, and with respect to Material Additional Work, in accordance with the Material Additional Work Construction Schedule, as each may be extended by Excusable Owner Delay and/or City Party Delay in accordance with the terms of this Agreement), (b) designed, constructed and performed in a good and workmanlike manner in accordance with standard design or construction practice, as applicable, for the design or construction of improvements similar to the Improvements in question or the performance of the work in question, pursuant to a Project Design Contract and a Project Construction Contract, (c) constructed and performed using qualified workers and subcontractors, and (d) constructed and performed in accordance with all Applicable Law, the requirements of this Agreement and, to the knowledge of Owner, the requirements, rules and regulations of all insurers of the Complex Site. Without limiting the foregoing and with respect to the Project Improvements Work only, Owner shall use commercially reasonable efforts to adhere to the Project Construction Schedule. Owner shall take commercially reasonable measures and precautions to minimize the risk of damage, disruption or inconvenience caused by such work on properties in the immediate vicinity of the Complex Site in accordance with the Operating Standard and make adequate provisions for the safety of all Persons affected thereby in connection with any Construction Work. Except and to the extent as otherwise expressly set forth herein, Owner shall be responsible for all costs incurred in connection with any Construction Work. Dust, noise and other effects of such work shall be controlled by Owner using commercially accepted methods so as to comply with all Applicable Law.

9.4.2 Record Drawings and Other Documents. Upon completion of any Project Improvements Work or any Material Additional Work, Owner shall furnish to City (i) one (1) complete, electronic set of record drawings (prepared in accordance with the Project Design Contract in the case of the Project Improvements Work, and in accordance with accepted industry standards, to the extent appropriate considering the work performed in the case of any Material Additional Work in question) and (ii) copies of all Governmental Authorizations required for the use, occupancy and operation of all aspects and areas of the Complex Site in accordance with the terms of this Agreement, including all Governmental Authorizations required to be issued to Owner or its Affiliates to fulfill its obligations under this Agreement, it being understood that some or all of the foregoing drawings and copies may be furnished in electronic form (portable document format, a/k/a .pdf).

9.4.3 Retention of Drawings and Other Documents. Owner shall retain and at all times maintain at a business office within the Complex Site, at least one (1) complete, legible, electronic (or full-size) set of all working drawings in accordance with accepted industry standards regarding the Project Improvements, to the extent appropriate considering all work performed to date and the Improvements as they then exist, and certified true copies of all Governmental Authorizations, including (if applicable) all Certificates of Occupancy or their equivalent for the Complex Site as they then exist, as shall then be required by any Governmental Authority, it being understood that some or all of the foregoing drawings and copies may be retained in electronic form (portable document format, a/k/a .pdf) subject to the requirement to keep and maintain a hard copy during the construction period only if required by Applicable Law. After termination or expiration of this Agreement, Owner shall permit City Parties to use (but not own) for purposes related to the Project Improvements all such working drawings retained by Owner under this Section 9.4.3 and at all times during the Term, the same shall be available to City Parties and its agents and employees who shall have the right, at all reasonable times during Business Hours and upon not less than three (3) days’ Notice to Owner, to examine, inspect, review, copy and otherwise use the same, all in accordance with the Project Design Contract.

9.4.4 Contract Requirements. Owner shall cause (i) all contracts with any contractor regarding the construction of any Construction Work to be entered into with a Qualified Contractor, (ii) all contracts with any architect or design professional regarding any Construction Work to be entered into with a Qualified Design Professional, (iii) the Project Design Contract and any Material Additional Work Design Contract to permit City Parties to use (but not own) any plans and specifications to which Owner is then entitled pursuant to any such Project Design Contract or Material Additional Work Design Contract, (iv) the Project Construction Contract and any Material Additional Work Construction Contract to provide for statutory retainage in accordance with the then current requirements of the Texas Property Code and to contain a representation and warranty that the Construction Work covered by such agreements shall be warranted from defects in workmanship and materials for a period of at least one (1) year from the date of Final Completion of such Construction Work (unless a longer period of time is provided for by the manufacturer or supplier of any materials or equipment which is a part of such Construction Work), and (v) the Project Construction Contract to (a) cover all of the Project Improvements Work through Final Completion, (b) require Substantial Completion to be achieved in accordance with the terms of this Agreement (except as otherwise Approved by City Representative pursuant to Section 11.1.5), (d) as determined by Owner either be bonded by a Qualified Surety pursuant to statutory payment and performance bonds that have been Approved by City Representative, such Approval not to be unreasonably withheld (collectively, the “Project Construction Contract Bond”). or be guaranteed by a creditworthy parent entity of the Project Contractor with the financial ability to pay sums should they become due under such a parent guarantee and include the use of a customary subguard program that have been Approved by City Representative, such Approval not to be unreasonably withheld (collectively, the “Project Contractor Parent Guarantee”). in each case naming City as a co-obligee (except as otherwise Approved by City Representative) and (e) require that upon Substantial Completion, Owner shall continue to retain an amount at least equal to the greater of $5,000,000.00 or two times the cost to complete the Project Improvements Work in order to achieve Final Completion unless a lesser amount is Approved by City Representative (collectively, the “Project Construction Contract Requirements”).

9.5 Mechanics’ Liens and Claims. If any Lien shall be filed against an MEDC interest in the Complex Site, the MEDC, or any Property of the MEDC by reason of any work, labor, services or materials supplied or claimed to have been supplied on or to the Complex Site (collectively, any “Mechanic’s Lien”) by or on behalf of Owner, any Affiliate of Owner or anyone claiming by, through or under Owner or any Affiliate of Owner, Owner shall, at its cost and expense, after Notice of the filing thereof but in no event less than sixty (60) days after it is filed or claimed, cause the same to be released, satisfied or discharged of record, or effectively prevent, to the reasonable satisfaction of City Representative, the enforcement or foreclosure thereof against any MEDC interest in the Complex Site, the MEDC, or any Property of the MEDC or by injunction, payment, deposit, bond, order of court or otherwise. If Owner fails to satisfy or discharge of record any such Mechanic’s Lien, or effectively prevent the enforcement thereof, not less than sixty (60) days after it is filed or claimed, then the MEDC shall have the right, but not the obligation, to satisfy or discharge such Mechanic’s Lien by payment to the claimant on whose behalf it was filed, and Owner shall reimburse the MEDC within fifteen (15) days after demand for all amounts paid by the MEDC (including reasonable attorneys’ fees, costs and expenses), together with interest on such amounts at the Default Rate from the date of demand for such amounts by the MEDC until reimbursed by Owner, without regard to any defense or offset that Owner has or may have had against such Mechanic’s Lien claim. Owner shall indemnify, defend and hold the City Parties harmless from and against any and all such Mechanic’s Liens (including, all costs, expenses and liabilities, including reasonable attorneys’ fees and court costs, so incurred in connection with such Mechanic’s Liens). IT IS THE INTENT OF CITY PARTIES AND OWNER THAT NOTHING CONTAINED IN THIS AGREEMENT SHALL (1) BE CONSTRUED AS A WAIVER OF CITY PARTIES’ LEGAL IMMUNITY AGAINST MECHANIC’S LIENS ON ITS PROPERTY AND/OR ITS CONSTITUTIONAL AND STATUTORY RIGHTS AGAINST MECHANIC’S LIENS ON ITS PROPERTY, INCLUDING THE COMPLEX SITE, (2) BE CONSTRUED AS CONSTITUTING THE EXPRESS OR IMPLIED CONSENT OR PERMISSION OF CITY PARTIES FOR THE PERFORMANCE OF ANY LABOR OR SERVICES FOR, OR THE FURNISHING OF ANY MATERIALS TO, OWNER THAT WOULD GIVE RISE TO ANY SUCH MECHANIC’S LIEN AGAINST CITY PARTIES’ INTEREST IN THE COMPLEX SITE, THE PROJECT, OR ANY PROPERTY OF CITY PARTIES, OR IMPOSING ANY LIABILITY ON CITY PARTIES FOR ANY LABOR OR MATERIALS FURNISHED TO OR TO BE FURNISHED TO OWNER UPON CREDIT, (3) GIVE OWNER ANY RIGHT, POWER OR AUTHORITY TO CONTRACT FOR OR PERMIT TO BE FURNISHED ANY SERVICE OR MATERIALS, IF DOING SO WOULD GIVE RISE TO THE FILING OF ANY MECHANICS’ OR MATERIALMANS’ LIEN AGAINST ANY OR ALL OF THE LAND OR ANY CITY PARTY INTEREST THEREIN; OR (4) TO EVIDENCE CITY PARTIES’ CONSENT THAT THE LAND BE SUBJECTED TO ANY SUCH MECHANICS’ OR MATERIALMANS’ LIEN. CITY PARTIES SHALL HAVE THE RIGHT AT ALL REASONABLE TIMES DURING ANY CONSTRUCTION ACTIVITY IN THE COMPLEX SITE TO POST AND KEEP POSTED ON THE COMPLEX SITE SUCH NOTICES OF NON-RESPONSIBILITY AS CITY PARTIES MAY DEEM NECESSARY FOR THE PROTECTION OF CITY PARTIES, AND THE FEE OF THE COMPLEX SITE, FROM MECHANIC’S LIENS.

9.6 Reserved

9.7 Total Project Costs

9.7.1 The Parties anticipate a total Complex development budget of approximately $220,000,000, subject to an increase or reduction in the Owner’s sole and absolute discretion; provided, however, Owner shall not reduce the Complex Budget below $200,000,000 without the City’s consent. If the Complex Budget is reduced below $200,000,000, the contributions required to be made by the City Parties in accordance with Section 9.8 may be reduced, pro rata, in the City Parties’ sole discretion. Furthermore, the Owner covenants and agrees that if the Complex Budget is reduced below $200,000,000 but (a) the actual cost of Complex construction is less than $200,000,000, any surplus the difference between the Complex Budget and Total Project Costs actually incurred) from the construction of the Project Improvements shall, at Owner’s election, be utilized for one or more of the following purposes upon Final Completion of the Project Improvements: (i) construction of additional Owner-controlled parking, or (ii) such other purpose(s) mutually agreed to by the Parties; (b) the actual cost of Complex construction exceeds $200,000,000, then Owner may determine how to apply such excess in its sole discretion. Notwithstanding the foregoing or anything herein to the contrary, if the Total Project Costs exceeds $200,000,000, Owner shall be obligated to pay for same.

9.8 Contributions and Incentives of the City Parties

9.8.1 Subject to the terms of this Agreement and as further set forth herein, the City Parties shall provide the incentives set forth in this Section 9.8 for the public purpose of stimulating economic development and employment in the City.

9.8.2 Subject to the terms of this Section 9.8.2 and Article XXIII, the City (or a City Party or the City of McKinney Tax Reinvestment Zone No. 1 (the “TIRZ”), if utilized by the City in its sole discretion) shall pay to the Owner the incentive payments set forth in this Section 9.8.2; provided, however, to be eligible for such incentive payments, the Owner shall present not less than forty-five (45) Commercial Events annually, with a paid attendance of not less than 400,000 manifested tickets, annually; provided further, unearned, advanced incentive payments shall be deducted from incentive payments in the following incentive period/year.

(a) The City, City Party, or the THU shall pay Owner a fixed portion of the Complex Budget costs related to parking facilities in the aggregate amount of $18,000,000. Such amount shall be paid in annual installments of $3,000,000 for six (6) years, with the first payment commencing on February 1st after the first year in which 45 Commercial Events are completed in a calendar year; provided, however, the aggregate amount of the above-described incentive shall be reduced if the total number of parking spaces that are (i) contained on the approved plans for the Complex Site or (ii) actually constructed on the Complex Site as of the date of the first scheduled payment, is less than 5,100. Adjustments in payments shall be made to the first $3,000,000 annual payment, and subsequent payments, as necessary, in the amount of $2,000 for each patron parking space under 5,100;

(b) The City shall pay Owner at the end of each twelve (12) month period for an aggregate period which is two hundred forty (240) months from the first Commercial Event at the Complex, a payment equal to $0.90 of the $1.00 Ticket Fee received by the City from the Owner (or the Operator).

(c) City shall pay Owner, on a quarterly basis and based upon actual receipts verified by the City, an annual operations incentive equal to seventy-five percent (75%) of the City’s sales and use taxes ($0.01 City portion only and City portion of mixed beverage taxes) received from taxable sales at the Complex, including, but not limited to, parking, alcohol, tickets, food and merchandise, for a period of one hundred thirty-two (132) months, beginning with the first Commercial Event at the Complex; thereafter, the City shall pay Owner an annual operations incentive equal to forty percent (40%) of the City’s sales and use taxes ($0.01 City portion only and City portion of mixed beverage taxes) received from taxable sales at the Complex, including, but not limited to, parking, alcohol, tickets, food and merchandise, for a period of sixty (60) months. For purposes of this Section 9.8.2(c), payments shall not be earned by the Owner, and are subject to repayment through subsequent year reductions, in any year wherein forty-five (45) Commercial Events are not presented at the Complex;

(d) City shall pay Owner, on an annual basis and based upon actual receipts verified by the City, an annual operations incentive equal to seventy-five percent (75%) of the City’s portion of the ad valorem real property improvements and business personal property taxes, excluding taxes on the Land, paid by Owner and received by the City on the Complex for a period of eleven (11) tax years, beginning in tax year 2025; thereafter, the City shall pay Owner an annual operations incentive equal to forty percent (40%) of the City’s portion of the ad valorem real property improvements and business personal property taxes, excluding taxes on the Land, paid by Owner and received by the City on the Complex for a period of five (5) tax years. For purposes of this Section 9.8.2(d), payments shall not be earned by the Owner, and are subject to repayment through subsequent year reductions, in any year wherein forty-five (45) Commercial Events are not presented at the Complex;

(e) City shall provide to Owner an economic development grant (the “Separated Materials Tax Grant”) payable to Owner in an amount equal to eighty percent (80%) of the City’s share of the sales tax revenue generated from the use of a Separated Materials Contract with the situs of construction materials in the City and actually received by the City from the Comptroller of Public Accounts of the State of Texas. The Separated Materials Tax Grant shall be paid upon completion of construction of the project related to the Complex and after all of the net sales tax from the use of Separated Materials Contracts has been received by the City. For the avoidance of doubt, no sales tax revenue shall be paid by the MEDC or MCDC under the Separated Materials Tax Grant. The Separated Materials Tax Grant shall be paid once all construction is completed on the project related to the Complex and after all of the net sales tax from the use of Separated Materials Contracts has been received by the City. The Owner is required to use Ryan, LLC (the “Consultant”). as a consultant to assist the Owner in the drafting, implementation, and management of the separated materials and labor construction contracts. Owner shall pay Consultant direct from Owner’s funds. The Owner shall meet with the City and the Consultant prior to the execution of any construction contracts for the Complex or the commencement of any construction. The City’s cost of administration, being an amount equivalent to the average annual hourly rate of City personnel used multiplied by the number of hours worked, shall be deducted from the amounts due to Owner prior to the City remittance to the Owner; and,

(f) The Owner shall pay all roadway, water, and wastewater impact fees for the Complex up to $1,000,000. After the City’s receipt of the foregoing impact fees from the Owner, the City shall transfer, from appropriate City fund accounts to the impact fee accounts, the amount of assessed roadway, water, and wastewater impact fees for the Complex exceeding $1,000,000 (the “Impact Fee Incentive”). if at all, as an incentive to the Owner.

In the event the City elects to utilize TIRZ revenues to pay for any incentives provided in this Section 9.8, the City shall provide notice to Owner of its intention to use such funds, and upon such notice, Owner agrees to amend this Agreement to reflect that such incentive payments shall be paid by the TIRZ from TIRZ revenues.

9.8.3 Subject to Section 9.8.2 and Article XXIII, on a reimbursement basis and as long as this Agreement is in effect, MCDC shall contribute up to an aggregate of $3,000,000 in cash for qualified public infrastructure costs pursuant to the Texas Development Corporation Act, exclusive of any soft costs (e.g. design, engineering, permits, and financing), for the Complex, which shall be part of the Complex Budget, as follows:

(a) Owner shall be reimbursed on a quarterly basis upon City’s receipt of proof from Owner of payments made to contractors.

(b) Qualified public infrastructure shall include:

(i) Roads, curbs and gutters, etc. both within the Complex and roadways accessing the Complex from the periphery of the Complex Site;

(ii) Utilities and all civil work;

(iii) Subsurface wireless network technology;

(iv) Complex common areas that are, at all times, accessible to the public;

(v) Permanent parking facilities;

(vi) Traffic signals, turn lanes and other improvements on land immediately adjacent to the Complex Site; and

(vii) Fire suppression.

9.8.4 Subject to Section 9.8.2 and Article XXIII, on a reimbursement basis and as long as this Agreement is in effect, MEDC shall contribute up to an aggregate of $5,000,000 in cash for qualified public infrastructure costs pursuant to the Texas Development Corporation Act, exclusive of any soft costs (e.g. design, engineering, permits, and financing), for the Complex, which shall be part of the Complex Budget, as follows:

(a) Owner shall be reimbursed on a quarterly basis upon City’s receipt of proof from Owner of payments made to contractors.

(b) Qualified public infrastructure shall include:

(i) Roads, curbs and gutters, etc. both within the Complex and roadways accessing the Complex from the periphery of the Complex Site;

(ii) Utilities and all civil work;

(iii) Subsurface wireless network technology;

(iv) Complex common areas that are, at all times, accessible to the public;

(v) Permanent parking facilities;

(vi) Traffic signals, turn lanes and other improvements on land immediately adjacent to the Complex Site; and

(vii) Fire suppression.

(c) In addition to the above contributions, subject to the terms of this Agreement, MEDC shall reimburse Owner, within thirty (30) days of Owner’s receipt of a TCO, if such TCO is received within thirty-six (36) months from Entitlement, or within thirty (30) days of Owner’s receipt of a CO if a TCO is not received within thirty-six (36) months from Entitlement, all purchase monies previously paid by Owner to MEDC for the Land, up to the Purchase Price, and, in the event Owner paid the Purchase Price through a combination of cash, the Note, and a Letter of Credit in accordance with Section 3.3.2, MEDC shall release Owner from its obligations under the Note and Letter of Credit.

9.8.5 Subject to Section 9.8.2 and Article XXIII, as long as this Agreement is in effect, on a reimbursement basis and upon completion of each stage/phase/component of the improvements and the City’s verification of such costs, the City shall contribute up to an aggregate of $5,000,000 in cash for agreed offsite roadway, traffic controls and related qualified public infrastructure costs, exclusive of any soft costs (e.g. design, engineering, permits, and financing), for the Complex, which shall be part of the Complex Budget. If the agreed offsite infrastructure improvements exceed $5,000,000 and are less than $8,000,000, the City shall reimburse Owner, as set forth above, fifty percent (50%) of the costs of such improvements. The City shall be solely responsible for any offsite infrastructure improvement costs in excess of $8,000,000; provided, however, Owner or the Consultant shall apply for grant funding for offsite infrastructure improvements in an amount not less than the total amount of all offsite infrastructure improvement costs, and, in the event such grant funding is received, grant funds shall be disbursed as follows: (1) first, to the City, to reimburse City for all amounts City paid for offsite infrastructure improvement costs as a result of the total offsite infrastructure improvement costs exceeding $8,000,000, (2) second, to the Owner and the City, equally, in an amount not to exceed $1,500,000.00 per Party, to reimburse Owner and City for their respective fifty percent (50%) share of total offsite infrastructure costs that exceed $5,000,000 and are less than $8,000,000, and (3) third, to the City.

9.8.6 Notwithstanding anything in this Agreement to the contrary, in the event Owner does not receive a TCO and begin operations within thirty-six (36) months from the date of Entitlement, Owner shall forfeit its right to the incentives set forth in this Section 9.8, except the incentive to receive reimbursement of the Purchase Price from MEDC pursuant to, and subject to the terms of, Section 9.8.4(c).

9.9 Zoning and Permits. In order to develop the Complex Site for the purposes described herein, it may be necessary or desirable that (i) street, water, sewer, drainage, gas, power lines, set back lines or other easements, dedications or similar rights be granted or dedicated over or within portions of the Complex Site by plat, replat, grant, deed or other appropriate instrument or acquired on other properties or (ii) that existing street, sewer, drainage, gas, power lines, set back lines or other easements, dedications or similar rights on, in the vicinity of or affecting the Complex Site or portions thereof be vacated or abandoned. With respect to the Complex Site, City Parties shall, on written request of Owner, join with Owner in executing and delivering such reasonable documents and otherwise reasonably cooperate with or assist Owner (at Owner’s expense as a portion of the Total Project Costs if incurred in connection with the Project Improvements Work) from time to time throughout the Term, as may be appropriate or necessary for the development of the Complex Site or to reasonably facilitate future Improvements on the Complex Site.

9.10 Cessation of Work for Longer than 180 Days. In the event of a suspension of the construction of the Project Improvements by Owner for longer than one hundred eighty (180) consecutive days for any reason other than Excusable Owner Delay and/or City Party Delay (either such occurrence being a “Cessation of Work”). then, within thirty (30) days after Owner’s receipt of Notice from City informing Owner that a Cessation of Work has occurred, Owner shall submit to City a written completion plan detailing the measures that Owner shall implement to resume the construction of the Project Improvements and achieve Substantial Completion as required under this Agreement and which plan shall (i) be adequate to provide the City Parties with commercially reasonable assurance that, upon completion of such plan, Owner shall resume the construction of the Project Improvements and achieve Substantial Completion as required under this Agreement and (ii) designate such reasonable major milestones as are reasonably appropriate in the circumstances as benchmarks for Owner’s progress in prosecuting such plan. If the City Parties in their sole discretion, in good faith, determines that any plan proposed by Owner pursuant to this Section 9.10, fails to satisfy the foregoing requirements, the City Parties shall deliver Notice to Owner, specifying the reasons for City Parties’ dissatisfaction with such plan, and Owner shall, in good faith, propose such revisions to such plan as soon as practical as necessary to conform same to the requirements of this Section 9.10. If City Parties so request, Owner agrees to confer with the City Parties regarding any plan required by Owner pursuant to this Section 9.10 prior to submission to City Parties. After submittal to City Parties of a plan proposed by Owner pursuant to this Section 9.10, Owner shall promptly commence the implementation of such plan and thereafter diligently prosecute the Project Improvements Work in accordance with same.

9.11 Abandonment. In the event the Owner abandons the construction of the Complex prior to the completion of the Complex, such abandonment, subject to notice and cure rights provided hereunder, shall constitute an Event of Default.

9.12 Project Construction Contract Bond or Project Contractor Parent Bond. Notwithstanding anything herein to the contrary, City covenants and agrees that so long as no Owner Default then exists and provided that Owner has promptly commenced and is diligently pursuing all claims under the Project Construction Contract Bond or Project Contractor Parent Guarantee to cause the performance of the Project Improvements Work and the payment of all obligations in connection with same, City shall not exercise its right as co-obligee under the Project Construction Contract Bond or Project Contractor Parent Guarantee. Owner covenants and agrees that (a) all proceeds received by or on behalf of Owner under the Project Construction Contract Bond or Project Contractor Parent Guarantee shall be applied in satisfaction of Owner’s obligation hereunder to (i) complete the Project Improvements Work and (ii) pay the Total Project Costs and (b) upon the occurrence and during the continuance of both an Owner Default and an event of default under the Permitted Project Financing, City may elect, upon delivery of notice thereof to Owner, to have the right (to the exclusion of Owner) to enforce, and make claims under, the Project Construction Contract Bond or Project Contractor Parent Guarantee (including the use of a customary subguard program), subject to the rights of the Permitted Project Financing Holders, who shall have the first right to enforce and make claims thereunder.

ARTICLE X.

DELAYS AND EFFECT OF DELAYS

10.1 Excusable Owner Delay. Regardless of the existence or absence of references to Excusable Owner Delay elsewhere in this Agreement, the deadlines of Owner set forth in Section 8.1 and all other deadlines and time periods within which Owner must fulfill the obligations of Owner elsewhere in this Agreement shall each be adjusted as appropriate to include Excusable Owner Delay Periods unless otherwise expressly provided in this Agreement; provided that Owner complies with the requirements of this Article X.

With respect to each occurrence of Excusable Owner Delay, Owner shall, within twenty (20) days after Owner’s knowledge of the occurrence of an event that Owner reasonably believes to be an Excusable Owner Delay, which may be a claim from the Project Contractor, give Notice to the City Representative of the event constituting Excusable Owner Delay, Owner’s good faith estimate of the Excusable Owner Delay Period resulting therefrom and the basis therefor, Owner’s good faith estimate of any adjustment resulting therefrom that is to be made to the Project Construction Schedule or other time for performance, as the case may be, together with reasonable documentation supporting the adjustments proposed. If the City Representative believes that the documentation supplied is not sufficient to justify the delay claimed or adjustments proposed, the City Representative shall give Notice to Owner of the claimed deficiency and Owner shall have a reasonable period of time to more fully document the delay and adjustments claimed. Only one (1) Notice from Owner shall be required with respect to a continuing Excusable Owner Delay, except that Owner shall promptly (and in no event less often than every month) give Notice to the City Representative of any further changes in the Project Construction Schedule or the additional time for performance claimed by reason of the continuing delay. The City Representative shall have the right to challenge Owner’s assertion of the occurrence of an Excusable Owner Delay, or Owner’s good faith estimate of the Excusable Owner Delay Period, changes in the Project Construction Schedule or the additional time for performance claimed by reason of the Excusable Owner Delay if the City Representative gives Notice to Owner within thirty (30) days after receipt by City Representative of such claim of Excusable Owner Delay or Notice from Owner of further changes to such dates as a result of such Excusable Owner Delay, as the case may be (which challenge shall be deemed to have been made if the City Representative gives Notice to Owner of any claimed deficiency in documentation as provided for above in this Section 10.1).

10.2 Excusable City Party Delay. Regardless of the existence or absence of references to Excusable City Party Delay elsewhere in this Agreement, any deadline or time period within which a City Party must fulfill the obligations of such City Party in this Agreement shall each be adjusted as appropriate to include Excusable City Party Delay Periods; provided that City the Party complies with the requirements of this Article X.

With respect to each occurrence of Excusable City Party Delay, City Representative shall, within twenty (20) days after City’s knowledge of the occurrence of an event that the City Party reasonably believes to be an Excusable City Party Delay, give Notice to Owner of the event constituting Excusable City Party Delay, City Representative’s good faith estimate of the Excusable City Party Delay Period resulting therefrom and the basis therefor, City Representative’s good faith estimate of any adjustment resulting therefrom that is to be made in the time for performance, together with reasonable documentation supporting the adjustments proposed. If Owner believes that the documentation supplied is not sufficient to justify the delay claimed or adjustment proposed, Owner shall give Notice to City Representative of the claimed deficiency and City Representative shall have a reasonable period of time to more fully document the delay and adjustments claimed. Only one (1) Notice from City Representative shall be required with respect to a continuing Excusable City Party Delay, except that City Representative shall promptly (and in no event less often than every thirty (30) days) give Notice to Owner of any further changes in the additional time for performance claimed by reason of the continuing delay. Owner shall have the right to challenge City Representative’s assertion of the occurrence of an Excusable City Party Delay, or City Representative’s good faith estimate of the Excusable City Party Delay Period, or changes in the additional time for performance claimed by reason of Excusable City Party Delay if Owner gives Notice to City Representative within thirty (30) days after receipt by Owner of such claim of Excusable City Party Delay or Notice from City Representative of further changes to such dates as a result of such Excusable City Party Delay, as the case may be (which challenge shall be deemed to have been made if Owner gives Notice to City Representative of any claimed deficiency in documentation as provided for above in this Section 10.2).

10.3 Continued Performance; Exceptions. Upon the occurrence of any Owner Delay or City Party Delay, the Parties shall endeavor to continue to perform their obligations under this Agreement so far as reasonably practical. Toward that end, Owner and City Parties each hereby agrees that it shall make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any Owner Delay or City Party Delay occasioned by an Excusable Owner Delay or Excusable City Party Delay, as applicable, and shall use its commercially reasonable efforts to ensure resumption of performance of its obligations under this Agreement after the occurrence of any Excusable Owner Delay or Excusable City Party Delay, as applicable. The Parties shall use and continue to use all commercially reasonable efforts to prevent, avoid, overcome and minimize any City Party Delay or Owner Delay.

ARTICLE XL

APPROVALS, CONFIRMATIONS AND NOTICES; DISPUTE RESOLUTION

11.1 Approvals, Confirmations and Notices.

11.1.1 Project Specifications. Owner shall obtain the Approval of City Parties of any Material Change to the Project Specifications prior to the commencement of any Project Improvements Work that involves such Material Change, such Approval not to be unreasonably withheld. Base Complex Plan. No later than July 15, 2024, Owner shall submit one schematic design (the “Preliminary Base Complex Plan”) which shall be attached to this Agreement as Exhibit F to City for City Parties to review, comment on, and approve as set forth in Section 9.2. On or before December 15, 2024, Owner shall submit one final schematic design (the “Final Base Complex Plan”). which shall be attached to this Agreement as Exhibit F-1, to City for City Parties review, comment and approval. At a minimum, the Final Base Complex Plan shall include all of the following: A Civil Site Plan showing location of the Complex, access roads, parking identifying number of spaces; and landscape elements; existing utilities; proposed utilities; site drainage and storm water management areas noted; building set back lines; loading dock and trash removal zones; preliminary geotechnical analysis.

11.1.2.2 Complex Floor Plans that clearly delineate how Owner is meeting the requirements set forth in Section 9.1.2 Project Specifications.

11.1.2.3 Complex Building Sections through major amphitheater elements to show relevant conditions; floor to grade relationship; slab to slab and finished floor to ceiling heights.

11.1.2.4 Complex Building Elevations showing North, East, South and West elevation views; extent of glazing; material identified; floor lines, roof lines indicated with dimensions; and finished grades clearly shown.

11.1.2.5 Structural Narrative shall include a detailed description of the structural system and alternatives considered.

11.1.2.6 Mechanical System shall include a narrative description of the amphitheater’s major mechanical, electrical and plumbing components.

11.1.2.7 Code Analysis shall be a narrative how the Complex design meets all applicable City building codes and clearly list any building code variances required.

11.1.3 Project Drawings. Upon Approval of the Preliminary Base Complex Plan, Owner shall cause the Project Architect to advance the Preliminary Base Complex Plan through its own means and methods to Project Plans for construction and permitting. During this timeframe City Parties shall have the right to review and provide input at the following milestones: 100% design development, 50% construction documents, and 100% construction documents as issued for construction.

11.1.4 Material Changes. In the course of the design or construction of the Project Improvements, Owner may make modifications to the Preliminary Base Complex Plan and shall prepare the Plans and Specifications using the Preliminary Base Complex Plan as so modified without the Approval of City Parties. The City Representative shall conduct reviews in accordance with the milestones established in Section 11.1.3.

11.1.5 Project Construction Contract and Project Contractor. Owner (i) shall, prior to entering into the Project Construction Contract, submit to City Representative the name and (solely if the proposed Project Contractor is not named in the definition of “Project Contractor”) qualifications of the proposed Project Contractor and the proposed form of the Project Construction Contract solely for the purpose of allowing City Representative to confirm that the Project Improvements shall be completed in accordance with the terms of this Agreement.

11.1.6 Project Architect and Design Contract. Owner (i) shall, prior to entering into the Project Design Contract, submit to City Representative the name and (solely if the proposed Project Architect is not named in the definition of “Project Architect”) qualifications of the proposed Project Architect and the proposed form of Project Design Contract, solely for the purpose of allowing City Representative to confirm that the Project Improvements shall be completed in accordance with the terms of this Agreement.

11.1.7 Reserved.

11.2 Informational Purposes Only; No Approval Required. Information that is submitted to the City Parties for informational purposes only shall require no Approval by the City Parties; provided, however, such information may be used by the City Parties for confirming that Owner has complied with its obligations under this Agreement including its obligations to meet the timetables and deadlines set forth in this Agreement.

11.3 Governmental Rule. No Approvals or confirmations by the City Parties or City Representative under this Agreement shall relieve or release Owner from any Applicable Law relating to the design, construction, development, operation or occupancy of the Project Improvements (including Applicable Law that are procedural, as well as or rather than, substantive in nature). The Approval by City Parties or City Representative of any matter submitted to City Parties or City Representative pursuant to this Agreement, which matter is specifically provided herein to be Approved by City Parties or City Representative shall not constitute a replacement or substitute for, or otherwise excuse Owner from, such permitting, licensing or approval processes under Applicable Law; and, conversely, no permit or license so obtained shall constitute a replacement or substitute for, or otherwise excuse Owner from, any requirement hereunder for the Approval of City Parties or City Representative.

11.3.1 City Party Cooperation. Subject to Section 11.3, to the extent permitted by Texas law, and subject to any and all limitations on the City Parties’ rights and powers to do so, the City Parties shall use best efforts to expedite all matters before them to keep the Complex construction on schedule and shall cooperate reasonably in connection with Owner’s efforts to pursue any necessary governmental approvals required for financing or development of the Complex, including the City providing Owner with a dedicated project expeditor to assist with all aspects of obtaining required approvals and permits for the Complex with any City agencies. The MEDC shall assist and cooperate with Owner through the MEDC’s execution of consents, and such other assurances as may be reasonably requested by Owner, subject to the City Parties’ rights under Article XXIII. Further, MEDC shall work in good faith with Owners and its contractors to modify existing zoning, as may be necessary, to all for the Complex uses, which modifications shall include, but not be limited to, (i) maximum allowable increased flexibility for light and sound emittance along US 75, State Highway 121 and internal to the site, including code required light and sound emittance adjacent to existing residential development; (ii) extended operating hours on weekends and for special events; (iii) ability to serve alcohol, subject to Texas Alcoholic Beverage Commission requirements; and (iv) the ability to install digital signage network throughout which is compatible with the overall “Southgate” development and the surrounding neighborhoods.

11.4 Standards for Approvals.

11.4.1 Review and Approval Rights. The provisions of this Section 11.4 shall be applicable with respect to all instances in which it is provided under this Agreement that City Parties, City Representative, Owner or the Owner Representative exercises Review and Approval Rights (as defined below); provided, however, that if the provisions of this Section 11.4 specifying time periods for exercise of Review and Approval Rights shall conflict with other express provisions of this Agreement providing for time periods for exercise of designated Review and Approval Rights, then the provisions of such other provisions of this Agreement shall control. As used herein, the term “Review and Approval Rights” shall include, without limiting the generality of that term, all instances in which one Party (the “Submitting Party”) is permitted or required to submit to the other Party or to the representative of that other Party any document, Notice or determination of the Submitting Party and with respect to which the other Party or its representative (the “Reviewing Party”) has a right or duty hereunder to review, comment, confirm, consent, Approve, disapprove, dispute or challenge the submission or determination of the Submitting Party.

11.4.2 Standard for Review. Unless this Agreement specifically provides that a Party’s Review and Approval Rights may be exercised in the sole discretion of the Reviewing Party, then in connection with exercising its Review and Approval Rights under any provision of this Agreement, and whether or not specifically provided in any such provision, the Reviewing Party covenants and agrees to timely act in good faith, with due diligence, and in a fair and commercially reasonable manner in its capacity as Reviewing Party with regard to each and all of its Review and Approval Rights and (to the extent Approval, consent or confirmation is called for) to not unreasonably withhold its Approval of, consent to or confirmation of any submission or determination. The Reviewing Party shall review the matter submitted in writing and shall promptly (but in any event within fifteen (15) days after such receipt) give Notice to the Submitting Party of the Reviewing Party’s comments resulting from such review and, if the matter is one that requires Approval or confirmation pursuant to the terms of this Agreement, such Approval, confirmation, disapproval or failure to confirm, setting forth in detail the Reviewing Party’s reasons for any disapproval or failure to confirm. Any failure to respond within the foregoing fifteen (15) day period shall be deemed to be an Approval or confirmation of the matter submitted and shall preclude subsequent disapproval or objection to the matter so submitted. Unless otherwise provided herein, the Reviewing Party’s right to disapprove or not confirm any matter submitted to it for Approval or confirmation and to which this Section 11.4.2 applies shall be limited to the elements thereof: (i) which do not conform in all material respects to Approvals or confirmations previously given with respect to the same matter; or (ii) which propose or depict matters that are or the result of which would be a violation of or inconsistent with the provisions of this Agreement or Applicable Law. For the avoidance of doubt, if a matter is submitted for review only (but not for confirmation), then in no event shall the foregoing process be construed to provide the Reviewing Party with any rights to Approve (or disapprove), consent (or not consent) or otherwise to prevent the other Party from undertaking the applicable action following the review period provided for above.

11.4.3 Resubmissions. If the Reviewing Party disapproves of or fails to confirm a matter to which this Section 11.4.3 applies within the applicable time period (it being understood that this Section 11.4.3 applies only to those matters that expressly require the Approval, consent or confirmation of a Reviewing Party), the Submitting Party shall have the right to re-submit promptly the disapproved or not confirmed matter to the Reviewing Party, altered to satisfy the Reviewing Party’s basis for disapproval or failure to confirm. Similarly, if a matter is submitted for review and an objection is raised, the Submitting Party may, in its discretion, elect to re-submit such matter. The applicable Submitting Party shall use reasonable efforts to cause any such resubmission to expressly state that it is a resubmission, to identify the disapproved or not confirmed portion of the original submission (or the portion to which an objection was raised, if the Submitting Party elects to re-submit a matter submitted for review as to which a timely objection was raised) and any prior resubmission, and to not be included with an original submission unless the matter previously disapproved is expressly identified thereon. Any resubmission made pursuant to this Section 11.4.3 shall be subject to Review and Approval Rights of the Reviewing Party in accordance with the procedures described in Section 11.4.2. for an original submission (except that the Review and Approval Rights shall be limited to the portion previously disapproved or not confirmed), until such matter shall be Approved by the Reviewing Party.

11.4.4 Duties, Obligations and Responsibilities Not Affected. Approval or confirmation by the Reviewing Party of or to a matter submitted to it by the Submitting Party shall neither, unless specifically otherwise provided (1) relieve the Submitting Party of its duties, obligations or responsibilities under this Agreement with respect to the matter so submitted, nor (2) shift the duties, obligations or responsibilities of the Submitting Party with respect to the submitted matter to the Reviewing Party.

11.5 Dispute Resolution.

11.5.1 Settlement By Mutual Agreement. If any dispute, controversy or claim between or among the Parties arises under this Agreement or is related in any way to this Agreement or the relationship of the Parties hereunder (a “Dispute or Controversy”). including a Dispute or Controversy relating to the effectiveness, validity, interpretation, implementation, termination, cancellation or enforcement of this Agreement, the Parties shall first attempt in good faith to settle and resolve such Dispute or Controversy by mutual agreement in accordance with the terms of this Section 11.5.1. If a Dispute or Controversy arises, either Party shall have the right to notify the other Party that it has elected to implement the procedures set forth in this Section 11.5.1. Within fifteen (15) days after delivery of any such Notice by one Party to the other Party regarding a Dispute or Controversy, City Representative and the Owner Representative shall meet at a mutually agreed time and place to attempt, with diligence and in good faith, to resolve and settle the Dispute or Controversy. If a mutual resolution and settlement are not obtained at the meeting of City Representative and the Owner Representative, they shall cooperate in a commercially reasonable manner to determine if techniques such as mediation or other techniques of alternate dispute resolution might be useful. If a technique is agreed upon, a specific timetable and completion date for implementation shall also be agreed upon. If such technique, timetable or completion date is not agreed upon within thirty (30) days after the Notice of the Dispute or Controversy was delivered, or if no resolution is obtained through such alternative technique, or if no such meeting takes place within the fifteen (15)-day period, then either Party may by Notice to the other Party resolve the Dispute or Controversy by commencing an action, suit or proceeding against the other Party in any state court located in, the City of McKinney, Texas.

11.5.2 Reserved.

11.5.3 Emergency Relief. Notwithstanding any provision of this Agreement to the contrary, either Party may seek injunctive relief or another form of ancillary relief at any time from any court of competent jurisdiction in Collin County, Texas. If a Dispute or Controversy requires emergency relief before the matter may be resolved under Section 11.5.1, notwithstanding the fact that any court of competent jurisdiction may enter an order providing for injunctive or another form of ancillary relief, the Parties expressly agree that Section 11.5.1 still shall govern the ultimate resolution of any portion of the Dispute or Controversy.

ARTICLE XII.

USE AND OCCUPANCY; PERMITTED AND PROHIBITED USES; OPERATING

REQUIREMENTS

12.1 Permitted Uses. Owner covenants and agrees that it shall use and occupy the Complex Site solely for any of the following and not for any Prohibited Uses (collectively, the “Permitted Uses”):

(a) The operation of the Complex including the presentation and broadcasting, streaming or other transmission of concerts, live shows, theater performances, public or private exhibitions, civic events, public ceremonies, other forms of live entertainment and activities related thereto;

(b) Constructing, operating and displaying any signs on the interior, exterior or any other portion of the Project Improvements or the Land as Owner deems necessary or desirable;

(c) Restaurants and private clubs;

(d) Sale of food and alcoholic and non-alcoholic beverages, souvenirs and other items customarily sold and marketed in amphitheater/outdoor entertainment facilities, subject to the requirements of Applicable Law;

(e) Conducting public tours of the Complex Site;

(f) Parking in any parking facilities located on the Complex Site;

(g) Retail uses, including such uses located in the Complex, along the street level of the Complex Site and in kiosks, carts and similar movable or temporary retail facilities;

(h) Entertainment (including movie theaters and arcades), museum, educational, civic and other public uses;

(i) Conducting day-to-day business operations of Owner within Owner’s office space;

(j) Studio and related facilities for radio, television and other broadcast, streaming and entertainment media within the Complex, including support and production facilities, transmission equipment, antennas and other transceivers and related facilities and equipment primarily for the broadcast, streaming or other transmission of concerts and other events taking place at the Complex or elsewhere;

(k) Storage of maintenance equipment and supplies used in connection with the operation of the Complex Site or all other Permitted Uses;

(l) Construction Work permitted or required pursuant to the terms of this Agreement;

(m) The use and enjoyment of the rights and licenses granted to Owner under this Agreement regarding any intangible property rights;

(n) Presentation and broadcasting, streaming or other transmission of concerts and other entertainment events and activities related thereto, including exhibitions, promotional activities and events, community and public relations, advertising, and other marketing of concerts and events, ticket sales, and any and all other activities which, from time to time, are customarily conducted by or are related to the presentation and broadcasting or streaming of concerts and other entertainment events;

(o) Other uses contemplated by this Agreement, together with related parking and other facilities;

(p) Other uses reasonably related or incidental to any of the foregoing or not inconsistent with any of the foregoing that are not Prohibited Uses; and

in all cases consistent with the Operating Standard, Applicable Law and the Final Base Complex Plan, as approved by City Parties or City Representative, as and if required, pursuant to the terms of this Agreement. Any of the Permitted Uses may be conducted directly by Owner, an Affiliate of Owner, Operator, or indirectly through other Persons pursuant to Use Agreements.

12.2 Prohibited Uses. Owner shall not use, or permit the use of, the Complex Site for any other, different or additional purpose that is not a Permitted Use without first obtaining the Approval of the City Representative. Owner agrees that the Permitted Uses are subject to Owner’s compliance with all Applicable Law at any time applicable to the use, occupancy or operation of the Complex Site. Notwithstanding the Permitted Uses hereunder, Owner agrees that it shall not (collectively, the “Prohibited Uses”):

(a) Create, cause, maintain or permit any public or private nuisance in, on or about the Complex Site; provided, however, in no event shall a City Party be entitled to assert that a Permitted Use held in compliance with Applicable Law constitutes a public or private nuisance;

(b) Use or allow the Complex Site to be used for the sale or display of any pornographic material or material which is obscene under standards set forth in any Applicable Law, or operate or allow any Person to operate in, on or about the Complex Site any “Adult Business” as defined in Sec. 138-418 of the City Codes;

(c) Use or allow the Complex Site to be used in violation of the special warranty deed from the MEDC to Owner or Applicable Law;

(d) Except in connection with conventions, trade shows and other similar events and subject to rules, regulations and policies promulgated by the City, use or allow the Complex Site to be used for the public display or public or private sale of guns and other weapons, ammunition or explosives, including fireworks;

(e) Use or allow the Complex Site to be used for the sale or commercial display of any lewd, offensive or immoral sign or advertisement, including any sign or advertisement that promotes lewd, offensive or immoral activities, including sexually immoral activities;

(f) Use or allow the Complex Site to be used for the sale of paraphernalia or other equipment or apparatus which is used primarily in connection with the taking or use of illegal drugs;

(g) Use or allow the Project Improvements or the Complex Site to be used as a place of permanent residence by any Person;

(h) Use or permit the Complex Site to be used for a shooting gallery, target range, vehicle repair facility, car wash facility, warehouse (but any area for the storage of goods intended to be sold or used in connection with Owners’ operations permitted hereunder shall not be deemed to be a warehouse), convalescent care facility or mortuary, or use or permit the Complex Site to be used for any assembly, manufacture, distillation, refining, smelting or other industrial or commercial operation or use (excluding, for the avoidance of doubt, a restaurant or other eatery in the concept of a restaurant-brewery, or “brewpub”); except to the extent permitted by the Project Specifications or otherwise permitted in this Agreement with respect to naming rights, installing any advertisements, signs, decorations or displays of any kind on the exterior of the Complex; or

(i) Use or permit the use of the Complex Site for illegal gambling; or

(j) Use or permit the use of the Complex Site as a massage parlor or a tanning parlor.

The provisions of this Section 12.2 shall inure to the benefit of and be enforceable by City Parties and their successors and assigns. No other Person, including any guest or patron of the Complex Site, shall have any right to enforce the prohibitions as to the Prohibited Uses.

12.3 Operation During the Term.

12.3.1 Covenant to Operate; Operator Agreement; Annual Review. Upon Commencement of Operations and continuing thereafter during the remainder of the Term, Owner covenants, at Owner’s sole cost and expense (i) to operate the Complex and Project Improvements, and cause the same to be operated in accordance with the Permitted Uses and the Operating Standard and (ii) to conduct or cause to be conducted all elements of any Additional Work diligently and continuously, subject only to interruptions and delays caused by Excusable Owner Delay and/or City Party Delay and in a manner consistent with the requirements of this Agreement. Owner shall contract with the Operator for the Operator’s lease or management of the Complex for certain entertainment uses that shall be identified in such agreement between the Owner and Operator (the “Operator Agreement”). The Operator Agreement shall be for a minimum of ten years with two, five-year renewals exercisable by Owner, at its option. The Operator Agreement shall include routine operational standards consistent with the Operating Standard, and the failure to comply with such operational standards shall constitute a default under the Operator Agreement and result in remedies to be set forth in the Operator Agreement. Simultaneously with the execution of the Operator Agreement, and annually thereafter when annual financial reports are received by Owner, Owner shall provide the City Parties, or their designee, the right to an annual “in-camera” review of the Operator Agreement, the Owner’s profit/loss statement, Owner’s cash flow statement, Owner’s income statement, Owner’s balance sheet and other related reports. The City Parties shall not publicly disseminate any information obtained in such review.

12.3.2 Ticket Fee. Owner shall impose, or shall require Operator through the Operator Agreement to impose, a ticket surcharge, fee or assessment (collectively, the “Ticket Fee”) on each individual manifested ticket sold for events at the Complex Site, which shall be payable monthly to the City. The Ticket Fee shall be $1.00 per individual manifested ticket. The Owner or Operator, as applicable, shall provide the City with an accounting of such fees with each payment remitted from the Owner or Operator to the City. The City shall remit that portion of the Ticket Fee described in Section 9.8.2(b) to the Owner, along with an accounting of such fee, in accordance with Section 9.8.2(b).

12.4 Event Day Costs. The Parties hereby agree that they shall work together to address the logistical issues that arise in coordinating event planning and staffing, it being agreed that Owner shall be solely responsible for costs for police, traffic control, fire prevention, emergency medical, street cleaning/street trash removal and other municipal resources in the Complex Site, on the Complex Site, and off the Complex Site directly related to any event held on the Complex Site that is not a City Event. As between Owner and the City Parties, the City Parties shall be responsible for costs identified in Section 12.7 below) related solely and exclusively to City Events.

12.5 Management. Subject to Owner’s obligation to enter into the Operator Agreement, Owner or Operator may elect to manage certain operations of the Project Improvements on an in-house basis (including via an affiliated entity) or may hire a third-party venue management firm, provided such third-party venue management firm shall have an exemplary national or regional reputation and representative experience with managing facilities similar to the Complex. Notwithstanding the foregoing, Owner shall contract with a qualified commercial owner’s association to manage all common areas of the Complex Site.

12.6 Compliance with Applicable Law and Permitted Exceptions. Owner shall, (a) throughout the Term and within the time periods permitted by Applicable Law, comply or cause compliance with all Applicable Law applicable to the Complex Site, including any applicable to the manner of use or the maintenance, repair or condition of the Improvements or any activities or operations conducted in or about the Complex Site and (b) throughout the Term, comply or cause compliance with the Permitted Exceptions, but with respect to each of the foregoing, Owner shall not be responsible for any failure to comply with Applicable Law or the Permitted Exceptions to the extent caused by a City Party or any Affiliate of a City Party. Owner shall keep in force throughout the Term, all licenses, consents and permits required from time-to-time by applicable law to permit the Complex Site to be used in accordance with this Agreement.

12.7 City Use Dates.

12.7.1 City’s Use of the Complex Site. The City, upon sixty (60) days’ notice, and at no cost other than those costs and expenses to be paid or reimbursed to Owner as described in Section 12.7.4 or as otherwise agreed, shall be permitted to use (and, subject to the terms hereof, to lease out for use by other Public-Sector Parties) the Complex Site for (a) charitable or educational purposes, (b) public or civic ceremonies, and (c) other civic-oriented forums, events and purposes (“City Uses”) on any date on which there is no other scheduled event at the Complex; provided that the contemplated City Use shall not be of the type that would compete with events typically held at Comparable Facilities or other amphitheaters (“City Dates”). The City shall have the right to designate a City Party, a City Controlled Entity, community college district, a local public school district or other public-sector entity (each a “Public-Sector Party”) as the organizer/user of the Complex Site on any City Date; provided, however, the City shall not, and shall not permit any other Person to, contract such right to any Person that would customarily contract directly with the venue operator in publicly owned facilities or for a purpose or use that Owner reasonably determines constitutes competition with, or is contrary to the operating model of, Owner. The City and any Public-Sector Party, as applicable, shall maintain liability insurance with coverages and limits reasonably acceptable to Owner in connection with any City Uses, it being understood that insurances that meets the requirements imposed on Owner hereunder shall be deemed acceptable. Such insurance shall name Owner and Operator as an additional insured. Unless otherwise agreed to by the Owner, this Section 12.7 shall convey no right to use any of the Owner’s offices, commissary, premium seating areas, at the Complex Site. If the City sells tickets to the public for a City Event, Owner’s suite holders shall have the right to use their respective suites during such City Event and Owner’s suite holders and club level users shall have a preferential right (using Owner’s standard procedure) to purchase tickets for such City Event. Without limiting the generality of the foregoing, all unmanifested tickets shall be and remain at all times the exclusive property (and under the exclusive control) of Owner for all events of every kind and nature at the Complex.

12.7.2 Scheduling. The scheduling of City Dates shall be subject in all instances to priority for Complex concerts, entertainment events, and building maintenance requirements. Owner may require that any City Date that does not have priority pursuant to the preceding sentence be rescheduled due to an Owner event that does have priority. If any such rescheduling is required on account of an Owner event with priority, Owner shall provide City with as much advance notice as is reasonably practicable. All such dates shall be scheduled in accordance with Owner’s general reservation policies; provided, however, in no event shall Owner require the City to provide a deposit in excess of $5,000 in order to schedule a City Date and provided, further, that such deposit shall only be required if a Person is requesting that date and shall be required to provide a similar or greater deposit to Owner in order to book that date for an event; provided, further, that if a deposit is paid by the City under this Section 12.7.2 and the City Event for which such deposit was paid occurs, such deposit shall be credited to the deposit required under, and be governed by, the last paragraph of Section 12.7.4 hereof. The City may utilize any or all of the City Dates only for City Uses. In addition to the City Dates described above, City and Owner may, by mutual agreement, agree upon other dates for City’s use of the Complex Site. Except as provided above in respect of Complex concerts, entertainment events, and building maintenance requirements, all City Dates that are reserved more than four (4) months in advance shall take priority over any other event scheduled at the Complex Site.

12.7.3 Revenues from City Uses. City shall be entitled to the net ticket revenues from City Uses and any net revenues generated from the City Event itself, such as charity auction proceeds and table and event sponsorships, plus City shall be entitled to any other net revenues generated at the Complex Site in connection with City Dates to the extent that such revenues are capable of being identified, including merchandise and event parking revenues; provided, however, any revenues received by the City from event parking shall be divided equally between City and Owner. All agreements with vendors, suppliers, sponsors, ticketing agents, concessionaires and advertisers applicable to the Complex Site shall remain in effect with respect to all of the City Dates, as shall all policies established by Owner for the Complex Site including those regarding crowd control, maintenance, ticketing, access, operations and broadcasting (and/or streaming); provided, however, City shall have customary event advertising privileges for City Events (and be entitled to retain all revenue derived therefrom) including the use of electric signage and display at the Complex Site (at City’s cost) so long as such advertising is temporary in nature, is displayed only during the City Event and does not conflict with existing advertising located at the Complex Site or with existing commitments of Owner (including existing exclusivities granted by Owner); provided, further, that Owner shall, at City’s request, turn off Owner’s temporary LED/videoboard signage during City Events. In connection with any City Event, neither City nor any Public-Sector Party shall be entitled to use any vendors, suppliers, ticketing agents, concessionaires or their personnel in lieu of or in addition to the vendors, suppliers, ticketing agents, concessionaires and such personnel retained by Owner or its designees.

12.7.4 City Payment of Owner Costs for City Dates. City shall reimburse Owner for Owner’s actual expenses (all on a “cost” basis) attributable to the use of the Complex Site on each City Date (each a “City Event”). including the following, provided, City and Owner shall agree to the services to be provided at each City Event and such costs shall be no greater than those charged generally to members of the public for comparable events:

(a) All direct costs of Owner and its concessionaires, vendors and service providers for set up and break down of such City Event, other costs directly related to or associated with a City Event (including, but not limited to, ushers, security personnel, facility and systems operators, janitorial personnel and other personnel, whether employed by Owner or otherwise, and other related overhead), utility expenses and clean-up of the Complex Site following such City Event; and

(b) Costs incurred by Owner for or relating to sponsorship sales and service, event planning and coordination, and temporary Signage, including Signage production, installation, and un-installation, any concessions, ticket services and other services provided in connection with such City Event, including ticket sales, facility assessments, box office and ticket takers, ticket agents or ticket brokers, and all other expenses attributable to a City Event, including due to any charges as a result of preparing, loading-in, hosting, cleaning or loading-out a City Event.

(c) The reimbursement obligation of City in this Section 12.7.4 shall not include charges for Capital Expenses except to the extent that the applicable Capital Repair arises as a result of the willful misconduct of City or a Public-Sector Party.

(d) City shall reimburse Owner for the foregoing expenses for City Events by payment of a deposit, in the amount of $5,000, directly to Owner at least ten (10) days prior to such City Event, with a final settlement within sixty (60) days after such City Event based on a reasonably detailed invoice, including third-party costs, to be provided by Owner to City within three (3) days after such City Event. At the final settlement, City shall pay to Owner or Owner shall refund to City, as the case may be, the excess or deficiency of the invoiced expenses for such City Event compared to the foregoing deposit. Any Dispute or Controversy over the amount of such invoiced expenses shall be resolved pursuant to Article XI hereof, and the final settlement shall be deferred until resolution of such Dispute or Controversy. For purposes of this Section 12.7.4, if City requests that a designee (other than the City or a City Controlled Entity) enter into a Use Agreement directly with Owner, then Owner shall have the right to Approve the creditworthiness and to require appropriate insurance coverage of the designee, such Approval not to be unreasonably withheld.

12.8 Suites.

12.8.1 Suite. At no cost to the City Parties, Owner hereby grants City Parties exclusive ownership rights of a suite in the Complex containing not less than ten (10) seats (the “Suite”) for any event at the Complex Site, including any special events held solely for suite owners, subject to all standard policies and procedures of Owner with respect to suites and suite holders (except as otherwise provided in this Agreement). The Suite shall be of a size and in a location reasonably acceptable to City Parties and Owner, and Owner and City Parties shall enter into an agreement promptly after the Effective Date that, subject to this Section 12.8.1, sets forth the Parties’ rights and obligations with respect to the Suite. Use of the Suite by City Parties shall be for promotional and economic development activities and for other public and civic purposes during any event at the Complex Site. City Parties shall have the same privileges, under the same terms and conditions, as Owner grants to the majority of third-Persons for other similarly located suites in the Complex, except that, although City Parties shall be obligated to pay for costs and expenses in connection with its use of the Suite, including without limitation their share of food and beverage service charges, telephone expenses, maintenance and repair costs and other charges imposed on the majority of suite users for services (all such charges, costs and expenses to City Parties being on a “cost” basis to the provider thereof), City Parties shall not be obligated to pay (a) to acquire their rights to the Suite, (b) any annual rent with respect thereto or (c) for tickets associated with the use of the Suite. Further, Owner shall remove the Suite from the manifest for all events at the Complex Site and City Parties shall be entitled to the number of tickets to any event in the Complex Site equal to the sum of the number of fixed seats and bar seats in the Suite. Reserved or premium parking passes shall be provided to City Parties at no charge for events at the Complex Site in the same proportion and on the same terms that other third Person suite holders in similarly located suites have parking rights.

12.8.2 Owner’s Suite. In addition to the City Parties’ rights under Section 12.8.1, the City shall have access to the Complex’s 400-person Owner’s suite for public or civic events (excluding concerts, entertainment events and other public functions) at least two (2) times annually. The City shall provide Owner with a request to access the Owner’s suite not less than thirty (30) days prior to a calendared event.

12.8.3 Additional City Tickets. In addition to the City Parties’ rights under Section 12.8.1 and Section 12.8.2, at no cost to the City Parties, Owner shall make available up to twenty (20) additional unmanifested tickets, to be used at City’s discretion, to be situated within a fireside suite or within the Owner’s suite. The City shall provide Owner with requests for the additional twenty (20) suite tickets not less than (10) days prior to a calendared event.

12.9 Reports to City Parties. Upon Commencement of Operations and continuing thereafter during the remainder of the Term, Owner shall provide written reports to the City Parties regarding the on-going operations of the Complex not less frequently than once a year, which reports shall include (i) an annual calendar of events and general information regarding scheduled events at the Complex, (ii) discuss any new or additional facts discovered by Owner or any circumstances known to Owner which in Owner’s reasonable opinion materially change the financial viability of the Complex as a going concern, and (iii) an affirmation by Owner that no facts or circumstances are known to Owner which in Owner’s reasonable opinion materially affect Owner’s ability to comply with the terms of this Agreement.

ARTICLE XIII.

IMPOSITIONS; OPERATING EXPENSES

13.1 Taxes and Assessments.

13.1.1 Impositions on Complex Site. Owner shall be responsible for the payment of all Impositions levied on the Land, Complex Site, and the Improvements payable from and after the date it acquires the Land from the MEDC and throughout the term of its ownership of such Land, Complex Site or Improvements. The City Parties shall not, in any event, assume or undertake any ad valorem tax responsibilities or liabilities with respect to the Land, the Complex Site or the Improvements.

13.1.2 Payment of Impositions. Owner shall pay, or cause to be paid, in full, all Impositions, including any and all payments in lieu of taxes, if applicable, district charges, or other assessments or charges levied against any or all of the Land, Complex Site or Project Improvements directly to the taxing authority or other payee therefor. Such payment shall be completed prior to the date on which such Imposition would become delinquent. If any Imposition legally may be paid in installments prior to delinquency, whether or not interest shall accrue on the unpaid balance thereof, Owner shall have the option to make payment in such installments. Owner shall furnish to the City Parties, promptly upon receipt thereof, copies of all Notices of Property Taxes. Within sixty (60) days after payment by Owner of a Property Tax, Owner shall deliver to the City Parties reasonable evidence of the payment thereof. Each Party hereto shall deliver to the other, promptly after such party’s receipt thereof, the originals or accurate copies of any and all bills for Impositions and notices of assessments or reassessments made or to be made for the purpose of levying any Impositions.

Notwithstanding anything to the contrary herein, all Impositions with respect to the fiscal year or tax year in which the Effective Date occurs shall be apportioned so that Owner shall pay only the portion of the Impositions that is applicable to the period after the Closing Date.

13.2 Owner’s Right to Contest Impositions.

13.2.1 Notice. Owner shall have the right in its own name, and at its sole cost and expense, without postponing payment thereof, to contest the validity or amount, in whole or in part, of any Impositions, by appropriate proceedings timely instituted in accordance with any protest procedures permitted by applicable Governmental Authority (a “Tax Proceeding”); provided Owner at all times effectively stays or prevents any non-judicial or judicial sale of any part of the Complex Site or any interest a City Party may have in the Land or Complex Site, by reason of non-payment of any Impositions. Owner shall diligently pursue all such Tax Proceedings in good faith. Further, Owner shall, incident to any such Tax Proceeding, provide such bond or other security as may be required by the applicable Governmental Authority, if any. OWNER SHALL INDEMNIFY, DEFEND, AND HOLD CITY PARTIES HARMLESS FROM ANY AND ALL SUCH IMPOSITIONS AND ALL CLAIMS, COSTS FEES, AND EXPENSE RELATED TO ANY SUCH IMPOSITIONS OR TAX PROCEEDING, INCLUDING ANY AND ALL PENALTIES AND INTEREST, AND OWNER SHALL PROMPTLY PAY ANY VALID FINAL ADJUDICATION ENFORCING ANY IMPOSITIONS AND SHALL CAUSE ANY SUCH FINAL ADJUDICATION TO BE TIMELY SATISFIED PRIOR TO ANY TIME PERIOD WITHIN WHICH ANY NON-JUDICIAL OR JUDICIAL SALE COULD OCCUR TO COLLECT ANY SUCH IMPOSITIONS.

13.2.2 Payment. Upon the entry of any determination, ruling or judgment in any Tax Proceedings, it shall be the obligation of Owner to pay the amount of such Imposition or part thereof as is finally determined in such Tax Proceedings. Upon request, Owner shall promptly furnish City Parties with copies of all Notices, filings and pleadings in all such Tax Proceedings. If a City Party chooses to participate in any such Tax Proceedings, such City Party shall have the right, at its expense, to participate therein; provided City Party take no action that would be materially adverse to Owner in any such Tax Proceeding where Owner seeks to reduce its obligation to pay Impositions.

13.2.3 Reserved.

13.2.4 Joinder of City Parties. To the extent such cooperation is required by applicable Governmental Authority for such Tax Proceeding, City Parties shall cooperate in any such Tax Proceeding as reasonably requested by Owner, at Owner’s sole cost and expense, whether or not City Parties are joined pursuant thereto.

13.2.5 Prima Facie Evidence. The certificate, advice, bill or statement issued or given by any Governmental Authority authorized by law to issue the same or to receive payment of an Imposition shall be prima facie evidence of the existence, non-payment or amount of such Imposition.

13.3 Obligations of City Parties. Except for costs that City Parties have specifically agreed to pay and obligations and liabilities that City Parties have agreed to perform or be responsible for pursuant to the express terms of this Agreement, City Parties shall not be required to make any expenditure, incur any obligation or incur any liability of any kind whatsoever in connection with this Agreement, the Complex Site or any Impositions.

13.4 Operating Expenses. Owner shall pay (or cause to be paid) directly to the providers of such services all costs and expenses attributable to or incurred in connection with the development, construction, rehabilitation, completion, marketing, leasing, maintenance, management and occupancy of the Complex Site (collectively, “Operating Expenses”) including without limitation (a) all energy sources for the Improvements, such as propane, butane, natural gas, steam, electricity, solar energy and fuel oil; (b) all water, sewer and trash disposal services; (c) all maintenance, repair, replacement and rebuilding of the Improvements including, without limitation, all Equipment; (d) all landscaping, maintenance, repair and striping of all parking areas; (e) all insurance premiums relating to the Complex Site and the Project Improvements, including fire and extended coverage, public liability insurance, rental insurance and all risk insurance; and the cost and expenses of all capital improvements or repairs (whether structural or nonstructural) required to maintain the Project Improvements in good order and repair, including but not limited to any required by any governmental or quasi-governmental authority having jurisdiction over the Complex Site or the Project Improvements.

Owner shall also procure, or cause to be procured, at Owner’s sole cost and expense, any and all necessary permits, licenses, registrations, or other authorizations required for the lawful and proper installation and maintenance upon the Complex Site of wires, cables, pipes, conduits, tubes, fiber optics and other equipment and appliances for use in supplying any such service to the Project Improvements and upon the Complex Site. City Parties, upon request of Owner, and at the sole expense and liability of Owner, shall join with Owner in any application required for obtaining or continuing any such services, or such that are reasonably required to facilitate entitlements, construct, design, permitting, construction, ownership, operation, maintenance, use or repair of the Complex Site, and City Parties shall execute any easements, licenses or agreements reasonably required for obtaining or continuing any of the aforementioned services, or such that are reasonably required to facilitate entitlements, design, permitting, construction, ownership, operation, maintenance, use or repair of the Complex Site or the Project; provided, however that (a) Owner shall pay any and all costs of such easements, licenses, or agreements, as well as any associated or incidental costs that arise in connection therewith, and (b) such easements, licenses, and/or agreements shall be in form reasonably acceptable to City Parties.

ARTICLE XIV.

REPAIRS AND MAINTENANCE; UTILITIES

14.1 Repairs and Maintenance.

14.1.1 Owner’s Obligation. Owner shall, commencing after Substantial Completion and throughout the remainder of the Term, at its own expense, at no cost or expense to City Parties and substantially in compliance with Applicable Law, do the following (collectively, the “Maintenance and Repair Work”):

(a) Perform all Maintenance and otherwise keep and maintain, or cause to be kept and maintained, the Complex Site and all Personal Property located within the Complex Site in good working repair in accordance with the Operating Standard and in compliance with all Applicable Law;

(b) Promptly make, or cause to be made, all necessary repairs, interior and exterior, structural and non-structural, foreseen as well as unforeseen, to the Complex Site, including those which constitute Capital Repairs, to keep them clean, in good working repair, order and condition in accordance with the Operating Standard and in compliance with all Applicable Law;

(c) Perform all alterations, upgrades, improvements, renovations or refurbishments to the Project Improvements, including Capital Repairs, necessary to keep them in a condition consistent with the standards of Comparable Facilities;

(d) Provide, maintain and repair any water/sewer pipes, chilled water lines, electrical lines, gas pipes, conduits, mains and other utility transmission facilities necessary for Owner’s operations from the Complex Site as provided in Section 14.2; and

This Section 14.1 shall not apply to any damage caused by any Condemnation Action within the scope of Section 20.1.1 if Owner is entitled to, and timely makes the election permitted under Section 20.1.1 to, terminate this Agreement.

14.1.2 Standards Required for Maintenance and Repair Work. The necessity for and adequacy of Maintenance and Repair Work pursuant to Section 14.1.1 shall be measured by the Operating Standard. City may, at its cost and expense, annually review and assess Owner’s compliance with the Operating Standard, including, without limitation, Capital Repairs.

14.1.3 No Services Provided by City Parties. Following the Effective Date, City Parties shall not be required to furnish any services or facilities or to perform any maintenance, repair or alterations in or to the Complex Site other than as and if expressly required under the terms of this Agreement. Other than as and if expressly required under the terms of this Agreement, Owner hereby assumes the full and sole responsibility for the condition, operation, security, repair, replacement, maintenance and management of the Complex Site.

14.2 Utilities.

14.2.1 Utility Costs. City Parties shall not be obligated to furnish or pay for any utilities for the Complex Site. Owner shall cause the necessary mains, conduits and other facilities to be provided and maintained (from and within the property lines of the Complex Site and beyond to the connection with the supplying utility in the streets immediately adjacent to the Complex Site) to supply water, gas, telephone, electricity and other utility services commonly supplied to and within Comparable Facilities similar to the Project Improvements, and Owner shall, at Owner’s sole cost and expense, subject to the obligations of the applicable utility provider, maintain and repair all water pipes, conduits, electric lines, gas pipes and other transmission facilities in, on or servicing the Project Improvements during the Term, provided that to the extent the same are not located in or on the Complex Site, the obligation of Owner shall be only to maintain such pipes, conduits, lines or other facilities to the connection points located in the streets immediately adjacent to the Complex Site. During the Term, Owner shall pay, or cause to be paid, for all water used in the Project Improvements and all rents or charges imposed for water used, and for any sewage charge or assessment, whether imposed by meter or otherwise. Owner shall comply with all water conservation measures required by Applicable Law. During the Term, Owner shall also pay, or cause to be paid, for all gas, electricity, fuel and other utilities used or consumed to heat, cool, light, illuminate or otherwise power the Project Improvements and outside lighting and signs, if any, for the Project Improvements on or surrounding the Project Improvements (excluding costs of municipal street lighting) or otherwise delivered thereto.

14.2.2 Utility Upgrade and Extension Costs. Owner shall cause the necessary mains, conduits and other facilities to be provided and maintained (from and within the property lines of the Complex Site and beyond to the connection with the supplying utility in the streets immediately adjacent to the Complex Site) to supply any additional volume or type of utility services required in connection with Construction Work, Owner’s operations at the Complex Site or otherwise, and Owner shall, at its sole cost and expense, subject to the obligations of the applicable utility provider, maintain and repair such additional or other utility service facilities in, on or servicing only the Project Improvements during the Term, provided that to the extent the same are not located in or on the Complex Site, the obligation of Owner shall be only to maintain such pipes, conduits, lines or other facilities to the connection points located in the streets immediately adjacent to the Project Improvements. Owner shall pay, or cause to be paid, rents, charges and fees imposed for use of such additional volume or type of utility services. “Utility Upgrade and Extension Costs” shall mean the total of all costs, expenses, rents, charges and fees arising under this Section 14.2.2.

ARTICLE XV.

OWNERSHIP OF IMPROVEMENTS AND OWNER’S PERSONAL PROPERTY;

ADDITIONAL WORK

15.1 Title to the Project Improvements.

15.1.1 The Project Improvements During the Term; Upon Termination of the Term. Upon Owner’s payment of the Purchase Price, and except as may otherwise be set forth in the Note and Letter of Credit issued by Owner to MEDC, if any, all construction materials, consumables, improvements, repairs, alterations and all other property attached or otherwise installed as fixture on or in the Complex Site, or that shall be incorporated into and constitute the Project Improvements to be constructed on the Complex Site shall, immediately upon the completion of their installation, become part of the Complex Site, and shall be deemed owned by Owner, and title to all of such Project Improvements shall be and remain in Owner (or Affiliates or other parties over whom Owner maintains legal and operational control).

15.2 Additional Work by Owner.

15.2.1 Changes, Alterations, and Additional Improvements.

After the date Owner obtains a Certificate of Occupancy and subject to the limitations and requirements contained elsewhere in this Agreement, Owner shall have the right at any time and from time to time to construct additional or replacement Improvements on the Complex Site (“Additional Improvements”). at its sole cost and expense, and to make, at its sole cost and expense, changes and alterations in, to or of the Project Improvements, subject, however, in all cases to the terms, conditions and requirements of this Section 15.2. For purposes of this Agreement, “Additional Work” collectively shall refer to (i) construction or installation of any such Additional Improvements and changes and alterations in, to or of the Project Improvements under this Section 15.2.1, (ii) any Casualty Repair Work, (iii) any Condemnation Repair Work, (iv) Owner’s Remedial Work, or (v) any other construction, installation, repair or removal work in, to or of the Project Improvements required or permitted to be pursuant to the terms of this Agreement. The performance of Additional Work shall, in all cases, comply with the requirements of this Section 15.2.1.

(a) Owner shall not commence any Material Additional Work unless and until Owner complies with the following procedures and requirements:

(i) Owner shall provide that such Additional Improvements do not materially interfere with the operation of Project Improvements for its intended purpose as an amphitheater/outdoor entertainment venue facility pursuant to this Agreement;

(ii) Owner shall deliver all Material Additional Work Submission Matters to City Representative at least thirty (30) days prior to the commencement of any Material Additional Work; and

(iii) All Material Additional Work shall, once commenced, be completed in all material respects in accordance with all Material Additional Work Plans, and, subject to Excusable Owner Delay and/or City Party Delay, Owner shall use commercially reasonable efforts to cause Final Completion of the Material Additional Work to occur on or before the date for the same specified in the Material Additional Work Construction Schedule.

(b) Any Additional Work shall, when completed, be of such a character as not to reduce the value and utility of any Improvements below the value and utility immediately before such Additional Work and shall not weaken or impair the structural integrity of any Improvements.

15.3 No Substitute for Permitting Processes.

The review for compliance by City of any matter submitted to City pursuant to Section 15.2 shall not constitute a replacement or substitute for, or otherwise excuse Owner from, all permitting processes of Governmental Authorities applicable to the Additional Work.

ARTICLE XVI.

CITY PARTIES’ RIGHT OF ENTRY

16.1 Access to Complex Site by City Parties.

16.1.1 During Construction Work. Without limiting City’s rights with respect to the Complex Site Reservations, City Parties shall have the right of access, for themselves and their authorized representatives, to the Complex Site and all portions thereof, without charges or fees, during the period of the performance of any Construction Work for the purposes of assuring compliance with this Agreement or for performing or undertaking any rights or obligations of City Parties pursuant to the terms of this Agreement; provided that with respect to access other than in connection with an Owner Default, City Parties shall (i) provide Notice to Owner at least twenty-four (24) hours in advance of such proposed entry and such proposed entry shall be during normal Business Hours, (ii) not materially hinder or interfere with the Construction Work or the activities of Owner’s contractors, (iii) take such reasonable protective caution or measures as Owner may reasonably request, given the stage of the Construction Work at the time of such entry, (iv) use commercially reasonable efforts to minimize interference with Owner’s use and operation of the Complex Site then being undertaken by Owner pursuant to the terms of this Agreement, and (v) be accompanied by a representative of Owner if required by Owner. Nothing in this Agreement, however, shall be interpreted to impose an obligation upon City Parties to conduct any inspections.

16.1.2 Reserved.

16.1.3 Access During an Emergency. Without limiting City’s rights with respect to the Complex Site Reservations and notwithstanding Section 16.1.1, City Parties shall have the right of access, for themselves and their authorized representatives, to the Complex Site and any portion thereof, without charges or fees, in connection with an Emergency, so long as City Parties use reasonable efforts to (i) notify Owner by telephone of any such Emergency prior to entering the Complex Site and as soon as reasonably possible, but in no event later than three (3) days after a City Party enters the Complex Site and (ii) minimize interference with Owner’s use and operation of the Complex Site then being conducted in the Complex Site pursuant to the terms of this Agreement.

16.1.4 Exhibiting the Complex Site. City Parties and their business invitees may from time to time, after giving two (2) business days written notice thereof to Owner, enter the Complex Site during Owner’s normal business hours to exhibit the Complex Site for purposes of exhibiting the same to any governmental and/or quasi-governmental authorities or other third-parties which may have an interest in developments similar to the Complex Site or similarly financed or for any other business purpose; provided that in doing so City Parties and each such invitee observe all reasonable safety standards and procedures which Owner may require. City Parties shall use good faith, reasonable efforts to minimize any interference or disruption of Owner’s work or Owner’s use or operation of the Complex Site.

ARTICLE XVII.

ADDITIONAL ENVIRONMENTAL PROVISIONS

17.1 No Hazardous Materials. Owner shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Complex Site by Owner and shall prevent Owner’s invitees and guests from generating, using, releasing, storing or disposing of any Hazardous Materials in or about the Complex Site; provided, however that Owner may use, store and dispose of reasonable quantities of Hazardous Materials as may be reasonably necessary for Owner to operate and perform the construction and other obligations permitted under this Agreement from the Complex Site pursuant to the terms of this Agreement so long as such Hazardous Materials are commonly used, or permitted to be used, by Reasonable and Prudent Operators in similar circumstances and are stored and disposed of in accordance with industry standards, but in all events in compliance with Environmental Laws. For the avoidance of doubt, in no event shall the terms of this Section 17.1 limit Owner’s obligations set forth in Section 9.2.

17.2 Notice of Environmental Event. During the Term, Owner shall give City and MEDC immediate oral and follow-up written Notice within ninety-six (96) hours of any actual or threatened Environmental Event. Owner shall perform Owner’s Remedial Work in accordance with all Environmental Laws to the reasonable satisfaction of the applicable Governmental Authority. Upon any Environmental Event, in addition to all other rights available to a City Party under this Agreement, at law or in equity, City and MEDC shall have the right, but not the obligation, at their option (i) to require Owner, at its sole cost and expense, to address and remedy such Environmental Event, in which event City and MEDC shall have the right to Approve (which Approval shall not be unreasonably withheld) any actions taken by Owner to address and remedy the Environmental Event, or (ii) if Owner has failed to commence action to address and remedy the Environmental Event within a reasonable time after Notice is given to City and MEDC, and such failure continues for thirty (30) days after written Notice thereof from City and MEDC to Owner, to perform, at Owner’s sole cost and expense, any lawful action necessary to address and remedy the same, in which event Owner shall pay the costs thereof to City and/or MEDC, as applicable, within ten (10) days after written demand therefor.

17.3 Owner Release. WITHOUT LIMITING OWNER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, OWNER HEREBY RELEASES THE CITY PARTIES FROM AND AGAINST ANY CLAIMS, DEMANDS, ACTIONS, SUITS, CAUSES OF ACTION, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS AND/OR EXPENSES THAT OWNER MAY HAVE WITH RESPECT TO THE COMPLEX SITE AND RESULTING FROM, ARISING UNDER OR RELATED TO ANY ENVIRONMENTAL EVENT, INCLUDING ANY SUCH CLAIM UNDER ANY ENVIRONMENTAL LAWS, WHETHER UNDER ANY THEORY OF STRICT LIABILITY OR THAT MAY ARISE UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, 42 U.S.C.A. § 9601, ET. SEQ., AND THE TEXAS SOLID WASTE DISPOSAL ACT, TEXAS HEALTH AND SAFETY CODE, CHAPTER 361, AS AMENDED.

17.4 Reserved.

ARTICLE XVIII.

CASUALTY DAMAGE

18.1 Damage or Destruction.

18.1.1 During the Term. If, at any time during the Term, the Complex Site described in clause (a) of the definition thereof or any part thereof shall be damaged or destroyed by Casualty, then Owner shall use reasonable efforts to promptly secure the area of damage or destruction to safeguard against injury to Persons or Property and, within a reasonable period of time thereafter, remediate any hazard and restore such Complex Site to a safe condition, whether by repair or by demolition, removal of debris or screening from public view. Subject to Section 19.4, Owner shall, to the extent allowed by Applicable Law, promptly commence and thereafter proceed with reasonable diligence (subject to a reasonable time allowance for the purpose of adjusting the insurance loss and subject to Excusable Owner Delay and/or City Party Delay) to repair, restore, replace or rebuild such Complex Site, at Owner’s sole cost and expense, as nearly as practical to a condition substantially equivalent to that existing immediately prior to such Casualty and in accordance with the terms of this Agreement. Such repair, restoration, replacement or rebuilding, including temporary repairs for the protection of other Property pending the completion of any such work, remediation of hazards and restoration of such Complex Site to a safe and presentable condition or any demolition and debris removal required are sometimes referred to in this Agreement as the “Casualty Repair Work.”

18.2 Casualty Proceeds.

18.2.1 Requirements for Disbursement when Agreement is Not Terminated. Insurance proceeds paid pursuant to the policies of insurance required to be carried by Owner under Article XIX for loss of or damage to such Complex Site (other than Owner’s Business Interruption Policy) (the “Casualty Proceeds”) shall be paid and delivered to Owner to be applied to the payment of the direct and out-of-pocket costs of the Casualty Repair Work. Owner shall be entitled to receive such Casualty Proceeds directly from the insurer; provided, however, that Owner shall be required to deliver Notice to City, executed by a Responsible Officer of Owner, within fifteen (15) days after Owner’s receipt of such Casualty Proceeds from the insurer stating that such Casualty Proceeds were advanced to Owner by the insurer for payment of costs of Casualty Repair Work yet to be performed or that (x) such Casualty Proceeds represent amounts paid by Owner for direct, out-of-pocket cost of Casualty Repair Work or which are then due and payable to contractors, subcontractors, materialmen, architects, engineers or other Persons who have rendered services or furnished materials in connection with the Casualty Repair Work, giving a reasonably detailed description of the services and materials and the several amounts so paid or then due and (y) except for the amount stated in such Notice to be due (or except for statutory or contractual retainage not yet due and payable), there is no outstanding indebtedness for such Casualty Repair Work known to the Persons signing such Notice which is then due to Persons being paid, after due inquiry.

18.2.2 Uninsured Losses/Policy Deductibles. Owner shall be obligated to pay for all costs and expenses of any Casualty Repair Work that is not covered by Casualty Proceeds or for which Casualty Proceeds are inadequate.

ARTICLE XIX.

INSURANCE AND INDEMNIFICATION

19.1 Policies Required.

19.1.1 Policies Required During Construction of Projects Improvements Work.

(a) Builder’s Risk Policies for Project Improvements Work. Following the Execution Date and prior to the commencement of any Project Improvements Work and at all times during the performance of such Project Improvements Work and for so long after the completion thereof that (i) the Project Contractor or any of Owner’s other contractors or subcontractors has not been paid in full with respect to the Project Improvements Work or (ii) any Person has any repair obligations with respect to the Project Improvements Work, Owner shall, at its cost and expense as a portion of Total Project Costs, obtain, keep and maintain or cause to be obtained, kept and maintained, builder’s “all risk” insurance policies (collectively, the “Builder’s Risk Policies for Project Improvements Work”) affording coverage of such Project Improvements Work, whether permanent or temporary, and, to the extent not covered by a separate policy, all Insured Materials and Equipment and Contractors’ Equipment related thereto, against loss or damage due to Insured Casualty Risks by the broadest form of extended coverage insurance generally available on commercially reasonable terms from time to time in the City of McKinney, Collin County, Texas. The Builder’s Risk Policies for Project Improvements Work shall be written on an occurrence basis and on a “replacement cost” basis, insuring one hundred percent (100%) of the insurable value of the Project Improvements and the cost of the Project Improvements Work, using a completed value form (with permission to occupy upon completion of work or occupancy), naming Owner as the insured, and with any deductible not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss for Insured Casualty Risks, unless such deductible is lower than what is available on commercially reasonable terms and, so long as the higher deductible meets the Insurance Standard, Owner shall be entitled to maintain the deductible that is available on commercially reasonable terms; provided, however, that, in the case of demolition and debris removal coverage, Owner shall carry coverage in not less than the full amount necessary to demolish the Project Improvements and to remove all debris that may exist after the occurrence of any Insured Casualty Risks.

(b) Policies for Project Improvements Work. If any vehicles are to be used in connection with any Project Improvements Work by the Project Contractor and Owner’s other contractors and subcontractors, prior to the commencement of the use of such vehicles in connection with such Project Improvements Work, and at all times during such use through completion of such use, Owner shall cause the Project Contractor and Owner’s other contractors and subcontractors to obtain, keep and maintain business automobile liability insurance policies (the “Auto Policies for Project Improvements Work”) covering all vehicles, whether owned or non-owned and hired or borrowed vehicles, used in connection with the Project Improvements Work, affording protection against liability for bodily injury and death and/or for property damage in an amount not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence or its equivalent and with a self-insured retention not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms. In addition to the Auto Policies for Project Improvements Work described above, if any Hazardous Materials shall be transported, loaded or unloaded by the Project Contractor or Owner’s other contractors or subcontractors, prior to such transport, loading or unloading, and at all times during such transport, loading or unloading through completion thereof, Owner shall cause the relevant contractor or subcontractor to obtain, keep and maintain in its Auto Policy for Project Improvements Work a motor trucker or carrier pollution endorsement related to claims arising out of the transporting and loading or unloading of such Hazardous Materials.

(c) Workers’ Compensation Policies for Project Improvements Work. Prior to the commencement of any Project Improvements Work and at all times during the performance of such Project Improvements Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Project Improvements Work, in addition to Owner’s Workers’ Compensation Policy, Owner shall cause the Project Contractor and Owner’s other contractors and subcontractors to obtain, keep and maintain workers’ compensation insurance policies and any and all other statutory forms of insurance now or hereafter prescribed by Applicable Law, providing statutory coverage under the laws of the State of Texas for all Persons employed by the Project Contractor and Owner’s other contractors and subcontractors in connection with the Project Improvements Work and employers liability insurance policies with respect to same which afford protection of not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury by accident (each accident), not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury by disease (each employee) and not less than One Million and No/100 Dollars ($1,000,000.00) bodily injury by disease (policy limit) and with each deductible not exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00) per loss, unless such deductible is lower than what is available on commercially reasonable terms and, so long as the higher deductible meets the Insurance Standard, Owner shall be entitled to maintain the deductible that is available on commercially reasonable terms.

(d) General Liability Policy for Project Improvements Work. Prior to commencement of any Project Improvements Work and at all times during the performance of such Project Improvements Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Project Improvements Work, in addition to Owner’s GL Policy, Owner shall cause the Project Contractor and Owner’s other contractors and subcontractors to obtain keep and maintain a commercial general liability insurance policy (“GL Policy for Project Improvements Work”). written on an occurrence basis and limited to the Project Improvements Work and the Complex Site naming such contractor or subcontractor as the insured and Owner as additional insureds and providing a Waiver of Subrogation in favor of Owner, affording protection against liability arising out of personal injury, bodily injury and death and/or property damage occurring, in, upon or about the Complex Site or resulting from, or in connection with, the construction, use, operation or occupancy of the Complex Site and containing provisions for severability of interests. The Project Contractor’s GL Policy for Project Improvements Work shall be in such amount and such policy limits so that (i) the coverage, deductibles and limits meet the Insurance Standard and are adequate to maintain the Excess/Umbrella Policy for Project Improvements Work without gaps in coverage between the GL Policy for Project Improvements Work and the Excess/Umbrella Policy for Project Improvements Work (but not less than $1,000,000 each occurrence, $1,000,000 personal and advertising injury, $2,000,000 completed operations aggregate, $2,000,000 general aggregate, $5,000 medical payments and $250,000 fire legal liability) and (ii) the self-insured retention not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms. Owner’s GL Policy for Project Improvements Work shall also contain the following endorsements to the extent obtainable on commercially reasonable terms or necessary to meet the Insurance Standard-(i) premises and operations coverage with explosion, collapse and underground exclusions deleted, if applicable, (ii) owners’ and contractors’ protective coverage, (iii) blanket contractual coverage as granted by the standard ISO CG 00 01 or equivalent, (iv) broad form property damage coverage, (v) completed operations and products liability coverage for a period of two (2) years after Commencement of Operations, (vi) cross liability endorsement, (vii) hoists and elevators or escalators and (viii) an endorsement (or, at Owner’s option, equivalent coverage under a separate policy) providing for protection from pollution liability and providing for related clean-up of the Complex Site and any affected adjacent property. The GL Policy for Project Improvements Work of Owner’s other contractors and subcontractors shall be in such amount and such policy limits as meets the Insurance Standard for such contractors and subcontractors.

(e) Excess/Umbrella Policy for Project Improvements Work. Prior to the commencement of any Project Improvements Work and at all times during the performance of such Project Improvements Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Project Improvements Work, in addition to Owner’s Excess/Umbrella Policies, Owner shall cause the Project Contractor to obtain, keep and maintain an excess or umbrella liability insurance policy (“Excess/Umbrella Policy for Project Improvements Work”). written on an occurrence basis, in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate for personal injury, bodily injury and death and/or property damage liability combined, such policy to be written on an excess basis above the coverages required hereinabove (specifically listing such underlying policies) and following the form of such underlying policies, naming Owner as insured. Owner shall cause Owner’s other contractors and subcontractors to obtain, keep and maintain an excess or umbrella liability insurance policy in such amount as meets the Insurance Standard for such contractors and subcontractors. Pollution Liability Excess/Umbrella coverage limit shall be provided at Five Million and No/100 Dollars ($5,000,000.00).

(f) Additional Insurance. Prior to the commencement of any Project Improvements Work and at all times during the performance of such Project Improvements Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Project Improvements Work, Owner shall, or shall cause the Project Contractor and Owner’s other contractors and subcontractors to, obtain, keep, and maintain (i) such other and additional insurance as is, from time to time, required by all Applicable Law, (ii) such other and additional insurance as may be reasonably required to meet the Insurance Standard and (iii) such other insurance as may be mutually agreeable to the Parties. Such other and additional insurance policies shall name City as loss payee or City as an additional insured in a manner consistent with it being named loss payees or additional insured in the policies required above in this Section 19.1.1 and shall comply with all applicable requirements set forth in Section 19.4

19.1.2 Policies Required During Construction of Additional Improvements Work.

(a) Builder’s Risk Policy for Additional Work. Prior to the commencement of any Additional Work, whether or not such work is Material Additional Work, and at all times during the performance of such Additional Work and for so long after the completion thereof that (i) the Material Additional Work Construction Contractor or any of Owner’s other contractors and subcontractors has not been paid in full in respect to the Additional Work and (ii) any Person has any repair obligations with respect to such Additional Work, Owner shall, at its cost and expense, obtain, keep and maintain or cause to be obtained, kept and maintained, builder’s “all risk” insurance policies (collectively, the “Builder’s Risk Policies for Additional Work”) affording coverage of all Additional Work, whether permanent or temporary, and, to the extent not covered by a separate policy, all Insured Materials and Equipment and Contractors’ Equipment related thereto against loss or damage due to Insured Casualty Risks covered by the broadest form of extended coverage insurance generally available on commercially reasonable terms from time to time with respect to similar work in the City of McKinney, Collin County, Texas. The Builder’s Risk Policies for Additional Work shall be written on an occurrence basis and on a “replacement cost” basis, insuring one hundred percent (100%) of the cost of the Additional Work using a completed value form (with permission to occupy upon completion of work or occupancy), naming Owner as the insured, with replacement cost coverage in an amount designated by Owner, subject to the Approval of City Representative, and with any deductible not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such deductible is lower than what is available on commercially reasonable terms and, so long as the higher deductible meets the Insurance Standard, Owner shall be entitled to maintain the deductible that is available on commercially reasonable terms; provided, however, that, in the case of demolition and debris removal coverage, Owner shall carry coverage in not less than the full amount necessary to demolish the Additional Work and to remove all debris that may exist after any Insured Casualty Risks.

(b) Auto Policies for Additional Work. If any vehicles are to be used in connection with any Additional Work by the Material Additional Work Construction Contractor and Owner’s other contractors and subcontractors, prior to the commencement of the use of such vehicles in connection with such Additional Work, and at all times during such use through completion of such use, Owner shall cause the Material Additional Work Construction Contractor and Owner’s other contractors and subcontractors to obtain, keep and maintain business automobile liability insurance policies (the “Auto Policies for Additional Work”) covering all vehicles, whether owned, non-owned and hired or borrowed vehicles, used in connection with the Additional Work, affording protection against liability for bodily injury and death and/or for property damage in an amount not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence or its equivalent and with a self-insured retention not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms. If any Hazardous Materials shall be transported, loaded or unloaded by the Material Additional Work Construction Contractor or Owner’s other contractors and subcontractors, prior to such transport, loading or unloading, and at all times during such transport, loading or unloading through completion thereof, Owner shall cause the relevant contractor or subcontractor to obtain, keep and maintain in its Auto Policies for Additional Work a motor trucker or carrier pollution endorsement related to claims arising out of the transporting and loading or unloading of such Hazardous Materials.

(c) Workers’ Compensation Policies for Additional Work. Prior to the commencement of any Additional Work, whether or not such work is Material Additional Work, and at all times during the performance of such Additional Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Additional Work, in addition to Owner’s Workers Compensation Policy, Owner shall cause the Material Additional Work Construction Contractor and Owner’s other contractors and subcontractors to obtain, keep and maintain workers’ compensation insurance policies and any and all other statutory forms of insurance now or hereafter prescribed by Applicable Law, providing statutory coverage under the laws of the State of Texas for all Persons employed by the Material Additional Work Construction Contractor and Owner’s other contractors and subcontractors in connection with the Additional Work and employers liability insurance policies with respect to same which afford protection of not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury by accident (each accident), not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury by disease (each employee) and not less than One Million and No/100 Dollars ($1,000,000.00) bodily injury by disease (policy limit) and with each deductible not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such deductible is lower than what is available on commercially reasonable terms and, so long as the higher deductible meets the Insurance Standard, Owner shall be entitled to maintain the deductible that is available on commercially reasonable terms.

(d) Commercial General Liability Policy for Additional Work. Prior to commencement of any Additional Work and at all times during the performance of such Additional Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Additional Work, in addition to Owner’s GL Policy, Owner shall cause the Material Additional Work Construction Contractor and Owner’s other contractors and subcontractors to obtain keep and maintain a commercial general liability insurance policy (“GL Policy for Additional Work”). written on an occurrence basis and limited to the Additional Work and the Complex Site, naming such contractor or subcontractor as the insured and Owner and providing a Waiver of Subrogation in favor of Owner, affording protection against liability arising out of personal injury, bodily injury and death or property damage occurring, in, upon or about the Additional Work or the Complex Site or resulting from, or in connection with, the construction, use, operation or occupancy of the Additional Work or the Complex Site, and containing provisions for severability of interests. The Material Additional Work Contractor’s GL Policy for Additional Work shall be in such amount and such policy limits so that (i) the coverage, deductibles and limits meet the Insurance Standard and are adequate to maintain the Excess/Umbrella Policy for Additional Work without gaps in coverage between the GL Policy for Additional Work and the Excess/Umbrella Policy for Additional Work (but not less than $1,000,000 each occurrence, $1,000,000 personal and advertising injury, $2,000,000 completed operations aggregate, $2,000,000 general aggregate, $5,000 medical payments and $250,000 fire legal liability) and (ii) the self-insured retention not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms. Owner’s GL Policy for Additional Work shall also contain the following endorsements to the extent obtainable on commercially reasonable terms or necessary to meet the Insurance Standard: (i) premises and operations coverage with explosion, collapse and underground exclusions deleted, if applicable, (ii) owners’ and contractors’ included as insured, (iii) blanket contractual coverage as granted in standard ISO CG 00 01 or equivalent, (iv) broad form property damage coverage, (v) completed operations and products liability coverage for a period of two (2) years after Commencement of Operations, (vi) cross liability endorsement, (vii) hoists and elevators or escalators and (viii) an endorsement (or, at Owner’s option, equivalent coverage under a separate policy) providing for protection from pollution liability and providing for related clean-up of the Complex Site and any affected adjacent property. The GL Policy for Project Improvements Work of Owner’s other contractors and subcontractors shall be in such amount and such policy limits as meets the Insurance Standard for such contractors and subcontractors.

(e) Excess/Umbrella Policy for Additional Work. Prior to the commencement of any Additional Work and at all times during the performance of such Additional Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Project Improvements Work, in addition to Owner’s Excess/Umbrella Policies, Owner shall cause the Material Additional Work Construction Contractor to obtain, keep and maintain an excess or umbrella liability insurance policy (“Excess/Umbrella Policy for Additional Work”). written on an occurrence basis, in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence and in the aggregate for personal injury, bodily injury and death and/or property damage liability combined, such policy to be written on an excess basis above the coverages required hereinabove (specifically listing such underlying policies) and following the form of such underlying policies, naming Owner as insured. Owner shall cause Owner’s other contractors and subcontractors to obtain, keep and maintain an excess or umbrella liability insurance policy in such amount as meets the Insurance Standard for such contractors and subcontractors.

(f) Additional Insurance. Prior to the commencement of any Additional Work, whether or not such work is Material Additional Work, and at all times during the performance of such Additional Work and for so long after the completion thereof that any Person has any repair obligations with respect to such Additional Work, Owner shall cause the Material Additional Work Construction Contractor and Owner’s other contractors and subcontractors to obtain, keep and maintain (i) such other and additional insurance as is, from time to time, required by all Applicable Law, (ii) such other and additional insurance as may be reasonably required to meet the Insurance Standard and (iii) such other insurance as may be mutually agreed by the Parties. Such other and additional insurance policies shall name City as loss payee or City as an additional insured in a manner consistent with their being named loss payees or additional insureds in the policies required above in this Section 19.1.2 and shall comply with all other requirements set forth in Section 19.4.

19.1.3 Policies Required by Owner After Substantial Completion. Commencing on Substantial Completion (unless otherwise provided below) and at all times during the Term (unless otherwise provided below), Owner shall, at its sole cost and expense, obtain, keep and maintain or cause to be obtained, kept and maintained, the following insurance policies:

(a) Commercial General Liability Policy. A commercial general liability insurance policy (“Owner’s GL Policy’”). written on an occurrence basis and limited to the Complex Site, naming Owner as the named insured (with the effect that Owner and its employees are covered) and providing a Waiver of Subrogation, affording protection against liability arising out of personal injury, bodily injury and death or property damage occurring, in, upon or about the Complex Site or resulting from, or in connection with, the construction, use, operation or occupancy of the Complex Site and containing provisions for severability of interests. Owner’s GL Policy must specifically include host legal liquor liability and dram shop liability coverage, if exposure exists; premises and operations coverage with explosion, collapse and underground exclusions deleted, if applicable; owners’ included as insured; blanket contractual coverage as granted in standard ISO CG 00 01; personal injury and advertising injury; broad form property damage coverage (including fire legal); incidental medical professional liability insurance a commencement of Complex operations and evidence of insurance can be satisfied by contractual medical professional vendors; products/completed operations for a period of three (3) years after Commencement of Operations; and hoists and elevators or escalators, if exposure exists. Owner’s GL Policy shall be in such amount and such policy limits so that (i) the coverage, deductibles and limits meet the Insurance Standard and are adequate to maintain Owner’s Excess/Umbrella Policies without gaps in coverage between Owner’s GL Policy and Owner’s Excess/Umbrella Policies (but not less than $1,000,000 each occurrence, $1,000,000 personal and advertising injury, $2,000,000 completed operations aggregate, $2,000,000 general aggregate, $5,000 medical payments and $250,000 fire legal liability) and (ii) the self-insured retention not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms. Owner’s GL Policy shall also contain an endorsement (or, at Owner’s option, equivalent coverage under a separate policy) providing for protection from pollution liability at limits of not less than $1,000,000 and providing for related cleanup of the Complex Site and any affected adjacent property at limits of not less than $1,000,000.

(b) Auto Policy. A business automobile liability insurance policy covering all vehicles, whether owned, non-owned and hired or borrowed vehicles, used in connection with the construction, maintenance or operation of the Complex Site, naming Owner as the insured and providing a Waiver of Subrogation, affording protection against liability for bodily injury and death or for property damage in an amount not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence or its equivalent and with a self-insured retention not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms.

(c) Workers’ Compensation Policy. A workers’ compensation insurance policy and any and all other statutory forms of insurance now or hereafter prescribed by Applicable Law, providing statutory coverage under the laws of the State of Texas for all Persons employed by Owner in connection with the Complex Site and employers liability insurance policy (collectively, the “Owner’s Workers’ Compensation Policy”) affording protection of not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury by accident (each accident), not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury by disease (each employee) and not less than One Million and No/100 Dollars ($1,000,000.00) bodily injury by disease (policy limit) and with each deductible not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per loss, unless such deductible is lower than what is available on commercially reasonable terms and, so long as the higher deductible meets the Insurance Standard, Owner shall be entitled to maintain the deductible that is available on commercially reasonable terms.

(d) Excess/Umbrella Policies. Commencing after Substantial Completion, an excess or umbrella liability insurance policies (“Owner’s Excess/Umbrella Policies”). written on an occurrence basis, in an amount not less than (i) Twenty Million and No/100 Dollars ($20,000,000.00) per occurrence and in the aggregate for personal injury, bodily injury and death or property damage liability combined, and (ii) Twenty Million and No/100 Dollars ($20,000,000.00) per occurrence and in the aggregate for hazard and casualty coverage, such policies to be written on an excess basis above the coverages required hereinabove (specifically listing such underlying policies) and following the form of such underlying policies. Pollution Liability Excess/Umbrella coverage limit shall be provided at Five Million and No/100 Dollars ($5,000,000.00).

(e) No later than the Substantial Completion of the Project Improvements Work, and at all times during the remainder of the Term and continuing thereafter until Owner has fulfilled all of its obligations under Article XXII, Owner shall, at its sole cost and expense, obtain, keep, and maintain or cause to be obtained, kept and maintained, a special form (formerly “all risk”) property insurance policy (the “Personal Property Insurance Policy”) providing for coverage of the Personal Property against loss or damage due to Insured Perils covered by the broadest form of extended coverage insurance generally available on commercially reasonable terms from time to time available in the City and affording coverage for, among other things, losses from malicious acts of any employee or agent of an insured and, to the extent available on commercially reasonable terms, terrorism, naming Owner as the first named insured for a sum at least equal to one hundred percent (100%) of the insurable replacement cost the Personal Property, and with any deductible not exceeding Twenty-Five Thousand and No/100 Dollars ($25,000) per loss unless such deductible is lower than what is available on commercially reasonable terms and, so long as the higher deductible meets the Insurance Standard, Owner shall be entitled to maintain the deductible that is available on commercially reasonable terms. The Personal Property Insurance Policy shall also include an agreed amount clause or waiver of coinsurance and shall not contain any exclusion for freezing, mechanical breakdown.

(f) Business Interruption Policy. Commencing after Substantial Completion, a business interruption insurance policy or, alternatively, sub-limit coverage under the Personal Property Insurance Policy (the “Owner’s Business Interruption Policy”) that is in an amount sufficient to cover one hundred percent (100%) of continuing normal operating expenses for a period of eighteen (18) months (including all debt service and payroll) naming Owner as the insured and containing a deductible that meets the Insurance Standard. To the extent available on commercially reasonable terms in compliance with the Insurance Standard, the maximum deductible under such policy shall be no more than thirty (30) days. There shall be an agreed amount clause or a waiver of co-insurance.

(g) Liquor Legal Liability Policy. Prior to the manufacturing, selling, or distributing of any alcoholic beverages on the Complex Site, Owner shall, at its sole cost and expense, obtain, keep, and maintain or cause to be obtained, kept and maintained, a liquor legal liability policy with minimum limits of $5,000,000 each occurrence and aggregate.

(h) Commercial Crime Policy. Commencing after Substantial Completion, a commercial crime insurance policy insuring against employee dishonesty, forgery or alteration, robbery (inside and outside) and computer fraud, naming Owner as the insured.

(i) Special Policies for Contractor Engaged in Pollution or Hazardous Materials Related Activities. At any time during the Term, if any Project Contractor, any Material Additional Work Construction Contractor or any other of Owner’s other contractors and subcontractors is to remove and/or dispose of any Hazardous Materials from in, upon or about the Complex Site, then prior to the commencement of such removal and disposal, and at all times during such removal and disposal through completion thereof, Owner shall cause to be obtained, kept and maintained, as a minimum, a pollution or environmental impairment liability insurance policy written on a claims made basis, that names Owner as the insured, insuring against liability for bodily injury and death or for property damage occurring in, upon or about the Complex Site as a result of the removal and disposal of any Hazardous Materials in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) combined single limit per occurrence.

(j) Employment Practices Liability Policy. A directors & officers/employment practices liability insurance policy in an amount not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and in the aggregate, naming Owner as the insured, with a self-insured retention not to exceed One Million and No/100 Dollars ($1,000,000.00) per loss, unless such retention is lower than what is available on commercially reasonable terms and, so long as the higher retention meets the Insurance Standard, Owner shall be entitled to maintain the retention that is available on commercially reasonable terms, and affording protection against liability arising out of, and indemnification for, claims or losses incurred from wrongful employment-related acts or practices by Owner or any other operator of the Complex Site, including violation of any Applicable Law regarding employment practices, resulting from, or in connection with, the employment of Persons for the use, operation or occupancy of the Complex Site and containing provisions for severability of interests.

(k) Additional Insurance. In addition to all insurance policies and coverage required above in this Section 19.1, Owner covenants, at its sole cost and expense, commencing on the Execution Date and at all times necessary during the Term and through the date Owner has fulfilled its obligations under Article XXII, to obtain, keep and maintain or cause to be obtained, kept and maintained, all other additional insurance policies on the Complex Site, as they exist at all times from time to time (i) as required by Applicable Law, (ii) such other and additional insurance as may be reasonably required to meet the Insurance Standard and (iii) such other insurance as may be mutually agreed by the Parties.

19.1.4 Adjustments in Policies. Without limiting the other provisions of this Agreement with respect to policy limits and coverage, Owner covenants and agrees that upon written request, and in no event more often than once every five (5) years during the Term, Owner shall review the policies that it is required to carry pursuant to the terms of this Agreement to ensure that same meet the Insurance Standard. Upon completion of such analysis and review, Owner shall deliver a Notice to City which has been certified by a Responsible Officer of Owner stating the results of such analysis and review and any adjustments to the policy limits, deductibles and coverages so as to meet the Insurance Standard.

19.2 Blanket or Master Policy. Any one or more of the types of insurance coverages required in Section 19.1 (except that the GL Policy for Project Improvements Work, GL Policy for Additional Work and Owner’s GL Policy shall have a general aggregate limit that shall be site specific to the Complex Site) may be obtained, kept and maintained through a blanket or master policy or excess/umbrella policies insuring other entities (such as Affiliates of Owner), provided that (a) such blanket or master policy or excess/umbrella policies and the coverage effected thereby comply with all applicable requirements of this Agreement and (b) the protection afforded under such blanket or master policy or excess/umbrella policies shall be no less than that which would have been afforded under a separate policy or policies relating only to the Complex Site. If any excess or umbrella liability insurance coverage required pursuant hereto is subject to an aggregate annual limit and is maintained through such blanket or master policy, and if such aggregate annual limit is impaired as a result of claims actually paid by more than fifty percent (50%), Owner shall immediately give Notice thereof to City and, within ninety (90) days after discovery of such impairment, to the fullest extent reasonably possible, cause such limit to be restored by purchasing additional coverage if higher excess limits have not been purchased.

19.3 Failure to Maintain.

19.3.1 Reserved.

19.3.2 Work Stoppage. If any time prior to the commencement of, or during, any Construction Work for any reason Owner fails to provide, maintain, keep in force and effect, or deliver City Parties proof of, any of the insurance required hereunder, City Parties shall have the right to deliver Notice to Owner of such failure and if that Owner shall have failed to cure such failure within ten (10) days of delivery of such Notice, order Owner, the Project Contractor, the Material Additional Work Construction Contractor or Owner’s other contractors and subcontractors, as applicable, to stop such Construction Work until such time that the insurance policies required hereunder shall have been obtained, and proof furnished to City Parties that such policies are in full force and effect. Proof of insurance may be provided through certificates of insurance (Acord 25 for Liability coverage and Acord 28 for Property Insurance coverages). Such a work stoppage shall not constitute an Excusable Owner Delay.

19.4 Additional Policy Requirements.

19.4.1 Approval of Insurers; Certificate and Other Requirements.

(a) All insurance policies required to be carried by Owner pursuant to the terms of this Agreement shall be effected under valid policies issued by insurers authorized to do business in the State of Texas and which have an A.M. Best Company, Inc. rating of “A-” or better and a financial size category of not less than “VIII”. If A.M. Best Company, Inc. no longer uses such rating system, then the equivalent or most similar ratings under the rating system then in effect, or if A.M. Best Company, Inc. is no longer the most widely accepted rater of the financial stability of insurance companies providing coverage such as that required by this Agreement, then the equivalent or most similar rating under the rating system then in effect of the most widely accepted rater of the financial stability of such insurance companies at the time. Owner may utilize insurers with lower ratings with the prior written Approval of the City Parties.

(b) Each and every insurance policy required to be carried by or on behalf of the Owner pursuant to this Agreement shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that such insurance policy shall not be canceled, non-renewed or coverage thereunder materially reduced unless the City shall have received Notice of cancellation, non-renewal or material reduction in coverage, in each such case (except for Notice of cancellation due to non-payment of premiums) such Notice to be sent to the City not less than thirty (30) days (or the maximum period of days permitted under Applicable Law, if less than thirty (30) days) prior to the effective date of such cancellation, non-renewal or material reduction in coverage, as applicable. If any insurance policy required to be carried by or on behalf of Owner pursuant to this Agreement is to be canceled due to non-payment of premiums, the requirements of the preceding sentence shall apply except that the Notice shall be sent to the City on the earliest possible date but in no event less than ten (10) days prior to the effective date of such cancellation.

(c) Each and every insurance policy required to be carried by the Owner pursuant to this Agreement shall provide that the policy is primary and that any other insurance of any insured, Loss Payee or additional insured thereunder with respect to matters covered by such insurance policy shall be excess and non-contributing.

(d) Owner shall require all subcontractors performing any of the Construction Work to carry insurance and otherwise complying with the requirements of Section 20.1 of this Agreement; provided, however, the amount and type of such subcontractor’s insurance must be commensurate with the amount and type of the subcontract, but in no case less than what would be required by a Reasonable and Prudent Developer or a Reasonable and Prudent Operator, as applicable. Owner shall provide certificates of insurance regarding all such subcontractor policies to City in accordance with Section 19.4.2.

(e) Owner shall comply in all material respects with all rules, orders, regulations and requirements of the Board of Fire Underwriters or any other similar body having jurisdiction, in the case of fire insurance policies, or as approved by carrier underwriters in place of regulations or jurisdictional requirement.

19.4.2 Delivery of Evidence of Insurance. With respect to each and every one of the insurance policies required to be obtained, kept or maintained under the terms of this Agreement, on or before the date on which each such policy is required to be first obtained and at least five (5) days before the expiration of any policy required hereunder previously obtained, the Party required to obtain, keep or maintain such policy shall deliver evidence reasonably acceptable to the other Party showing that such insurance is in full force and effect. Such evidence shall include certificates of insurance (on the ACORD 25 form for Liability coverages and ACORD 28 form for Property coverages) issued by a Responsible Officer of the issuer of such policies, or in the alternative, a Responsible Officer of an agent authorized to bind the named issuer, setting forth the name of the issuing company, the coverage, primary limits, primary deductibles, endorsements, term and, in the case of Owner only, along with a similar certificate executed by a Responsible Officer of Owner. Further, each Party agrees to promptly deliver Notice to the other Party of any facts or circumstances of which it is aware which, if not disclosed to its insurers or re-insurers, is likely to affect adversely the nature or extent of the coverage to be provided under any insurance policy required hereunder.

19.4.3 Waiver of Right of Recovery. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITHOUT AFFECTING THE INSURANCE COVERAGES REQUIRED TO BE MAINTAINED HEREUNDER, CITY PARTIES AND OWNER EACH WAIVE ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION AGAINST THE OTHER FOR ANY DAMAGE TO PROPERTY, AND RELEASE EACH OTHER FOR SAME, TO THE EXTENT THAT SUCH DAMAGE (I) IS COVERED (AND ONLY TO THE EXTENT OF SUCH COVERAGE WITHOUT REGARD TO DEDUCTIBLES) BY INSURANCE ACTUALLY CARRIED BY THE PARTY HOLDING OR ASSERTING SUCH CLAIM OR (II) WOULD BE INSURED AGAINST UNDER THE TERMS OF ANY INSURANCE REQUIRED TO BE CARRIED UNDER THIS AGREEMENT BY THE PARTY HOLDING OR ASSERTING SUCH CLAIM. THIS PROVISION IS INTENDED TO RESTRICT EACH PARTY (IF AND TO THE EXTENT PERMITTED BY APPLICABLE LAW) TO RECOVERY AGAINST INSURANCE CARRIERS TO THE EXTENT OF SUCH COVERAGE AND TO WAIVE (TO THE EXTENT OF SUCH COVERAGE), FOR THE BENEFIT OF EACH PARTY, RIGHTS OR CLAIMS WHICH MIGHT GIVE RISE TO A RIGHT OF SUBROGATION IN ANY INSURANCE CARRIER. NEITHER THE ISSUANCE OF ANY INSURANCE POLICY REQUIRED UNDER, OR THE MINIMUM LIMITS SPECIFIED HEREIN SHALL BE DEEMED TO LIMIT OR RESTRICT IN ANY WAY CITY PARTIES’ OR OWNER’S LIABILITY ARISING UNDER OR OUT OF THIS AGREEMENT PURSUANT TO THE TERMS HEREOF. OWNER SHALL BE LIABLE FOR ANY LOSSES, DAMAGES OR LIABILITIES SUFFERED OR INCURRED BY CITY PARTIES AS A RESULT OF OWNER’S FAILURE TO OBTAIN, KEEP AND MAINTAIN OR CAUSE TO BE OBTAINED, KEPT AND MAINTAINED, THE TYPES OR AMOUNTS OF INSURANCE REQUIRED UNDER THE TERMS OF THIS AGREEMENT.

19.4.4 Reserved.

19.5 General Obligations with Respect to Policies. The Parties hereby agree as follows:

(a) To punctually pay or cause to be paid all premiums and other sums payable under each insurance policy required to be obtained, kept and maintained pursuant to this Agreement;

(b) To maintain in full force and effect the policies required to be carried to the extent so required to be carried pursuant to the terms hereof;

(c) To ensure that all Casualty Proceeds are paid to the Party entitled to receive same pursuant to the terms of this Agreement, including Section 19.4.3;

(d) Not, at any time, to take any action (or omit to take action) which action (or omission) would cause any insurance policies required to be obtained, kept and maintained under this Agreement to become void, voidable, unenforceable, suspended or impaired in whole or in part or which would otherwise cause any sum paid out under any such insurance policy to become repayable in whole or in part; and

(e) Promptly deliver Notice to the other Party of any facts or circumstances of which it is aware which, if not disclosed to its insurers or re-insurers, is likely to affect adversely the nature or extent of the coverage to be provided under any insurance policy required hereunder.

19.6 Proceeds of Insurance. Casualty Proceeds shall be payable in accordance with the provisions of Article XVIII.

19.7 Indemnity by Owner.

19.7.1 Agreement to Indemnify. SUBJECT TO SECTION 19.4.3 AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT TO THE EXTENT SPECIFICALLY EXCLUDED HEREFROM PURSUANT TO SECTION 19.7.2 OWNER HEREBY AGREES AND COVENANTS TO INDEMNIFY, DEFEND AND HOLD HARMLESS CITY PARTIES AND CITY PARTY INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DIRECTLY OR INDIRECTLY ARISING OR ALLEGED TO ARISE OUT OF OR ANY WAY INCIDENTAL TO (a) ANY USE, OCCUPANCY, CONDUCT, MANAGEMENT OR OPERATION OF THE COMPLEX SITE BY OR ON BEHALF OF OWNER OR ANY AFFILIATE, CONTRACTOR, SUBCONTRACTOR, INVITEE OR GUEST OF OWNER DURING THE TERM, OR DURING ANY PERIOD OF TIME, IF ANY, BEFORE OR AFTER THE TERM THAT OWNER MAY HAVE HAD POSSESSION OF THE COMPLEX SITE, (b) ANY BREACH OF THE TERMS AND CONDITIONS OF THIS AGREEMENT BY OWNER OR BREACH OR DEFAULT OF OWNER IN PERFORMING ANY OBLIGATIONS UNDER APPLICABLE LAW, (c) ANY ENVIRONMENTAL EVENT, OR THE NEGLIGENCE, INTENTIONAL TORT, WILLFUL ACT, OR ANY ACT OR OMISSION OF OWNER OR OWNER’S RELATED PARTIES (COLLECTIVELY, THE “OWNER LIABILITIES”). OR (d) ANY INJURY TO OR DEATH OF ANY PERSON, OR DAMAGE TO ANY PROPERTY OCCURRING ON THE PROPERTY AND FROM AND AGAINST ALL REASONABLE EXPENSES AND LIABILITIES INCURRED IN CONNECTION WITH ANY SUCH CLAIM OR ANY ACTION OR PROCEEDING BROUGHT THEREON (INCLUDING, BUT NOT LIMITED TO THE REASONABLE FEES OF ATTORNEYS, INVESTIGATORS AND EXPERTS) ALL REGARDLESS OF WHETHER SUCH CLAIM IS ASSERTED DURING OR AFTER THE EXPIRATION OF THE TERM OR ANY EARLIER TERMINATION OF THIS AGREEMENT. THE FOREGOING INDEMNITY INCLUDES OWNER’S AGREEMENT TO PAY ALL COSTS AND EXPENSES OF DEFENSE, INCLUDING ATTORNEYS’ FEES, INCURRED BY CITY PARTIES AND ANY CITY PARTY INDEMNITEE. THIS INDEMNITY SHALL APPLY WITHOUT LIMITATION TO ANY LIABILITIES IMPOSED ON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY. THIS INDEMNIFICATION SHALL NOT BE LIMITED TO DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER INSURANCE POLICIES, WORKERS’ COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEE BENEFIT ACTS. ALTHOUGH OWNER HAS CAUSED CITY PARTIES TO BE NAMED AS LOSS PAYEE OR ADDITIONAL INSURED UNDER OWNER’S INSURANCE POLICIES (EXCEPT WORKERS’ COMPENSATION), OWNER’S LIABILITY UNDER THIS INDEMNIFICATION PROVISION SHALL NOT BE LIMITED TO THE LIABILITY LIMITS SET FORTH IN SUCH POLICIES.

OWNER AGREES THAT CITY PARTIES SHALL NOT BE LIABLE FOR ANY DAMAGE OR LIABILITY OF ANY KIND OR FOR ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OF OWNER OR ANY OTHER PERSON FROM ANY CAUSE WHATSOEVER BY REASON OF ANY WORK, LABOR OR MATERIALS PERFORMED OR DELIVERED TO, OR CONNECTED TO THE USE, OCCUPANCY, OR ENJOYMENT OF THE PREMISES BY OWNER OR ANY PERSON ON THE PREMISES OR HOLDING ALL OR ANY PART OF THE PREMISES UNDER OWNER. OWNER DOES HEREBY INDEMNIFY AND SAVE HARMLESS CITY PARTIES FROM ALL CLAIMS, ACTIONS, DEMANDS, COSTS AND REASONABLE EXPENSES AND LIABILITY WHATSOEVER, INCLUDING REASONABLE ATTORNEYS’ FEES, ON ACCOUNT OF ANY SUCH REAL OR CLAIMED DAMAGE OR LIABILITY SUSTAINED BY THIRD PARTIES AND FROM ALL LIENS, CLAIMS AND DEMANDS OCCURRING IN OR AT THE PREMISES, OR ARISING OUT OF THE CONSTRUCTION, USE, OCCUPANCY OR ENJOYMENT OF THE COMPLEX SITE AND ITS FACILITIES, OR ANY REPAIRS OR ALTERATIONS WHICH OWNER MAY MAKE UPON THE COMPLEX SITE, OR OCCASIONED IN WHOLE OR IN PART BY ANY ACT OR OMISSION OF OWNER OR ANY OF OWNER’S RELATED PARTIES.

OWNER ACKNOWLEDGES THAT CITY PARTIES ARE NOT REQUIRED TO PROVIDE SECURITY FOR PERSONS OR PROPERTY IN OR ABOUT THE COMPLEX SITE. OWNER HEREBY WAIVES AND RELEASES ANY CLAIM AGAINST CITY PARTIES FOR INJURY OR DEATH OF ANY PERSON AND ANY PROPERTY DAMAGE ARISING OUT OF OR ATTRIBUTABLE TO ANY CRIMINAL ACTIVITY IN OR ABOUT THE COMPLEX SITE, SPECIFICALLY INCLUDING, BUT NOT LIMITED TO VANDALISM, THEFT, BURGLARY, ROBBERY, RAPE, MURDER OR ASSAULT.

OWNER HEREBY AGREES TO INDEMNIFY CITY PARTIES AND HOLD CITY PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSS, DAMAGES, LIABILITIES, REASONABLE EXPENSE AND COST INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, PAID, INCURRED OR SUFFERED BY CITY PARTIES AS A DIRECT OR INDIRECT RESULT OF THE PRESENCE ON OR UNDER, OR THE ESCAPE, SEEPAGE, LEAKAGE, SPILLAGE, EMISSION, DISCHARGE, MIGRATION OR RELEASE FROM THE COMPLEX SITE OF ANY HAZARDOUS SUBSTANCE ARISING OUT OF OWNER’S USE OR OCCUPANCY OF THE COMPLEX SITE.

19.7.2 Owner’s Exclusions. TO THE EXTENT ANY OF THE CLAIMS FOR WHICH OWNER IS OBLIGATED TO INDEMNIFY CITY PARTIES AND CITY PARTY INDEMNITEES PURSUANT TO SECTION 19.7.1 ARE CAUSED BY ANY OF THE FOLLOWING, SUCH CLAIMS SHALL NOT BE COVERED BY SUCH INDEMNITY:

(a) ANY INJURY TO OR DEATH OF ANY PERSON OR ANY PHYSICAL DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY TO THE EXTENT, AND ONLY TO THE EXTENT, CAUSED BY THE WILLFUL MISCONDUCT OF CITY PARTIES OR ANY CITY PARTY INDEMNITEE; OR

(b) ANY ENVIRONMENTAL EVENT OR ANY HAZARDOUS MATERIALS PRESENT AT, IN, ON OR UNDER THE COMPLEX SITE CAUSED BY OR ARISING FROM THE WILLFUL MISCONDUCT OF CITY PARTIES OR A CITY PARTY INDEMNITEE FROM AND AFTER THE EXECUTION DATE.

19.8 Conduct of Claims. City Parties shall, reasonably promptly after the receipt of written Notice of any Action or Proceeding or claim against City Parties or City Party Indemnitees in respect of which indemnification may be sought pursuant to Section 19.7, notify Owner in writing of such Action or Proceeding or claim. If any such Action or Proceeding or claim shall be made or brought against City Parties or City Party Indemnitees, Owner may, or if so requested by City Parties shall, assume the defense thereof with counsel of its selection reasonably acceptable to City Parties and which shall be reasonably competent and experienced to defend City Parties and/or City Party Indemnitees. In such circumstances, the City Parties and City Party Indemnitees shall (i) at no cost or expense to City Parties and/or City Party Indemnitees, cooperate with Owner and provide Owner with such information and assistance as Owner shall reasonably request in connection with such Action or Proceeding or claim, and (ii) at its own expense, have the right to participate and be represented by counsel of its own choice in any such action or with respect to any such claim. If Owner assumes the defense of the relevant claim or action, Owner shall not conclude any settlement that requires any action or forbearance from action or payment or admission by City Parties or any City Party Indemnitee without the prior Approval of such Party, as applicable. The obligations of Owner under Section 19.7 shall not extend to any loss, damage and expense of whatever kind and nature (including all related costs and expenses) to the extent the same results from the acts of City Parties or a City Party Indemnitee (unless required by Applicable Law or applicable legal process) after the assertion of any claim which gave rise to the obligation to indemnify which prejudices the successful defense of the Action or Proceeding or claim without, in any such case, the prior written Approval of Owner (such Approval not to be required in a case where Owner has not assumed the defense of the Action or Proceeding or claim). If Owner has assumed the defense of the relevant Action or Proceeding or claim, City Parties agree to afford Owner and its counsel the opportunity to be present at, and to participate in, conferences between City Parties and any Persons, including Governmental Authorities, or conferences between City Parties and representatives of or counsel for such Person, asserting any claim or action against City Parties or City Party Indemnitees covered by the indemnity contained in Section 19.7 to the extent such conference relates to the subject matter of the claim or action covered by the indemnity contained in Section 19.7.

19.9 Failure to Defend. It is understood and agreed by Owner that if City Parties or any City Party Indemnitee is made a defendant in any Action or Proceeding or Claim for which it is indemnified pursuant to this Agreement, and Owner fails or refuses to assume the defense thereof, after having received Notice by City Parties or any City Party Indemnitee of its obligation hereunder to do so, City Parties or such City Party Indemnitee may compromise or settle or defend any such Action or Proceeding or Claim, and Owner shall be bound and obligated to reimburse City Parties and/or such City Party Indemnitee for the amount reasonably expended by City Parties and/or City Party Indemnitee in settling and compromising any such Action or Proceeding or Claim, or for the amount reasonably expended by City Parties and/or any City Party Indemnitee in paying any judgment rendered therein, together with all reasonable attorneys’ fees incurred by City Parties and/or any City Party Indemnitee for defense or settlement of such Action or Proceeding or Claim. Any judgment rendered against City Parties and/or any City Party Indemnitee or amount reasonably expended by City Parties and/or any City Party Indemnitee in compromising or settling such Action or Proceeding or Claim shall be conclusive as determining the amount for which Owner is liable to reimburse City Parties and/or any City Party Indemnitee hereunder. To the extent that City Parties and/or any City Party Indemnitee has the right to, and in fact does, assume the defense of such Action or Proceeding or Claim, City Parties and/or each City Party Indemnitee shall have the right, at its expense, to employ independent legal counsel in connection with any Action or Proceeding or Claim, and Owner shall cooperate with such counsel in all reasonable respects at no cost to City Parties or any City Party Indemnitee.

19.10 No Third-Party Beneficiary. The provisions of Sections 19.7, 19.8 and 19.9 are solely for the benefit of the City Parties, City Party Indemnitees, Owner, and Owner’s Related Parties and are not intended to create or grant any rights, contractual or otherwise, to any other person.

19.11 Surety Bonds for Additional Work. Prior to the commencement of any Additional Work that shall cost in excess of the Additional Work Surety Bond Threshold, whether or not such work is Material Additional Work, and at all times during the performance of such Additional Work and for so long after the completion thereof that any of Owner’s other contractors and subcontractors (other than the Additional Work Construction Contractor) have not been paid in full in respect to the Additional Work, Owner shall cause the Additional Work Construction Contractor to obtain, keep and maintain performance and payment bonds from a Qualified Surety in a total amount equal to one hundred percent (100%) of the costs of the Additional Work.

19.12 No Waiver. Approval, disapproval or failure to act by City Parties regarding any insurance applied by Owner shall not relieve Owner of full responsibility or liability for damages or accidents as set forth in this Agreement. Neither shall the bankruptcy, insolvency or denial of liability by the insurance company exonerate Owner from any such liability.

19.13 Increase in Risk. Owner shall not do or permit to be done any act or thing as a result of which either (a) any policy of insurance of any kind covering any or all of the Land or any liability of City Parties in connection therewith becomes void or suspended and such insurance policy is not replaced, or (b) the insurance risk under any such policy would (in the opinion of the insurer thereunder) be made materially greater and action is not taken to address the risk.

ARTICLE XX.

CONDEMNATION

20.1 Condemnation of Substantially All of the Complex Site.

20.1.1 Termination Rights. If, at any time during the Term, title to the whole or Substantially All of the Complex Site is taken in any Condemnation Action (or conveyed in lieu of any such Condemnation Action), other than for a temporary use or occupancy that is for one (1) year or less in the aggregate, then Owner may, at its option, terminate this Agreement by Notice to City Parties, and in such event this Agreement shall terminate and expire on the date of such taking (or conveyance) and all other payments, including Impositions, shall be paid to the date of such taking (or conveyance)). With respect to any sums payable to City Parties hereunder or pursuant hereto that are to be paid to City Parties in the event of such termination but which are not then capable of ascertainment, reasonable estimates of such items shall be made and such estimates shall be included in the aforesaid payment, and City Parties and Owner shall make adjustments to correct any error in such estimates as and when the same become determined.

20.1.2 Condemnation Awards. All Condemnation Awards payable as a result of or in connection with any taking of the whole or Substantially All of the Complex Site shall be paid and distributed in accordance with the provisions of this Section 20.1.2. Notwithstanding the division of the Condemnation Award by a court or condemning authority in a Condemnation Action, all Condemnation Awards shall be payable first, to pay outstanding Permitted Project Financing and any other Debt (as required by the applicable loan documents) of and other investments by Owner and its Affiliates to pay for construction of the Improvements, second, to satisfy any remaining obligations of Owner to City Parties under this Agreement, and thereafter to Owner.

20.2 Condemnation of Part. In the event of a Condemnation Action affecting less than the whole or less than Substantially All of the Complex Site, the Term shall not be reduced or affected in any way, and the following provisions shall apply:

20.2.1 Condemnation Awards. All Condemnation Awards payable as a result of or in connection with any taking of less than the whole or less than Substantially All of the Complex Site shall be paid and distributed in accordance with the provisions of this Section 20.2. Notwithstanding the division of the Condemnation Award by a court or condemning authority in a Condemnation Action, Owner shall be entitled to the entire proceeds of the Condemnation Award (subject to the rights of any Mortgagees). The Condemnation Award payable to Owner pursuant to this Section 202 shall be paid to Owner and applied by Owner in the following order of priority: (i) payment of all Condemnation Expenses and (ii) paying any remainder to Owner (subject to the rights of any Mortgagees). For purposes of this Article XX, “Substantially All of the Complex Site” shall be deemed to have been taken if, by reason of the taking of title to or possession of the Complex Site or any portion thereof by Condemnation Actions, an Inoperable Condition exists or is reasonably expected to exist for longer than one (1) year.

20.2.2 Restoration of the Complex Site. Following a condemnation of less than the whole or Substantially All of the Complex Site during the Term, Owner shall, subject to the requirements of Section 15.2 and Article XX, with reasonable diligence (subject to Excusable Owner Delay and/or City Party Delay), commence and thereafter proceed to repair, alter and restore the remaining part of the Complex Site described in clause (a) of the definition thereof to substantially their former condition to the extent that the same may be feasible and in accordance with the Final Base Complex Plan that has been Approved pursuant to the terms of this Agreement, as and if required, to the extent practical and permitted by Applicable Law. Such repairs, alterations or restoration, including temporary repairs for the protection of Persons or Property pending the completion of any part thereof are sometimes referred to in this Article XX as the “Condemnation Repair Work.”

20.3 Temporary Taking. If the whole or any part of the Complex Site shall be taken in Condemnation Actions for a temporary use or occupancy of one (1) year or less, the Term shall not be reduced, extended or affected in any way. Except to the extent that Owner is prevented from doing so pursuant to the terms of the order of the condemning authority or because it is not practical as a result of such taking, Owner shall continue to perform and observe all of the other covenants, agreements, terms and provisions of this Agreement as though such temporary taking had not occurred. In the event of any such temporary taking, Owner shall be entitled to receive the entire amount of any Condemnation Award made for such taking (subject to the rights of any Mortgagees), whether such award is paid by way of damages or otherwise, less any Condemnation Expenses paid by City Parties, if any.

20.4 Condemnation Proceedings. Notwithstanding any termination of this Agreement, (i) Owner and City Parties each shall have the right, at their own expense, to appear in any Condemnation Action and to participate in any and all hearings, trials and appeals therein.

20.5 Notice of Condemnation. If City Parties or Owner shall receive Notice of any proposed or pending Condemnation Action affecting the Complex Site, the Party receiving such Notice shall promptly notify the other Party hereto.

20.6 Survival. The provisions contained in this Article XX shall survive the expiration or earlier termination of this Agreement, but only insofar as such provisions relate to any Condemnation Action or Condemnation Awards that arose prior to the expiration or earlier termination of this Agreement.

ARTICLE XXI.

ASSIGNMENT AND TRANSFER

21.1 Assignment. Owner hereby acknowledges that City Parties have entered into this Agreement because of Owner’s financial strength, goodwill, ability and expertise and that, accordingly, this Agreement is one which is personal to Owner, and Owner agrees for itself and its successors and assigns in interest hereunder that it shall not, during the Term of this Agreement, relinquish control of the Complex Site, the Project Improvements or the Property generally, subject only to the rights granted to the Operator under the terms of the Operating Agreement. As used in this Section 21.1, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Complex Site. Any assignment, sale, transfer, conveyance, mortgage, pledge encumbrance or other transfer in contravention of the foregoing agreement (each a “Transfer”) without the prior written Approval of City, shall not be permitted hereunder and shall constitute an Event of Default. In no event shall the City Parties have any control or discretion over the financing or ownership structure utilized by Owner, provided Owner maintains operational control of the Complex as provided herein above; provided, however, upon City’s reasonable, written request, Owner shall provide City with evidence reasonably satisfactory to the City that Owner maintains operational control of the Complex.

21.2 Costs. In connection with any request for City’s Approval under this Article XXI, and as a condition to City’s obligation to deliver its Approval, Owner shall pay to City all reasonable third-party costs and expenses incurred by City in reviewing Owner’s request for Approval, whether or not City grants such Approval.

21.3 No Waiver of Rights by City Parties. The Approval of City of any proposed Transfer shall not be a waiver of any right to object to further or future proposed Transfers, and the Approval of City of each such successive proposed Transfer must be first obtained in writing from City. No such Transfer shall alter or impair the obligations hereunder of Owner or any other person constituting Owner or holding any interest hereunder before any such Transfer.

21.4 Conditions to Effectiveness of Any Transfer. Any proposed Transfer to which City’s Approval is required by this Article XXI shall be void and shall confer no right upon the proposed transferee with respect to this Agreement unless and until (a) such Approval of City is obtained, (b) the transferee of Owner shall have assumed in writing each and every one of the terms, covenants and provisions of Owner contained in this Agreement with respect to the period from and after the Transfer, by an instrument delivered to City, and (c) any then-existing default by Owner under this Agreement is fully cured (it being expressly acknowledged that City may condition its Approval of any Transfer on the cure of any and all such defaults existing at the time of such proposed Transfer). Any such Transfer in which City has given its Approval shall not constitute a release of any liability, existing or future, under this Agreement unless such Approval specifically includes an express written release by City, which release City has no obligation to provide. Subject to the provisions of this Article XXI, this Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns in interest hereunder.

21.5 Use Agreements. Nothing contained in this Agreement shall prevent or restrict Owner from leasing portions of the Project Improvements under Use Agreements, in accordance with the terms of this Agreement and without City’s Approval, provided that each such Use Agreement (a) shall be subject and subordinate to this Agreement and any Mortgage and to the rights of City hereunder and the rights of any Mortgagee thereunder, and shall expressly so state, and (b) shall be operated at the Operating Standard. Owner shall at all times remain liable for the performance of all of the covenants and agreements under this Agreement on Owner’s part to be so performed.

21.6 Transfers by City Parties. Except with respect to a City Party Transfer to the other City Parties or a City Controlled Entity that is capable of performing and complying with all obligations of City Parties hereunder, the City Parties shall not effect a City Party Transfer of their interest in this Agreement at any time or from time to time to any Person (a “City Party Transferee”). without the prior Approval of Owner, such Approval not to be unreasonably withheld. For purposes of this Section 21.6, a “City Party Transfer” shall mean any assignment or other transfer by a City Party of this Agreement or any part thereof or interest therein by a City Party. City Parties shall promptly give Notice to Owner advising Owner of the name of any City Party Transferee. Any security given by Owner to secure performance of Owner’s obligations under this Agreement shall be transferred by City Parties to the successor in interest of City Parties, and City Parties shall thereby be discharged of any further obligation relating thereto.

21.7 No Release.

21.7.1 Owner. Notwithstanding any Transfer, Owner shall remain fully responsible and liable for compliance with all of Owner’s other obligations under this Agreement for periods prior to such Transfer.

21.7.2 City Party. No City Party Transfer shall relieve such City Party from any of its obligations under this Agreement for periods prior to such City Party Transfer, except that City Party shall be relieved from any obligations under this Agreement relating to periods on and after the date of the City Party Transfer in question if, and only if (a) Owner Approves such City Party Transfer or (b) Owner’s Approval to such City Party Transfer is not required pursuant to the terms of Section 21.6.

21.8 General Provisions. Owner shall, in connection with any assignment, conveyance, or lease, upon the written request of City, provide Notice to City of the name, legal composition and address of any assignee or grantee. In addition, upon the written request of City, Owner shall provide City with a description of the nature of the assignee’s or grantee’s business to be carried on in the Complex Site. In no event, however, shall Owner be required to provide City with a copy of any assignment agreement, deed, or lease.

ARTICLE XXII.

REPRESENTATIONS, WARRANTIES AND COVENANTS

22.1 Owner’s Representations and Warranties. As an inducement to City Parties to enter into this Agreement, Owner represents and warrants to City Parties that notwithstanding anything herein to the contrary and as of the Execution Date:

(a) Organization. Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The business which Owner carries on and which it proposes to carry on may be conducted by Owner. Owner is duly authorized to conduct business as a corporation in the State of Texas and each other jurisdiction in which the nature of its properties or its activities requires such authorization.

(b) Authority. The execution, delivery and performance of this Agreement by Owner are within Owner’s powers, and have been duly authorized by all necessary action of Owner.

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions herein or therein contemplated nor compliance with the terms and provisions hereof or thereof shall contravene the organizational documents of Owner nor any Applicable Law to which Owner is subject or any judgment, decree, license, order or permit applicable to Owner, or shall conflict or be inconsistent with, or shall result in any breach of any of the terms of the covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of a lien upon any of the property or assets of Owner pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument (other than this Agreement) to which Owner is a party or by which Owner is bound, or to which Owner is subject.

(d) No Consent. Except as set forth in Schedule 23.1(4 no consent, authorization, approval, order or other action by, and no Notice to or filing with, any court or Governmental Authority or regulatory body or third party is required for the execution, delivery and performance by Owner of this Agreement.

(e) Valid and Binding Obligation. This Agreement is the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as limited by applicable relief, liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

(f) No Pending Litigation. There is no action, proceeding, or inquiry, at law or in equity, before any court, arbitrator, governmental or other board or official, pending or, to the knowledge of Owner, threatened against or affecting Owner, which the management of Owner in good faith believes that the outcome of which would (a) materially and adversely affect the validity or enforceability of, or the authority or ability of Owner under, this Agreement to perform its obligations under this Agreement, or (b) have a material and adverse effect on the consolidated financial condition or results of operations of Owner or on the ability of Owner to conduct its business as presently conducted or as proposed or contemplated to be conducted (including the operation of the Improvements).

(g) No Material Environmental Event. Owner has conducted its own due diligence and determined that no Environmental Event has occurred or is existing at the Complex Site that would prevent Owner from performing its obligations under this Agreement.

22.2 Owner Covenants.

(a) Stormwater detention requirements shall be in accordance with City Codes.

(b) If wetlands or other critical environmental features are determined to exist on the Complex Site, Owner shall design the Complex and other elements in a manner consistent with federal, state, and local law.

(c) Renderings and depictions of the Complex shall not be advertised or released to the public without the mutual consent of the Parties.

(d) Owner shall provide to City the Project Construction Contract Bond or the Project Contractor Parent Guarantee in accordance with Section 9.4.4 hereof in a form and an amount and for a term reasonably acceptable to City.

(e) Owner shall provide the City Parties with a copy of any non-disclosure agreement between Owner and Operator.

(f) Owner shall use good faith and commercially-reasonable efforts, including the expenditure of reasonable sums, to obtain all Governmental Authorizations in a timely manner and otherwise in accordance with the terms hereof.

22.3 City’s Parties’ Representations and Warranties.

As an inducement to Owner to enter into this Agreement, City represents and warrants to Owner that notwithstanding anything herein to the contrary and as of the Execution Date:

(a) Organization. City is a Texas home rule municipal corporation duly formed and validly existing under the laws of the State of Texas with all necessary power and authority to enter into this Agreement and to consummate the transactions herein contemplated. MEDC is non-profit corporation duly formed and validly existing under the laws of the State of Texas with all necessary power and authority to enter into this Agreement and to consummate the transactions herein contemplated. MCDC is non-profit corporation duly formed and validly existing under the laws of the State of Texas with all necessary power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b) Authority. The execution, delivery and performance of this Agreement by City Parties is within City Parties’ powers, respectively, and have been duly authorized by all necessary action of City Parties.

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions herein or therein contemplated nor compliance with the terms and provisions hereof or thereof shall contravene any Applicable Law to which City Parties are subject or any judgment, decree, license, order or permit applicable to City Parties.

(d) No Consent. Except as otherwise set forth herein, upon the execution of this Agreement by City Parties, City Parties shall have caused all governmental proceedings required to be taken by or on behalf of City Parties to authorize City Parties to make and deliver this Agreement and to perform the covenants, obligations and agreements of City Parties hereunder.

(e) Valid and Binding Obligation. This Agreement is the legal, valid and binding obligation of City Parties, enforceable against City Parties in accordance with its terms, except as limited by applicable relief, liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

(f) No Pending Litigation, Investigation or Inquiry. There is no action, proceeding, inquiry or investigation, at law or in equity, before any court, arbitrator, governmental or other board or official, pending or, to the knowledge of City Parties, threatened against or affecting City Parties, which City Parties in good faith believe that the outcome of which would (a) materially and adversely affect the validity or enforceability of, or the authority or ability of City Parties under, this Agreement to perform their obligations under this Agreement, or (b) have a material and adverse effect on the consolidated financial condition or results of operations of City Parties or on the ability of City Parties to conduct its business as presently conducted or as proposed or contemplated to be conducted.

(g) Environmental Event. MEDC has no knowledge of any Environmental Event affecting the Complex Site that has occurred since MEDC obtained fee title to the Land from the predecessor owner or any off-site land on which MEDC expects Owner to construct infrastructure improvements related to, or for, the Complex Site.

(h) Proceedings. To the knowledge of City Parties, there are no actions, suits or proceedings pending or threatened or asserted against City Parties affecting any portion of the Complex Site, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(i) Compliance with Laws. Neither MEDC nor the City have received any Notice of any violation of any ordinance, regulation, law or statute of any Governmental Authority pertaining to the Complex Site or any portion thereof.

22.4 City Parties Covenants.

(a) Owner acknowledges that the City Parties cannot preclude the possibility that it may assist in a similar manner to this Agreement with the developing and providing incentives to venues specifically designed for sports, entertainment or other purposes related to the events of the type provided by the Complex.

(b) The City Parties shall recognize and refer to the Complex by its official designated name and shall (and shall work with other applicable Governmental Authorities to) provide the primary naming rights partner and other sponsors with the inclusion of the names of the Project Improvements and Additional Improvements on directional signage and highway signage.

(c) Except for the Ticket Fee and a public improvement district (“PID”) assessment, if the City receives PID consent from the Owner, the City shall not impose on all or any portion of the Improvements or Owner or the Land any targeted or special taxes, fees or assessments, including special district taxes, fees, charges or assessments, unless such taxes, fees or assessments have been mutually agreed upon by the Parties. The foregoing covenant shall not prohibit the City from exercising its Governmental Functions or from imposing taxes, fees, charges or assessments, including special district taxes, fees, or assessments that are generally applicable within the City so long as such taxes, fees or assessments are not targeted or otherwise designed to primarily impact the Complex Site, it being understood that if any such generally applicable tax is levied, Owner may request that the City discuss in good faith (and the City in such case shall discuss in good faith) modifications to the terms of this Agreement in order to account for the economic impact that such taxes have on Owner. For the avoidance of doubt, the TIRZ, and revenues from the TIRZ, shall not constitute a tax, fee, or assessment prohibited by this Section 22.4.

(d) Subject to Owner’s satisfaction of all conditions precedent to the sale of the Land, including Owner’s payment of the Purchase Price, the MEDC covenants that it shall execute and deliver to Owner at closing a special warranty deed and such other customary closing documents as may be reasonably required by Owner’s title or escrow agent to vest in Owner fee simple title to the Land, insurable subject only to the Permitted Exceptions, the restrictive covenant regarding multi-family residential uses, and the rights and reservations of the MEDC under this Agreement.

(e) City Parties affirm their consent to all renderings and depictions of the Complex advertised or released to the public and delivered by Owner to a City Party prior to the execution of this Agreement.

Except as otherwise expressly set forth herein, nothing in this Agreement shall be deemed to impose on City Parties any liability on account of any act or failure to act by any person other than City Parties (or, where expressly so provided herein, City Parties’ agents and employees).

ARTICLE XXIII.

DEFAULTS AND REMEDIES

23.1 Events of Default.

23.1.1 Owner Default. The occurrence of any of the following shall be an “Event of Default” by Owner or an “Owner Default”:

(a) Unless Owner terminates this Agreement in accordance with Section 3.3.2, the failure of Owner to acquire the Land from the MEDC and pay the Purchase Price pursuant to and in accordance with Article HI:,

(b) The failure of Owner to enter into a fully executed Operator Agreement by December 15, 2024;

(c) The failure of Owner to obtain a TCO within thirty-six (36) months from the date of Entitlement;

(d) The failure of Owner to obtain a CO within forty-two (42) months from the date of Entitlement;

(e) The failure of Owner to keep, observe or perform any of the terms, covenants or agreements contained in this Agreement on Owner’s part to be kept, performed or observed (other than those referred to in clauses (a)-(d) above and (f) below) if: (1) such failure is not remedied by Owner (a) in the case of a monetary default, within ten (10) days after Notice from a City Party to Owner of such default and (b) in the case of a non-monetary default, thirty (30) days after Notice from a City Party to Owner of such default, or (2) in the case of any such default that cannot with due diligence and good faith be cured within ten (10) days (with respect to a monetary default) or thirty (30) days with respect to a non-monetary default, Owner fails to commence to cure such default within ten (10) or thirty (30) days, as applicable, after Notice from a City Party to Owner of such default, or Owner fails to prosecute diligently the cure of such default to completion within such additional period as may be reasonably required to cure such default with diligence and in good faith; it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within such ten (10) or thirty (30) day time period, as applicable, but is otherwise reasonably susceptible of cure, the time within which Owner is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith; provided, however, that if such default is not cured within one hundred eighty (180) days after Notice from a City Party of such default, (notwithstanding Owner’s diligent prosecution of curative efforts), then such failure shall constitute an Event of Default under this Agreement; or

(f) The (1) filing by Owner of a voluntary petition in bankruptcy; (2) adjudication of Owner as bankrupt; (3) approval as properly filed by a court of competent jurisdiction of any petition or other pleading in any action seeking reorganization, rearrangement, adjustment or composition of, or in respect of Owner under the United States Bankruptcy Code or any other similar state or federal law dealing with creditors’ rights generally; (4) Owner’s assets are levied upon by virtue of a writ of court of competent jurisdiction; (5) insolvency of Owner; (6) assignment by Owner of all or substantially of its assets for the benefit of creditors; (7) initiation of procedures for involuntary dissolution of Owner, unless within ninety (90) days after such filing, Owner causes such filing to be stayed or discharged; (8) Owner ceases to do business in any manner; and (9) appointment of a receiver, trustee or other similar official for Owner, or Owner’s property, unless within ninety (90) days after such appointment, Owner causes such appointment to be stayed or discharged.

23.1.2 City Party Default. The occurrence of the following shall be an “Event of Default” by a City Party or a “City Party Default”:

(a) the failure of City Party to pay any of its monetary obligations to Owner under this Agreement when due and payable if such failure continues for twenty (20) Business Days after Owner gives notice to such City Party that such amount was not paid when due;

(b) the failure of City Party to perform or observe any of the other obligations, covenants or agreements to be performed or observed by such City Party under this Agreement within thirty (30) days after notice from Owner of such failure; provided, however, that if such performance or observance cannot reasonably be accomplished within such thirty (30) calendar day period, then no Event of Default shall occur unless City Party fails to commence such performance or observance within such thirty (30) calendar day period and fails to diligently prosecute such performance or observance to conclusion thereafter; provided further, however, that if such performance or observance has not been accomplished within one hundred eighty (180) days after notice from Owner to City Party of such failure (notwithstanding City Party’s diligent prosecution of its curative efforts), then such failure shall constitute an Event of Default hereunder;

(c) the material breach of any representation or warranty made in this Agreement by City Party and such breach is not remedied within thirty (30) days after Owner gives notice to City Party of such breach; or

(d) the (1) filing by a City Party of a voluntary petition in bankruptcy; (2) adjudication of a City Party as a bankrupt; (3) approval as properly filed by a court of competent jurisdiction of any petition or other pleading in any action seeking reorganization, rearrangement, adjustment or composition of, or in respect of a City Party under the United States Bankruptcy Code or any other similar state or federal law dealing with creditors’ rights generally; (4) a City Party’s assets are levied upon by virtue of a writ of court of competent jurisdiction; (5) insolvency of a City Party; (6) assignment by a City Party of all or substantially of its assets for the benefit of creditors; (7) initiation of procedures for involuntary dissolution of a City Party, unless within ninety (90) days after such filing, such City Party causes such filing to be stayed or discharged; (8) City Party ceases to do business in any manner other than as a result of an internal reorganization and the respective obligations of such City Party are properly transferred to a successor entity; and (9) appointment of a receiver, trustee or other similar official for a City Party, or a City Party’s property, unless within ninety (90) days after such appointment, such City Party causes such appointment to be stayed or discharged.

23.2 Remedies. Subject to the provisions of this Article XXIII:

23.2.1 City Parties’ Remedies.

Subject to this Article XXIII, upon the occurrence of an Owner Default, a City Party may, in its sole discretion, pursue the following remedies after delivery of Notice to Owner:

(a) In the event of an Owner Default pursuant to Section 23.1.1(0:

(i) City Parties may terminate this Agreement by providing written Notice to Owner; and

(ii) Owner shall pay the City Parties Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(b) In the event of an Owner Default pursuant to Section 23.1.1(b), Owner shall not be entitled to receive any City Party contribution or incentive set forth in Section 9.8;

(c) In the event of an Owner Default pursuant to Section 23.1.1(c), Owner shall not be entitled to receive any City Party contribution or incentive set forth in Section 9.8 other than reimbursement of the Purchase Price as set forth in Section 9.8.4(c); provided, however, that such reimbursement shall be reduced by liquidated damages in the amount of $5,000 per day, which damages shall accrue until Owner has obtained a TCO;

(d) In the event of an Owner Default pursuant to Section 23.1.1(d), Owner shall not be entitled to receive any City Party contribution or incentive set forth in Section 9.8 other than the reimbursement of the Purchase Price as set forth in Section 9.8.4(c), until Owner has obtained a CO, and Owner shall pay liquidated damages in the amount of $5,000 per day in the form of a reduction to, at the City Parties’ option, one or more of the contributions and/or incentives provided in Section 9.8, which damages shall accrue until Owner has obtained a CO;

(e) In the event of any Owner Default set forth in Section 23.1.1(e), Owner shall pay liquidated damages in the amount of $5,000 per day in the form of a reduction to, at the City Parties’ option, one or more of the contributions and/or incentives provided in Section 9.8, which damages shall accrue from the date a City Party has provided Owner with a Notice of Owner Default until Owner has cured such Owner Default. Notwithstanding the foregoing, should any Owner Default under Section 23.1.1(e) not be cured within 180 days, Owner shall thereafter not be entitled to receive any City Party contribution or incentive set forth in Section 9.8. If, upon a City Party’s Notice to Owner of an Owner Default pursuant to Section 23.1.1(e), the Owner has a reasonable, good-faith basis to assert, and does assert, such Owner Default has not occurred, the Parties shall resolve such disagreement pursuant to Section 11.5.1; and

(f) In the event of an Owner Default pursuant to Section 23.1.1(f), City Parties may terminate this Agreement by providing written Notice to Owner and Owner shall not be entitled to receive any additional City Party contributions or incentives set forth in Section 9.8. If an Owner Default pursuant to Section 23.1.1(f) occurs after Owner has purchased the Land from MEDC but prior to the time MEDC has reimbursed Owner pursuant to Section 9.8.4(c), MEDC shall retain the Purchase Price, including any amounts received on any Letter of Credit provided by Owner to the MEDC for the Purchase Price.

No expiration or termination of this Agreement, or summary dispossession proceedings, abandonment, bankruptcy, re-entry by a City Party or vacancy, shall relieve Owner of any of its liabilities and obligations under this Agreement that arose during the Term of this Agreement, and Owner shall remain liable to City Parties for all damages resulting from any Event of Default, including but not limited to any damage resulting from the breach by Owner of any of its obligations under this Agreement to pay any sums which Owner is obligated to pay hereunder. If an Event of Default exists, Owner shall, immediately on its receipt of a written demand therefor from a City Party, reimburse such City Party for (a) all reasonable expenses (including but not limited to any and all reasonable costs, management expenses, operating expenses, legal expenses and reasonable attorneys’ fees) incurred by a City Party (i) in curing or seeking to cure any Event of Default and/or (ii) in exercising or seeking to exercise any of a City Party’s rights and remedies under this Agreement and/or at law or in equity on account of any Event of Default, plus (b) interest on all such expenses, at the lesser of the prime rate (as reported by the Wall Street Journal’s bank survey) plus 3% or the highest rate then permitted on account thereof by applicable law, all of which expenses shall be payable by Owner immediately on demand therefor by a City Party.

23.2.2 Owner’s Remedies. Subject to this Article XXIII, upon the occurrence of any City Party Default beyond the expiration of any applicable notice and cure periods, Owner may, at its sole discretion, have the option to pursue any one or more of the following remedies without any Notice or demand whatsoever, other than any Notice expressly provided in this Agreement:

(a) Owner may terminate this Agreement for a City Party Default under Section 25.2; and

(b) Owner may exercise any and all other remedies available to Owner at law or in equity;

provided that notwithstanding the foregoing or anything else herein to the contrary, Owner’s rights under this Section 23.2 shall be subject to the waiver and release contained in Section 17.3.

23.2.3 Right to Terminate. Without limitation of the other termination rights expressly provided to the applicable parties hereunder, there shall be no right to terminate upon the occurrence of either an Owner Default set forth in Sections 23.1.1(b)-(e), or a City Party Default except as set forth in Section 23.2.2(a).

23.2.4 Cumulative Remedies. Subject to the provisions of this Article XXIII, each right or remedy of City Parties and Owner provided for in this Agreement shall be cumulative of and shall be in addition to every other right or remedy of City Parties or Owner provided for in this Agreement, and the exercise or the beginning of the exercise by City Parties or Owner of any one or more of the rights or remedies provided for in this Agreement shall not preclude the simultaneous or later exercise by City Parties or Owner of any or all other rights or remedies provided for in this Agreement or hereafter existing at law or in equity, by statute or otherwise.

23.3 Right to Injunction. In addition to the remedies set forth in this Article XXIII, the Parties shall be entitled to seek injunctive relief prohibiting (rather than mandating) action by the other Party in connection with an Event of Default and to seek declaratory relief with respect to any matter under this Agreement for which such remedy is available hereunder, at law or in equity.

23.4 No Waivers.

23.4.1 General. No failure or delay of any Party, in any one or more instances (i) in exercising any power, right or remedy under this Agreement or (ii) in insisting upon the strict performance by the other Party of such other Party’s covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy. The covenants, obligations, and agreements of a defaulting Party and the rights and remedies of the other Party upon a default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

23.4.2 No Accord and Satisfaction. Without limiting the generality of Section 23.1.1 above, no acceptance by a City Party or Owner of a lesser sum than then due shall be deemed to be other than on account of the earliest installment of the amounts due under this Agreement, nor shall any endorsement or statement on any check, or any letter accompanying any check, wire transfer or other payment, be deemed an accord and satisfaction. City Parties and Owner may accept a check, wire transfer or other payment without prejudice to its right to recover the balance of such installment or pursue any other remedy provided in this Agreement.

23.4.3 No Waiver of Termination Notice. Without limiting the effect of Section 23.1.1 above, the receipt by a City Party of any sums paid by Owner after the termination in any manner of the Term, or after the giving by a City Party of any Notice hereunder to effect such termination, shall not, except as otherwise expressly set forth in this Agreement, reinstate, continue or extend the Term, or destroy, or in any manner impair the efficacy of, any such Notice of termination as may have been given hereunder by a City Party to Owner prior to the receipt of any such sums paid or other consideration, unless so agreed to in writing and executed by a City Party.

23.5 Effect of Termination. If City Parties or Owner elect to terminate this Agreement, as provided herein (whether such termination occurs pursuant to this Article XXIII or any other provision hereof), this Agreement shall, on the effective date of such termination, terminate with respect to all future rights and obligations of performance hereunder by the Parties (except for the rights and obligations herein that expressly are to survive termination hereof). Termination of this Agreement shall not alter the then existing Claims, if any, of either Party for breaches of this Agreement occurring prior to such termination and the obligations of the Parties hereto with respect thereto shall survive termination.

ARTICLE XXIV.
MORTGAGES

24.1 Owner’s Right to Grant Liens .

24.1.1 Owner’s Right to Mortgage or Pledge. Owner shall have the unrestricted right, at any time and from time to time, with Notice to City Parties, during the Term, to grant one or more Mortgages as security for Permitted Project Financing made by a Permitted Project Financing Holder.

24.1.2 No Subordination by City Parties. Neither this Article XXIV nor any other provision of this Agreement requires, or shall be construed to require, City Parties to subordinate City Parties’ interest in this Agreement to a Mortgagee.

ARTICLE XXV.

GENERAL PROVISIONS

25.1 No Broker’s Fees or Commissions. Each Party hereto hereby represents to the other Party hereto that such Party has not created any liability for any broker’s fee, broker’s or agent’s commission, finder’s fee or other fee or commission in connection with this Agreement.

25.2 Non-Appropriation. Notwithstanding any other provision in this Agreement, the Parties agree that (a) the provisions of this Section 25.2 shall prevail over any other provisions of this Agreement and (b) the obligation of City Parties to pay any money under any provision of this Agreement is contingent upon an Appropriation by City Parties in the amount of such payment or other monetary obligation. Neither City Parties nor their elected officials, attorneys or other individuals acting on behalf of City Parties, make any representation or warranty as to whether any appropriation shall, from time to time during the Term of this Agreement, be approved by the Controlling Body of such City Party. Notwithstanding anything in this Agreement to the contrary, the failure of City Parties to make an Appropriation shall not cause City Parties to be in default under the terms of this Agreement, there being no obligation imposed by law requiring the same; provided, however, in the event of a Non-Appropriation by City Parties related to an undisputed monetary obligation of City Parties under this Agreement, Owner, as its sole and exclusive remedy as a result thereof, may terminate this Agreement pursuant to Article

25.3 Employment of Consultants. City Parties shall have the right, at their sole cost and expense unless otherwise expressly provided herein, to employ such consultants as such City Party may deem necessary to assist in the review of any and all plans, specifications, reports, agreements, applications, bonds, statements and other documents and information to be supplied to City Parties by Owner under this Agreement and, subject to Article XVI, to perform any inspection rights on behalf of City Parties. Owner covenants and agrees to reasonably cooperate with such consultants in the same manner as Owner is required to cooperate with City Parties pursuant to the terms of this Agreement.

25.4 Reserved.

25.5 Open Records. If any Person requests a City Party to disclose any information of a confidential, proprietary or trade secret nature with respect to the private contract rights under the Texas Public Information Act (Tex. Gov’t Code Ann. Sec. 552.001 et seq.) or any equivalent or successor statute (the “Open Records Act”) and such information is subject to, or potentially subject to, an exception under the Open Records Act, then prior to making any such disclosure and to the extent permitted under Applicable Law, such City Party shall send Notice to Owner of such request within five (5) Business Days of City Party’s receipt of such request. Within five (5) Business Days of Owner’s receipt of such Notice from City Party, Owner shall notify such City Party in writing whether Owner desires City Party to request a determination from the Texas Attorney General (an “Opinion Request”) as to whether the requested information must be disclosed pursuant to the Open Records Act; provided that City Party shall only be required to comply with the foregoing to the extent that City Party, in good faith, believes there is a reasonable basis for claiming that the requested information is subject to an exception under the Open Records Act and the Open Records Act permits City Party to make an Opinion Request in the circumstance in question. Upon receipt of a request from Owner for City Party to make an Opinion Request and provided such City Party is required to act on same pursuant to the terms hereof, City Party, at Owner’s sole cost and expense, shall provide all commercially reasonable assistance to Owner necessary to draft the Opinion Request so that it may be completed and filed within the time period prescribed by the Open Records Act. After the Opinion Request is so filed, each Party shall cooperate with each other Party in preparing appropriate responses or filings to the Texas Attorney General and to any other Person with respect to the information request and the Opinion Request, including any commercially reasonable appeals involved with respect thereto, to prevent the disclosure of such information. Each Party shall also cooperate with each other Party and use reasonable efforts to promptly identify any possible third Person whose privacy or property interests may be compromised by any such information request in order to enable City Party to timely furnish to any such third Person any statutory Notice required by the Open Records Act and to seek any applicable exceptions from disclosure under the Open Records Act.

25.6 Maintenance of Rights of Way, Easements and Licenses. Owner, at Owner’s sole cost and expense, shall maintain, preserve and renew all rights of way, easements, grants, privileges, licenses and franchises reasonably necessary for the use of the Project Improvements from time to time. Owner shall not, without the prior Approval of City, initiate, join in or consent to any variance, private restrictive covenant or other public or private restriction as to the use of the Project Improvements or any portion thereof, or any declaration, plat or other document having the effect of subjecting the Project Improvements to the condominium or cooperative form of ownership. Owner shall, however, comply with all restrictive covenants which may at any time affect the Project Improvements, ordinances and other public or private restrictions relating to the use of the Project Improvements.

25.7 Compliance with Anti-Forfeiture Laws. Owner shall not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture against the Project Improvements or any part thereof. Without limiting the generality of the foregoing, the entry of a final, non-appealable judgment against Owner providing for the forfeiture of all or substantially all of the Complex Site or the Project Improvements, shall, at the election of a City Party (which election must be made within forty-five (45) days following entry of such judgment), constitute an immediate Owner Default.

25.8 Assignment of License Agreements: Name of Project Improvements; Trademarks. Owner hereby grants, conveys and assigns to City Parties a non-exclusive right to the trademarks and other intellectual property concerning the Complex for use in the City Parties’ promotional materials. As between the Parties, all goodwill arising from any such use shall inure to the benefit of Owner.

25.9 Marketing Rights.

25.9.1 Naming Rights. City Parties hereby grant to Owner the right to (a) name the Complex Site, the Project Improvements, any portions thereof and any operations therefrom and (b) give designations and associations to any portion of the Complex Site, the Project Improvements or the operations therefrom (collectively, “Naming Rights”); provided, however, that the exercise by Owner of the Naming Rights shall be subject to the prior written approval of City, which approval shall be deemed given unless the proposed exercise (u) would reasonably be considered lewd, offensive or immoral, including any sign or advertisement that promotes activities that would reasonably be considered lewd, offensive or immoral; (v) violates any Applicable Law, (w) promotes establishments whose primary business is illegal gambling, provided, however, that the foregoing shall not prohibit agreements with gambling enterprises otherwise permitted by Applicable Law, (x) uses the name of a Governmental Authority that is a county located in Texas or a city (regardless of whether located in Texas) (other than the City) located within a 50-mile radius of the Collin County Courthouse in McKinney, Texas, in each case, with a population in excess of 200,000, or (y) would reasonably cause embarrassment or disparagement to a City Party (including names containing drugs or drug paraphernalia, whether legal or illegal, barbarisms, racial epithets, obscenities, profanity, guns or firearms, names relating to any sexually-oriented business or enterprise or containing any overt political reference), and City Parties shall never require payment of any naming rights fee or other payments received by Owner for such Naming Rights. Notwithstanding the foregoing, the official name of the Complex shall include “McKinney “ Notwithstanding anything to the contrary contained in this Agreement, Owner hereby grants to City Parties the non-exclusive right to use (but not sublicense) the trade name, mark(s) and image(s) of the Complex solely for the purpose of marketing and promoting the Complex or a City Party, and for no other purpose; provided, that no such use shall imply that Owner or any of its Affiliates is the source of or has endorsed or sponsors any marketing or promotional activity of the City Parties. From and after the date Owner notifies City Parties of (1) Owner’s exercise of any one or more of the Naming Rights or (2) the existence of a naming rights agreement related thereto, City Parties shall (i) adopt the nomenclature designated in such naming rights agreement for the Complex Site or the portion thereof covered by such naming rights agreement and (ii) refrain from using any other nomenclature for the Complex Site or such portion thereof in any documents, press releases or other materials produced or disseminated by City Parties.

25.9.2 Sponsor Signs. Except as otherwise expressly set forth in Section 12.7.3 and subject to all City Codes, Owner shall have the exclusive right to sell, grant or license the placement of Signage in, on, about and throughout the Complex Site. Owner, at its sole discretion, may charge a fee for the placement of any such Signage. Owner shall have sole discretion as to the content of any such Signage subject to the terms of Section 25.9.

25.9.3 Use of Signage and Naming Rights Revenue. City Parties recognize that (a) Owner has contributed and/or shall contribute significant capital costs to the construction of the Project Improvements, (b) Owner shall be required to pay outstanding Debt (as required by the applicable loan documents) of and other investments by Owners and its Affiliates to pay for construction of the Improvements, (c) Owner shall incur significant cost in operating and maintaining the Complex Site, and (d) Owner shall incur significant cost in making and/or constructing improvements, capital repairs, and replacements at the Complex Site. In recognition of this financial burden and in further consideration of Owner’s obligations under this Agreement, Owner shall have the right to retain all revenues generated by or from the sale of naming rights, advertising and signage in all places on or about the Complex Site; provided however, Owner shall use all or part of such revenues for the payment of costs associated with construction of the Improvements and cost and expenses associated with operating, maintaining and repairing the Complex Site.

25.10 Verifications of Statutory Representations and Covenants. The Owner makes the following representations and covenants pursuant to Chapters 2252, 2271, 2274, and 2276, Texas Government Code, as amended (the “Government Code”). in entering into this Agreement. As used in such verifications, “affiliate” means an entity that controls, is controlled by, or is under common control with the Owner within the meaning of SEC Rule 405, 17 C.F.R. § 230.405, and exists to make a profit. Liability for breach of any such verification during the term of this Agreement shall survive until barred by the applicable statute of limitations, and shall not be liquidated or otherwise limited by any provision of this Agreement, notwithstanding anything in this Agreement to the contrary.

(a) Not a Sanctioned Company. The Owner represents that neither it nor any of its parent company, wholly- or majority-owned subsidiaries, and other affiliates is a company identified on a list prepared and maintained by the Texas Comptroller of Public Accounts under Section 2252.153 or Section 2270.0201, Government Code. The foregoing representation excludes the Owner and each of its parent company, wholly- or majority-owned subsidiaries, and other affiliates, if any, that the United States government has affirmatively declared to be excluded from its federal sanctions regime relating to Sudan or Iran or any federal sanctions regime relating to a foreign terrorist organization.

(b) No Boycott of Israel. The Owner hereby verifies that it and its parent company, wholly- or majority-owned subsidiaries, and other affiliates, if any, do not boycott Israel and shall not boycott Israel during the term of this Agreement. As used in the foregoing verification, “boycott Israel” has the meaning provided in Section 2271.001, Government Code.

(c) No Discrimination Against Firearm Entities. The Owner hereby verifies that it and its parent company, wholly- or majority-owned subsidiaries, and other affiliates, if any, do not have a practice, policy, guidance, or directive that discriminates against a firearm entity or firearm trade association and shall not discriminate against a firearm entity or firearm trade association during the term of this Agreement. As used in the foregoing verification, “discriminate against a firearm entity or firearm trade association” has the meaning provided in Section 2274.001(3), Government Code.

(d) No Boycott of Energy Companies. The Owner hereby verifies that it and its parent company, wholly- or majority-owned subsidiaries, and other affiliates, if any, do not boycott energy companies and shall not boycott energy companies during the term of this Agreement. As used in the foregoing verification, “boycott energy companies” has the meaning provided in Section 2276.001(1), Government Code.

25.11 Ethics Disclosure. The Owner represents that it has completed the applicable Texas Ethics Commission (“TEC”) form 1295 (“Form 1295”) generated by the TEC’s electronic filing application in accordance with the provisions of Texas Government Code Section 2252.908 and the rules promulgated by the TEC. The Parties agree that, with the exception of the information identifying the City Parties and the contract identification number, the City Parties are not responsible for the information contained in the Form 1295. The information contained in the Form 1295 has been provided solely by Owner and the City Parties have not verified such information.

[Signature Pages Follow]

MEDC:

MCKINNEY ECONOMIC DEVELOPMENT CORPORATION,
a Texas non-profit corporation

By:	/s/ Michael A. Kowski, Jr.
Name: Michael A. Kowski, Jr.
Title: President and CEO

By:	/s/ Brian S. Loughmiller.
Name: Brian S. Loughmiller
Title: Chairman of the Board

THE STATE OF TEXAS	§
§
COUNTY OF COLLIN	§

This instrument was acknowledged before me on this the 19th day of April, 2024, by Michael A. Kowski, Jr. and Brian S. Loughmiller, the President and Chief Executive Officer and the Chairman of the Board of Directors, respectively, of the McKinney Economic Development Corporation, a Texas non-profit corporation, on behalf of said McKinney Economic Development Corporation.

/s/ Blanca I. Garcia
Notary Public in and for the State of Texas
Blanca I. Garcia
Printed Name of Notary Public
My Commission Expires:	4/18/28

MEDC’S Address for Tax Notices:

McKinney Economic Development Corporation

Attention: Michael A. Kowski, Jr.

When recorded, return to:

Attention: Mark Houser

Signature Page to

Development Agreement

OWNER:

NOTES LIVE, INC.,
a Colorado corporation

By:	/s/ JW Roth
Name:	JW Roth
Title:	Chairman and CEO

THE STATE OF COLORADO	§
§
COUNTY OF EL PASO	§

This instrument was acknowledged before me on this the 16th day of April, 2024, by JW Roth, the Chairman and Chief Executive Officer of Notes Live, Inc., a Colorado corporation, on behalf of said Notes Live, Inc.

/s/ Kristin Hoskins
Notary Public in and for the State of Colorado
Kristin Hoskins
Printed Name of Notary Public
My Commission Expires:	June 20, 2027

Owner’s Address for Tax Notices:

Notes Live, Inc.
1755 Telstar Dr. Ste 501
Colorado Springs, CO 80921
Attention:	Heather Atkinson

When recorded, return to:

Attention: Mark Houser

Signature Page to

Development Agreement

This Agreement is executed to be effective for all purposes as of the Execution Date.

CITY:

CITY OF MCKINNEY, TEXAS,
a Texas home rule municipal corporation

By:	/s/ Paul G. Grimes
Name:	Paul G. Grimes
Title:	City Manager

THE STATE OF TEXAS	§
§
COUNTY OF COLLIN	§

This instrument was acknowledged before me on this the 19th day of April, 2024, by Paul G. Grimes the City Manager of the City of McKinney, Texas, a Texas home rule municipal corporation, on behalf of said City of McKinney, Texas.

/s/ Blanca I. Garcia
Notary Public in and for the State of Texas
Blanca I. Garcia
Printed Name of Notary Public
My Commission Expires:	4/18/28

City’s Address for Tax Notices:
City of McKinney, Texas

Attention: Paul G. Grimes

When recorded, return to:

Attention: Mark Houser

Signature Page to

Development Agreement

MCDC:

MCKINNEY COMMUNITY DEVELOPMENT CORPORATION,
a Texas non-profit corporation

By:	/s/ Cindy Schneible
Name:	Cindy Schneible
Title:	President

By:	/s/ Angela Richardson-Woods
Name:	Angela Richardson-Woods
Title:	Chair of the Board

THE STATE OF TEXAS	§
§
COUNTY OF COLLIN	§

This instrument was acknowledged before me on this the 23 day of April, 2024, by Cindy Schneible and Angela Richardson-Woods, the President and the Chair the Board of Directors, respectively, of the McKinney Community Development Corporation, a Texas non-profit corporation, on behalf of said McKinney Community Development Corporation.

/s/ Amy Jetter
Notary Public in and for the State of Texas
Amy Jetter
Printed Name of Notary Public
My Commission Expires:	6-13-26

MCDC’S Address for Tax Notices:
McKinney Community Development Corporation

Attention: Cindy Schneible

When recorded, return to:

Attention: Mark Houser

Signature Page to

Development Agreement

APPENDIX A

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

RULES AS TO USAGE

The terms defined below have the meanings set forth below for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.

(1) “Include,” “includes” and “including” shall be deemed to be followed by “, but not limited to,” whether or not they are in fact followed by such words or words of like import.

(2) “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

(3) Any agreement, instrument or Applicable Law defined or referred to above means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(4) References to a Person are also to its permitted successors and assigns.

(5) Any term defined above by reference to any agreement, instrument or Applicable Law has such meaning whether or not such agreement, instrument or Applicable Law are in effect.

(6) “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, Section or other subdivision thereof or attachment thereto. References in an instrument to “Article,” “Section,” “Subsection” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an attachment to such agreement or instrument. All references to exhibits or appendices in any agreement or instrument that is governed by this Appendix are to exhibits or appendices attached to such instrument or agreement.

(7) Pronouns, whenever used in this Agreement and of whatever gender, shall include natural Persons, corporations, limited liability companies, partnerships and associations of every kind and character.

(8) References to any gender include, unless the context otherwise requires, references to all genders.

(9) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(10) “Shall” and “will” have equal force and effect.

(11) Unless otherwise specified, all references to a specific time of day shall be based upon Central Standard Time or Central Daylight Time, as applicable on the date in question in McKinney, Texas.

Appendix A

(12) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(13) “Not to be unreasonably withheld” when used herein with respect to any Approval shall be deemed to be followed by “, conditioned or delayed” whether or not it is in fact followed by such words or words of like import.

GLOSSARY OF DEFINED TERMS

“Action” or “Proceedings” means any legal action, lawsuit, proceeding, arbitration, investigation by a Governmental Authority, hearing, audit, appeal, administrative proceeding or judicial proceeding.

“Additional Addressees” has the meaning set forth in Section 23 of Appendix B.

“Additional Improvements” has the meaning set forth in Section 15.2.1.

“Additional Work” has the meaning set forth in 15.2.1.

“Additional Work Surety Bond Threshold” means One Million and No/100 Dollars ($1,000,000.00), as increased on January 1 of each Agreement Year during the Term by the annual change in the CPI from the CPI on the prior January 1, as soon as such information becomes available.

“Affiliate” of any specified Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control,” “controlling,” or “controlled by” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Expiration Date” means the date which is twenty-five (25) years after the Effective Date, unless this Agreement is extended pursuant to the City Parties’ option to renew or sooner terminated pursuant to any applicable provision hereof whereupon such date of termination shall be the “Agreement Expiration Date.”

“Agreement Year” means each twelve (12) full calendar month period during the Tenn, commencing on the Effective Date; provided, however, that (i) if the Effective Date is not the first day of any calendar month, the first Agreement Year Term shall end on the last day of the twelfth (12th) succeeding calendar month, (ii) the Agreement Year in which the Term ends shall also end on the last day of the Term even though such Agreement Year may not constitute a full twelve (12) calendar months, and (iii) if the first day after the date of Substantial Completion is not January 1st, (x) ) the first Agreement Year shall be a period longer than a calendar year and shall conclude as of December 31’ of the first full calendar year to occur after the date of Substantial Completion and (y) thereafter, an “Agreement Year” shall be each calendar year during the Term or, if the Agreement Expiration Date occurs during the middle of a calendar year, such portion of such calendar year.

Appendix A

“Applicable Law” means any and all laws, ordinances, statutes, regulations, judicial decisions, orders, injunctions, writs, rulings, interpretations, rules, permits or certificates of any court, arbitrator or other Governmental Authority and applicable to the Person or Property in question (including any activities or operations occurring on, under, over, upon, at or from such Property in question). Applicable Law shall include all City Codes, Environmental Laws and any applicable Federal wage requirements.

“Appropriation” means with respect to any payment obligation or other monetary obligation of City Parties that may from time to time exist or arise under this Agreement during an Agreement Year, the approval and setting aside by City Parties of an adequate amount of funds to satisfy the payment obligation or other monetary obligation of City Parties.

“Approval,” “Approve” or “Approved” means (a) with respect to any item or matter for which the approval of a City Party or City Representative, as the case may be, is required under the terms of this Agreement, the specific approval of such item or matter by a City Party pursuant to a written instrument executed by City Party or City Representative, as applicable, delivered to Owner, and shall not include any implied or imputed approval, and no approval by City Party or City Representative pursuant to this Agreement shall be deemed to constitute or include any approval required in connection with any Governmental Functions of the City Party, unless such written approval shall so specifically state; (b) with respect to any item or matter for which the approval of Owner is required under the terms of the Agreement, the specific approval of such item or matter by Owner or the Owner Representative, as the case may be, pursuant to a written instrument executed by a duly authorized officer of Owner or the Owner Representative, as permitted pursuant to the terms of this Agreement, and delivered to City Party, and shall not include any implied or imputed approval; and (c) with respect to any item or matter for which the approval of any other Person is required under the terms of this Agreement, the specific approval of such item or matter by such Person pursuant to a written instrument executed by a duly authorized representative of such Person and delivered to City Party or Owner, as applicable, and shall not include any implied or imputed approval.

“Auto Policies for Additional Work” has the meaning set forth in Section 19.1.2(b).

“Auto Policies for Project Improvements Work” has the meaning set forth in Section 19.1.1(b).

“Bankruptcy” means any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, receivership, winding-up, liquidation, dissolution or composition or adjustment of debt, including any voluntary or involuntary proceeding pursuant to Sections 301, 302, 303 and/or 304 of the Bankruptcy Code or the voluntary election to wind-up, liquidate, dissolve or otherwise cease to operate.

“Builder’s Risk Policies for Additional Work” has the meaning set forth in Section 19.1.2(O.

“Builder’s Risk Policies for Project Improvements Work” has the meaning set forth in Section 19.1.1(a).

“Business Day” means a day of the year that is not a Saturday, Sunday or Legal Holiday.

Appendix A

“Business Hours” means 9:00 a.m. through 5:00 p.m. Central on Business Days.

“Capital Expenses” means all expenses incurred with respect to Capital Repairs.

“Capital Leases” as applied to any Person, means any lease of any Property by such Person as Owner which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Repairs” shall mean any work (including all labor, supplies, materials, equipment and costs of permits and approvals of Governmental Authorities) reasonably necessary to repair, restore, refurbish or replace (in each case, in a manner that extends the useful life thereof) any equipment, facility, structure or other Component, if such work is necessitated by:

(a) Any material defects in design, construction or installation of the Project Improvements;

(b) Physical Obsolescence;

(c) Functional Obsolescence;

(d) Requirements imposed by Applicable Law;

(e) Requirements or recommendations of any insurance carrier insuring any portion of the Premises; or

(f) Requirements of any manufacturer, supplier or installer of any Component, system or equipment at the Complex Site stipulated in the operating manuals therefor.

Capital Repairs shall not include (i) any Maintenance, (ii) any Casualty Repair Work (except for Casualty Repair Work otherwise constituting Capital Repairs to the extent insurance proceeds are insufficient to complete such Casualty Repair Work for any reason other than as a result of an Owner Default under this Agreement) or (iii) any Condemnation Repair Work.

“Casualty” means physical damage, physical destruction or other property casualty resulting from any fire or any other sudden, unexpected or unusual cause.

“Casualty Proceeds” has the meaning set forth in Section 18.2.1.

“Casualty Repair Work” has the meaning set forth in Section 18.1.1.

“Certificate of Occupancy” or “CO” means a permanent certificate of occupancy. If a TCO is obtained first, Owner shall obtain a permanent certificate of occupancy with six (6) months thereafter.

“Cessation of Work” has the meaning set forth in Section 9.10.

“City” means the City of McKinney, Texas, a Texas home rule municipal corporation.

Appendix A

“City Codes” means all ordinances, codes and policies from time to time adopted by the City of McKinney, Texas, including, any building codes, fire or life safety codes, development codes and zoning ordinances, as same may be amended from time to time.

“City Controlled Entity” means any entity created by the City in which the City has the power to appoint any of the members of the board of directors or the legal authority to control the actions of such entity.

“City Council” means the governing body of the City.

“City Dates” has the meaning set forth in Section 12.7.1.

“City Party” means City, MEDC, or MCDC and “City Parties” means City, MEDC and MCDC.

“City Party Default” has the meaning set forth in Section 23.1.2.

“City Party Delay” means any delay by a City Party in achieving performance of its obligations under this Agreement to the extent that such delay has an effect on Owner’s ability to perform its obligations hereunder. Without limiting the generality of the foregoing, subject to Owner’s compliance with, and City Parties’ obligations pursuant to, City Codes, it shall be deemed a City Party Delay in the event the City fails to deliver to Owner in a timely manner the building permit and any other City approvals that are required for Owner to conduct the work antecedent to obtaining a CO.

“City Party Indemnitees” means the City Parties or any Related Party of City Parties.

“City Party Transfer” has the meaning set forth in Section 21.6.

“City Party Transferee” has the meaning set forth in Section 21.6.

“City Representative” has the meaning set forth in Section 2.1.

“City Uses” has the meaning set forth in Section 12.7.1.

“City Utility Plan” means an engineered drawing that shows the specific location, boundaries and intended use of utilities and appurtenances proposed to be installed on, under, over or below the Complex Site pursuant to Section 3.4.2 and which shall be submitted to Owner not more than 150 days following the Effective Date.

“Claims” means and includes any and all actions, causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses to payment, agreements, promises, notes, losses, damages and demands of whatsoever nature, known or unknown, whether in contract or in tort, at law or in equity, for money damages or dues, recovery of property, or specific performance, or any other redress or recompense that have accrued or may ever accrue, may have been had, may be now possessed, or may or shall be possessed in the future by or on behalf of any Person against any other Person for, upon, by reason of, on account of, or arising from or out of, or by virtue of, any transaction, event or occurrence, duty or obligation, indemnification, agreement, promise, warranty, covenant or representation, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of any Applicable Law, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander, usury, conspiracy, wrongful acceleration of any indebtedness, wrongful foreclosure or attempt to foreclose on any collateral relating to any indebtedness, action or inaction, relationship or activity, service rendered, matter, cause or thing, whatsoever, express or implied.

Appendix A

“Commencement of Operations” or “Commence Operations” means opening for business to the public and the actual commencement of operation of all elements of the Project Improvements in accordance with the Operating Standard and the terms of this Agreement and all other Project Documents and all Applicable Law, except such minor elements that do not prevent Owner from operating the Complex Site and the Project Improvements as a whole in accordance with the Operating Standard.

“Commercial Event” means a concert, live show, or other entertainment performed at the Complex for profit, but specifically excluding civic and public events.

“Comparable Facilities” means one or more first-class, multi-purpose event centers that (i) have been completed no earlier than five (5) years before Final Completion, (ii) are comparable in size and quality of construction to the Complex and (iii) are located in the United States. For the purposes of this Agreement, the term Comparable Facilities shall include, as of the Execution Date (but which may not be included in the future if such properties no longer meet the definition of Comparable Facilities): Sunset Amphitheater in Colorado Springs, Colorado.

“Complex” has the meaning set forth in Section 9.1.2(a).

“Complex Budget” means the total budget for the Total Project Costs, broken down in reasonable detail by cost categories including separate line items for the amount payable under each of the Project Construction Document and allowances and contingencies, together with any amendments thereto up to the date Owner obtains a Certificate of Occupancy. City Parties have Approved the initial Complex Budget attached hereto as Exhibit D.

“Complex Site” means a fee simple interest in the Land, together with (a) the Project Improvements, as and when constructed on the Land, and all alterations and modifications thereof pursuant to the terms of this Agreement and all other Improvements, (b) all air rights and air space above the Land and all existing rights to light and air that are granted to Owner from MEDC and (c) all of MEDC’s right, title and interest, if any, in and to all rights, alleys, rights-of-way, privileges and easements appurtenant to the Land including any intangible property rights, concessions, pouring and branding rights, advertising and broadcasting and/or streaming rights and development rights; subject to the operation and effect of the Permitted Exceptions; and provided, that if at any time hereafter any portion of the Complex Site becomes no longer subject to this Agreement, “Complex Site” shall thereafter mean so much thereof as remains subject to this Agreement.

“Complex Site Reservations” has the meaning set forth in Section 3.4.

“Component” means any item of real or tangible personal property that is incorporated in the Complex Site or integral to the operation or maintenance of the Complex Site and located in, on or under the Land in accordance with the terms of this Agreement, including all structural members, all mechanical, electrical, plumbing, heating, ventilating, air conditioning, telecommunication, broadcast, streaming, video, sound and other equipment (including principal components of each such item of equipment), seats, food and beverage preparation, dispensing or serving equipment, electronic parts, Signage, video replay and display equipment, sound systems and speakers and all computers and computer control equipment.

Appendix A

“Condemnation Actions” means a taking by any Governmental Authority (or other Person with power of eminent domain) by exercise of any right of eminent domain or by appropriation and an acquisition by any Governmental Authority (or other Person with power of eminent domain) through a private purchase in lieu thereof, but shall not include the dedication of any portion of the Complex Site necessary to obtain Governmental Authorizations or to comply with any other Applicable Law respecting the construction of any Improvements on the Complex Site.

“Condemnation Award” means all sums, amounts or other compensation for the Complex Site payable to MEDC or Owner as a result of or in connection with any Condemnation Action.

“Condemnation Expenses” means a City Party’s payment, disbursement, reimbursement or contribution toward the costs of Condemnation Repair Work.

“Condemnation Repair Work” means the repair, alteration and restoration, including temporary repairs for the protection of Persons or Property pending the completion of any part thereof, of the remaining part of the Complex Site described in clause (a) of the definition thereof to substantially its former condition to the extent that the same may be feasible and in accordance with the Base Complex Plan that has been Approved pursuant to the terms of this Agreement, as and if required, to the extent practical and permitted by Applicable Law.

“Construction Work” means, collectively, the Project Improvements Work and any Additional Work, including Maintenance and Repair Work, Owner’s Remedial Work, any Casualty Repair Work and any Condemnation Repair Work.

“Consultant” means Ryan, LLC, the consultant to be hired and paid by the Owner to assist in the drafting, implementation, and management of the Separated Materials Contracts.

“Contractors’ Equipment” means and refers to all equipment used by any contractor in connection with the Project Improvements Work and the Additional Work, as applicable, whether owned, hired or leased.

“Cost Overruns” has the meaning set forth in Section 9.1.1.

“County” means Collin County, Texas.

“CPI” means the United States Consumer Price Index for all Urban Consumers (also known as the CPI-U) for the Dallas-Fort Worth-Arlington, TX Metropolitan Statistical Area (1982-1984=100), as published monthly (or if the same shall no longer be published monthly, on the most frequent basis available) by the Bureau of Labor Statistics, U.S. Department of Labor (but if such is subject to adjustment later, then the later adjusted index, together with any correlation factor necessary to relate the later adjusted index to the earlier index, as published by the entity publishing the index, shall be used), or if such publication is discontinued, the CPI shall then refer to comparable statistics on changes in the cost of living for urban consumers as the same may be computed and published (on the most frequent basis available) by an agency of the United States or by a responsible financial periodical of recognized authority, which agency or periodical shall be selected jointly by City and Owner.

Appendix A

“Debt” means for any Person without duplication:

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of Property or services;

(d) obligations of such Person as Owner under Capital Leases;

(e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligation of another Person of the kinds referred to in clauses (a) through (d) above; and

(f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Lien on or in respect of any Property of such Person.

“Default Rate” means the lesser of (i) the Prime Rate plus four percent (4%) per annum or (ii) the Maximum Lawful Rate.

“Dispute or Controversy” has the meaning set forth in Section 11.5.1.

“Due Diligence Reports” has the meaning set forth in Section 8 of Appendix D.

“Due Diligence Work” has the meaning set forth in Section 3 of Appendix D.

“Effective Date” means the date this Agreement is fully executed by the Parties.

“Emergency” means any circumstance in which (i) Owner, City Party or the Person in question, as applicable, in good faith believes that immediate action is required in order to safeguard a life or lives, Property or the environment against the likelihood of injury, damage or destruction due to an identified threat or (ii) Applicable Law requires that immediate action is taken in order to safeguard a life or lives, Property or the environment.

“Encumbrances” means any defects in, easements, covenants, conditions or restrictions affecting, or Liens or other encumbrances on, the title to the Complex Site, whether evidenced by written instrument or otherwise evidenced.

Appendix A

“Entitlement” means the earlier of (i) the date on which Owner receives a “Grading Only Permit,” if Owner submits its application for a “Grading Only Permit” on or before December 12, 2024, or (ii) December 15, 2024, if Owner has not submitted its application for a “Grading Only Permit” on or before December 12, 2024; provided, however, if Owner has submitted, but the City has not approved, the “Grading Only Permit” on or before December 12, 2024, Entitlement shall occur on the date the City Council approves the “Grading Only Permit.”

“Environmental Claim” means any Action or Proceeding regarding the Complex Site (i) arising under an Environmental Law or (ii) related to or arising out of an Environmental Event.

“Environmental Event” means the occurrence of any of the following: (i) any noncompliance with an Environmental Law; (ii) an environmental condition requiring responsive action, including an environmental condition at the Complex Site caused by a third party; (iii) any event on, at or from the Complex Site or related to the operation thereof of such a nature as to require reporting to applicable Governmental Authorities under any Environmental Law; (iv) an emergency environmental condition; or (v) the existence or discovery of any spill, discharge, leakage, pumpage, drainage, pourage, interment, emission, emptying, injecting, escaping, dumping, disposing, migration or other release or any kind of Hazardous Materials on, at or from the Complex Site which may cause a threat or actual injury to human health, the environment, plant or animal life.

“Environmental Law(s)” means any applicable Federal, state or local statute, law (including common law tort law, common law nuisance law and common law in general), rule, regulation, ordinance, code, permit, concession, grant, franchise, license, policy or rule of common law now in effect or adopted in the future, and in each case as may be amended or replaced, and any judicial or administrative interpretation thereof (including any judicial or administrative order, consent decree or judgment) relating to (i) the environment, health, safety or Hazardous Materials, (ii) the storage, handling, emission, discharge, release and use of chemicals and other Hazardous Materials, (iii) the generation, processing, treatment, storage, transport, disposal, investigation, remediation or other management of waste materials of any kind, and (iv) the protection of environmentally sensitive areas, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Endangered Species Act, as amended, 16. U.S.C. §§ 1531 et seq.; the Texas Solid Waste Disposal Act, Tex. Health & Safety Code Ann. Ch. 361 (Vernon 1990); the Texas Clean Air Act, Tex. Health & Safety Code Ann. Ch. 382 (Vernon 1990); the Texas Water Code, Tex. Water Code Ann. (Vernon 1988 and Supp. 1990); the Texas Hazardous Substances Spill Prevention and Control Act, Tex. Water Code Ann. (Vernon 1988 and Supp. 1990); the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et. Seq.; and the Emergency Preparedness and Response Community Right-to-Know Act, 42 U.S.C. § 11001.

“Event of Default” has the meaning set forth in Section 23.1.1 and Section 23.1.2.

“Excess/Umbrella Policy for Additional Work” has the meaning set forth in Section 19.1.2(e).

“Excess/Umbrella Policy for Project Improvements Work” has the meaning set forth in Section 19.1.1(e).

Appendix A

“Excusable City Party Delay” means any City Party Delay that is caused by or attributable to (but only to the extent of) Force Majeure. No City Party Delay arising from the failure to make funds available for any purpose shall ever be an Excusable City Party Delay unless such failure, inability or refusal itself arises directly from, and is based upon, another event or circumstance which is an Excusable City Party Delay.

“Excusable City Party Delay Period” means with respect to any particular occurrence of Excusable City Party Delay, that number of days of delay in the performance by a City Party of its obligations under the Agreement actually resulting from such occurrence of Excusable City Party Delay.

“Excusable Owner Delay” means any Owner Delay that is caused by or attributable to (but only to the extent of) Force Majeure. No Owner Delay arising from the failure to make funds available for any purpose shall ever be an Excusable Owner Delay unless such failure, inability or refusal itself arises directly from, and is based upon, another event or circumstance which is an Excusable Owner Delay.

“Excusable Owner Delay Period” means with respect to any particular occurrence of an Excusable Owner Delay, that number of days of delay in the performance by Owner of its obligations hereunder actually resulting from such occurrence of Excusable Owner Delay, but not to exceed three hundred sixty-five (365) days with respect to any deadline or time period with respect to any Construction Work other than the Project Improvements Work.

“Execution Date” has the meaning set forth in the preamble to the Agreement.

“Expiration Date” has the meaning set forth in Section 2 of Appendix B.

“Final Base Complex Plan” has the meaning set forth in Section 11.1.2.

“Final Completion” means (i) with respect to the Project Improvements Work or any component of the Project Improvements Work, (A) the final completion of the design, development, construction, furnishing and all other aspects of such work and Improvements in accordance in all material respects with the Project Plans (all of which have been Approved pursuant to the terms of this Agreement, as and if required), all Applicable Law and all other requirements of this Agreement, including the completion of the punch-list type items referred to in the definition of the term “Substantial Completion,” (B) the issuance of all Governmental Authorizations necessary to use, occupy and operate all aspects and areas of the Complex Site in accordance with the terms of this Agreement including all Governmental Authorizations required to be issued to Owner or its Affiliates to fulfill its obligations under this Agreement and (C) Commencement of Operations in accordance with the terms of this Agreement and all Applicable Law and (ii) with respect to the Material Additional Work, means (A) the final completion of the design, development, construction, furnishing and all other aspects of such work and Improvements in accordance in all material respects with the Material Additional Work Specifications, the Material Additional Work Plans, all Applicable Law and all other requirements of this Agreement, including the completion of the punch-list type items referred to in the definition of the term “Substantial Completion,” (B) the issuance of all Governmental Authorizations necessary to use, occupy and operate all aspects and areas of the Complex Site in accordance with the terms of this Agreement including all Governmental Authorizations required to be issued to Owner or its Affiliates to fulfill its obligations under this Agreement (if any) and (C) Commencement of Operations as to all elements of the Complex Site in accordance with the terms of this Agreement and all Applicable Law. Substantial Completion of such work and Improvements is a prerequisite to Final Completion of the same.

Appendix A

“First Class” means maintained and operated in a manner consistent with other United States amphitheaters of similar size and programming as the Complex that are generally recognized in the industry as being first class venues capable of providing a high-quality patron experience in all material respects, and in any event, of at least equivalent quality to other facilities owned and/or operated by Owner or its affiliates, such as Sunset Amphitheater in Colorado Springs, Colorado.

“Force Majeure” means any act that (a) materially and adversely affects the affected Party’s ability to perform the relevant obligations under this Agreement or delays such affected Party’s ability to do so, (b) is beyond the reasonable control of the affected Party, (c) is not due to the affected Party’s willful misconduct or negligence and (d) could not be avoided, by the Party who suffers it, by the exercise of commercially reasonable efforts, including the expenditure of any reasonable sum of money. Subject to the satisfaction of the conditions set forth in (a) through (d) above, Force Majeure shall include: (i) natural phenomena, such as pandemics, floods, earthquakes; (ii) wars, civil disturbances, revolts, insurrections, terrorism, sabotage and threats of sabotage or terrorism; (iii) transportation disasters, whether by ocean, rail, land or air; (iv) strikes or other labor disputes that are not due to the breach of any labor agreement by the affected Party; (v) fires; (vi) actions or omissions of a Governmental Authority (including the actions of City in its capacity as a Governmental Authority) that were not voluntarily induced or promoted by the affected Party, or brought about by the breach of its obligations under this Agreement or any Applicable Law (including any Shelter in Place restrictions or other state or county emergency shut-down or closed requirements for the Complex Site); and (vii) failure of either Party to perform any of its obligations under this Agreement within the time or by the date required pursuant to the terms of this Agreement for the performance thereof; provided, however, that under no circumstances shall Force Majeure include (A) economic hardship, (B) any strike or labor dispute involving employees of Owner, other than industry wide or nationwide strikes or labor disputes, (C) rainfall and temperature conditions that are consistent with historical norms, (D) the inability to pay debts or other monetary obligations in a timely manner, (E) any delay, default, or failure (financial or otherwise) of the Project Contractor or any subcontractor, vendor or supplier of Owner or the Project Contractor that is not the result of an event that would otherwise be Force Majeure.

“Functional Obsolescence” shall mean any equipment, fixture, furnishing, facility, structure or any other Component of the Complex Site that is not dysfunctional (and thus not Physically Obsolete), but is no longer reasonably optimal for its intended purposes or otherwise does not comply with the standards of Comparable Facilities, by reason of (i) material innovations, inventions or improvements in the design, manufacture, operation or production of comparable equipment, systems or facilities that render more efficient, more satisfactory or more technologically advanced service or (ii) business patterns or practices (such as methods for selling tickets or admitting patrons to the Project Improvements) that require the modification or addition of equipment or facilities.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors, which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

Appendix A

“GL Policy for Additional Work” has the meaning set forth in Section 19.1.2(d).

“GL Policy for Project Improvements Work” has the meaning set forth in Section 19.1.2(d).

“Governmental Authority” means any Federal, state, or local entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof), including a local government corporation. The City Parties shall not, in exercising their rights under this Agreement, be considered a Governmental Authority.

“Governmental Authorizations” means all approvals, consents, decisions, authorizations, certificates, confirmations, exemptions, applications, notifications, concessions, acknowledgments, agreements, licenses, permits, environmental permits, decisions, right of ways, and similar items from any Governmental Authority.

“Governmental Function” means any regulatory, legislative, permitting, zoning, enforcement (including police power), licensing or other functions that City Parties are authorized or required to perform in its capacity as a Governmental Authority in accordance with Applicable Law. The entering into this Agreement and the performance by a City Party of its obligations under this Agreement shall not be considered a “Governmental Function.”

“Hazardous Materials” means (a) any petroleum or petroleum products, metals, gases, chemical compounds, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, lead paint, putrescible and infectious materials, and radon gas; (b) any chemicals or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law or Governmental Authority or which is regulated because of its adverse effect or potential adverse effect on health and the environment including soil and construction debris that may contain any of the materials described in this definition.

“Impositions” means all Property Taxes, all personal property taxes and all possessory interest taxes imposed or assessed upon the Complex Site (including any interest of Owner City Party hereunder), on any items of real property or Owner’s Personal Property located on the Complex Site, all use and occupancy taxes, all excises, levies, license and permit fees, general and special, ordinary and extraordinary, foreseen and unforeseen, that are, with respect to this Agreement, assessed, levied, charged, confirmed or imposed upon or with respect to or become payable out of or become a lien on the Complex Site, or the appurtenances thereto, or for any use or occupation of the Complex Site, or such franchises, licenses and permits as may be appurtenant or related to the use of the Complex Site, this transaction or any documents to which Owner is a party, creating or transferring an interest or estate in the Complex Site, or any real estate taxes, assessments, excises, levies or fees, general or special, ordinary or extraordinary, foreseen or unforeseen (including assessments for public improvements and betterment, and any mass transit, park, child care and art contributions, assessments or fees) that are levied, imposed or assessed upon the fee simple estate of the Land.

Appendix A

“Improvements” means all improvements, structures, buildings and fixtures of any kind whatsoever, other than trade fixtures that constitute Personal Property, whether above or below grade, including buildings, the foundations and footings thereof, utility installations, storage, loading facilities, walkways, driveways, landscaping, signs, site lighting, site grading and earth movement, and all fixtures, plants, apparatus, appliances, furnaces, boilers, machinery, engines, motors, compressors, dynamos, elevators, fittings, piping, connections, conduits, ducts and equipment of every kind and description now or hereafter affixed or attached to any of such buildings, structures or improvements and used or procured for use in connection with the heating, cooling, lighting, plumbing, ventilating, air conditioning, refrigeration, or general operation of any of such buildings, structures or improvements, and any exterior additions, changes or alterations thereto or replacements or substitutions therefor.

“Inoperable Condition” means the existence of a condition (but only to the extent the same is not the result of the failure of Owner to perform its obligations under this Agreement) pursuant to which the operation of the Complex Site, in Owner’s commercially reasonable business judgment, cannot be practically conducted in the remaining portion of the Complex Site (taking into account the amount of Condemnation Award available for restoration), due to physical constraints, Applicable Law, provisions of any insurance policy required to be maintained by Owner pursuant to the terms of this Agreement or the terms, conditions and covenants of this Agreement, in substantially the same manner as conducted immediately prior to such taking.

“Insolvency Event” means, with respect to any Person, (a) such Person’s or any of its Major Subsidiaries’ (i) failure to not generally pay its debts as such debts become due, (ii) admitting in writing its inability to pay its debts generally or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against such Person or any of its Major Subsidiaries (i) seeking to adjudicate it a bankrupt or insolvent, (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against such Person or any such Major Subsidiary, any such proceeding shall remain undismissed for a period of ninety (90) days or any of the actions sought in such proceeding shall occur; or (c) such Person’s or any of its Major Subsidiaries’ taking any corporate action to authorize any of the actions set forth above in this definition.

“Insurance Covenant” means all of the covenants and agreements of Owner with respect to insurance policies and coverages to be maintained by Owner and its contractors and subcontractors (of any tier) pursuant to and in accordance with this Agreement.

“Insurance Standard” means such insurance policies, coverage amounts, types of coverage, endorsements or deductibles, as applicable, that (i) in connection with any Construction Work, that a Reasonable and Prudent Developer or Reasonable and Prudent Operator, as applicable, would reasonably be expected to obtain, keep and maintain, or require to be obtained, kept and maintained with respect to the Complex Site and such Construction Work and (ii) with respect to the operation and use of the Complex Site, that a Reasonable and Prudent Operator would reasonably be expected to obtain, keep and maintain, or require to be obtained, kept and maintained with respect to the Complex Site and the ownership, operation and use thereof.

Appendix A

“Insured Casualty Risks” means physical loss or damage from fire, casualty, lightning, windstorm, hail, flooding, earth movement (including earthquake, landslide, subsidence and volcanic eruption), collapse, water damage, leakage from fire protection equipment or sprinkler systems, explosion (except steam boiler explosion), smoke, aircraft (including objects falling therefrom), motor vehicles, riot, riot attending a strike, civil commotion, sabotage, terrorism, vandalism, malicious mischief, theft, civil or military authority and all other peril (including resultant loss or damage arising from faulty materials, workmanship or design).

“Insured Materials and Equipment” means all materials intended for incorporation into the Complex Site, whether stored on-site or off-site, and all machinery, equipment and tools, whether owned, leased or borrowed and brought on-site and/or otherwise utilized but not incorporated into the Project Improvements, by Owner or Owner’s other contractors and subcontractors, including temporary buildings, site huts, trailers and offices and their contents and all other property of the insured or in their care, custody or control while at the construction site or in storage facilities on- or off-site.

“Land” means the tract of land described in Exhibit A together with all appurtenances thereto.

“Legal Holiday” means any day, other than a Saturday or Sunday, on which the City’s administrative offices are closed for business.

“Letter of Credit” means a standby letter of credit issued at the request of the Owner or an Affiliate of Owner for the benefit of the MEDC, by a financial institution reasonably acceptable to the MEDC, in an amount at least equal to $35,000,000 (or $25,000,000 if a partial cash payment is made by Owner), such letter of credit only to be drawn in the event (i) Owner does not cause Final Completion of the Project Improvements Work on or before the dates required in this Agreement, (ii) Owner no longer has “control,” as defined in Section 21.1, of the Complex Site, the Project Improvements or the Property generally, subject only to the rights granted to the Operator under the terms of the Operating Agreement, or (iii) an Event of Default has occurred pursuant to Section 23.1.1(f).

“Lien” means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation or other encumbrance upon or with respect to any Property or assets or any kind, whether choate or inchoate, whether real or personal tangible or intangible, now owned or hereafter acquired.

“Maintenance” means all work (including all labor, supplies, materials and equipment) which is of a routine nature and is reasonably necessary for the cleaning and routine care of and preventative maintenance and repair for any property, structures, surfaces, facilities, fixtures, equipment, furnishings, improvements and Components that form any part of the Complex Site in a manner reasonably consistent with the standards at other Comparable Facilities. Maintenance shall include the following: (i) preventative or routine maintenance that is stipulated in the operating manuals for the Components; (ii) periodic testing of building systems, such as mechanical, card-key security, fire alarm, lighting and sound systems; (iii) ongoing trash removal; (iv) regular maintenance procedures for heating, ventilation and air-conditioning, plumbing, electrical, roof and structural systems and vertical lift systems (e.g., escalators and elevators); (v) painting or application of protective materials; (vi) cleaning prior to, during and following, and necessary as a direct result of, all events at the Project Improvements; and (vii) routine changing of light bulbs, ballasts, fuses and circuit breakers as they fail in normal use.

Appendix A

“Maintenance and Repair Work” has the meaning set forth in Section 14.1.1.

“Major Subsidiary” or “Major Subsidiaries” means a Subsidiary whose Insolvency Event would reasonably be expected to have a material adverse effect on the Person in question and/or the operation of the Complex.

“Material Additional Work” means any Additional Improvements (i) that do not substantially conform in any material respect to the Permitted Uses or (ii) that constitute material changes or alterations in, to or of the Project Improvements that do not conform to the Project Specifications or the Project Schematics which have been Approved pursuant to the terms of this Agreement.

“Material Additional Work Architect” means a Qualified Design Professional.

“Material Additional Work Construction Contract” means the construction contract to be entered into by Owner with the Material Additional Work Construction Contractor for the construction of Material Additional Work.

“Material Additional Work Construction Contractor” means a Qualified Contractor.

“Material Additional Work Construction Schedule” means a schedule of critical dates relating to the construction of the Material Additional Work (which dates may be described or set forth as intervals of time from or after the completion or occurrence of the proceeding task or event), which schedule, shall include the dates for (a) ordering and delivery of critical delivery items, such as construction components or items requiring long lead time for purchase or manufacture, or items which by their nature affect the basic structure or system of the Improvements, (b) completion of the Material Additional Work Plans in detail sufficient for satisfaction of all Applicable Law (including issuance of all necessary Governmental Authorizations), (c) issuance of all Governmental Authorizations prerequisite to commencement of the Material Additional Work, (d) commencement of the Material Additional Work and (e) Final Completion of the Material Additional Work. The “Material Additional Work Construction Schedule” shall be adjusted as appropriate to reflect the delay in the Material Additional Work by Owner resulting from each occurrence of Excusable Owner Delay in accordance with the provisions of Section 9.1 of this Agreement.

“Material Additional Work Design Contract” means the services contract to be entered into by Owner with respect to the Material Additional Work Architect for the design of the Material Additional Work and preparation of the Material Additional Work Plans.

“Material Additional Work Plans” means individually and collectively, the concept drawings, schematic drawings, design development drawings and detailed working drawings for the Material Additional Work prepared by the Material Additional Work Architect.

Appendix A

“Material Additional Work Specifications” means schematic design plans for the Material Additional Work showing all elements of the Material Additional Work and their effect on the Project Improvements (including conceptual plans, schematic plans and design development plans and specifications), conforming in all respects to the usual and customary standards of the American Institute of Architects for schematic design plans and submitted to the City for its Approval.

“Material Additional Work Submission Matters” means all of the following:

(a) the proposed Material Additional Work Construction Schedule, together with a statement of whether such Material Additional Work shall require any down time and, if so, the duration and dates for such down time;

(b) the name and qualifications of the proposed Material Additional Work Architect and the Material Additional Work Construction Contractor;

(c) the Material Additional Work Specifications; and

(d) the Material Additional Work Plans.

“Material Change” means any modification to the Project Improvements that would cause the Project Improvements not to substantially conform in all material respects to those aspects of the Project Specifications, the Project Schematics, the Project Drawings or the Project Plans, as applicable, such that (a) the Project Improvements would be materially and adversely impacted with respect to public accommodation taken as a whole (such as reductions to the number of restrooms or configuration of seats, concessions and support), public safety, exterior appearance, sustainability, or overall capacity or (b) the overall quality or scope of the Project Improvements would be materially diminished relative to the overall quality and scope reflected by the previously Approved Project Specifications, Project Schematics, Project Drawings or Project Plans taken as a whole, as applicable.

“Maximum Lawful Rate” means the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on any indebtedness or other sum becoming due and owing under this Agreement, under Applicable Law with respect to the Person entitled to collect such interest and such indebtedness or, to the extent permitted by Applicable Law, under such Applicable Law which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Law now allow.

“MCDC” has the meaning set forth in the preamble to this Agreement.

“Mechanic’s Lien” has the meaning set forth in Section 9.5.

“MEDC” has the meaning set forth in the preamble to this Agreement.

“Mortgage” means a mortgage, a deed of trust, a security agreement or any other type of security instrument pursuant to which a Lien is granted to secure Debt.

“Mortgagee” means the trustee and beneficiary under, and the party secured by, any Mortgage.

Appendix A

“Naming Rights” has the meaning set forth in Section 25.9.1.

“Non-Appropriation” means and shall be deemed to have occurred with respect to any payment obligation or other monetary obligation of a City Party (in any capacity) that may arise under this Agreement during any Agreement Year and for which a City Party is determined to have liability or responsibility, if a City Party fails to make an Appropriation within sufficient time to avoid a City Party Default under this Agreement; provided however, Non-Appropriation does not constitute a City Party Default.

“Note” has the meaning set forth in Section 3.3.2.

“Notice” has the meaning set forth in Section 21 of Appendix B.

“Open Records Act” has the meaning set forth in Section 25.5.

“Opinion Request” has the meaning set forth in Section 25.5.

“Operating Standard” means the continuous operation, maintenance and repair of the Complex on a full-service basis in a manner consistent with (i) other First Class amphitheaters in the United States; (ii) current prudent business and management practices applicable to the operation, repair, maintenance and management of a First Class amphitheater, including compliance with Applicable Law; (iii) the requirements and limitations set forth in this Agreement; (iv) at a minimum, the standards applicable to other amphitheaters operated by Owner or an affiliate of Owner; and (v) keeping the Complex in a clean, sanitary and attractive condition, and reasonably calculated to protect and preserve the assets and the Parties’ investment in the Complex.

“Operator” shall mean the entertainment promoter entity identified in the Operator Agreement, namely, Live Nation Entertainment, Inc., Anschutz Entertainment Group, Inc., or Oak View Group, LLC, including approved affiliates thereof.

“Owner” has the meaning set forth in the preamble to this Agreement.

“Owner Default” has the meaning set forth in Section 23.1.1.

“Owner Delay” means any delay by Owner in achieving performance of its obligations under this Agreement, including any of the deadlines set forth in Section 7.1 of this Agreement with respect to the Project Improvements Work.

“Owner Estate” means, collectively, (i) the fee simple estate in the Land to be granted to Owner pursuant to this Agreement and (ii) all other rights, titles and interest granted to Owner under this Agreement.

“Owner Liabilities” has the meaning set forth in Section 19.7.1.

“Owner Representative” has the meaning set forth in Section 2.2.

“Owner’s Business Interruption Policy” has the meaning set forth in Section 19.4.1(e).

“Owner’s Excess/Umbrella Policies” has the meaning set forth in Section 19.1.3(d).

Appendix A

“Owner’s GL Policy” has the meaning set forth in Section 19.1.3(a).

“Owner’s Remedial Work” has the meaning set forth in Section 9.3.1.

“Owner’s Risks” has the meaning set forth in Section 7.2.

“Owner’s Workers’ Compensation Policy” has the meaning set forth in Section 19.1.3(c).

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Permitted Exceptions” means (i) to the extent not amended in writing by the Parties prior to the Closing Date, those certain Encumbrances upon and/or exceptions to the title to the Complex Site that are referenced and/or described on Exhibit C attached hereto and (ii) the Complex Site Reservations and all rights to use the Complex Site pursuant thereto.

“Permitted Project Financing” means one or more loans with a Qualified Lender secured by a Mortgage, together with all modifications, renewals, supplements, substitutions and replacements thereof, entered into by Owner for the sole purpose of financing or refinancing Owner’s obligations to design, develop and construct the Project Improvements and to operate the Project Improvements in accordance with the terms of this Agreement.

“Permitted Project Financing Holder” means any Qualified Lender that is the owner and holder of any component of a Permitted Project Financing.

“Permitted Uses” has the meaning set forth in Section 12.1.

“Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other form of entity.

“Personal Property” means any and all movable equipment, furniture, trade fixtures and other tangible personal property that are owned by Owner and located on or within the Complex Site and that do not constitute fixtures and can be removed from the Complex Site without damage thereto.

“Personal Property Insurance Policy” has the meaning set forth in Section 19.1.3.

“Physical Obsolescence” or “Physically Obsolete” shall mean any equipment, fixture, furnishing, facility, surface, structure or any other Component of the Complex Site that does not comply with Applicable Law or has become dysfunctional due to defects in design, materials or workmanship, ordinary wear and tear or damage (other than as a result of Owner’s failure to perform its maintenance obligations under this Agreement). For the purposes of determining if an improvement is Physically Obsolete, any equipment, fixture, furnishing, facility, surface, structure or any other Component shall be deemed dysfunctional if such equipment, fixture, furnishing, facility, surface, structure or other Component has deteriorated or has been damaged to a degree that cannot be remedied through Maintenance (including replacement necessitated by repeated breakdown or failure of a Component despite Maintenance).

Appendix A

“Preliminary Base Complex Plan” has the meaning set forth in in Section 11.1.2.

“Pre-Construction Period” has the meaning set forth in Section 2 of Appendix D.

“Prime Rate” means the rate of interest from time to time reported by the Wall Street Journal’s bank survey.

“Prohibited Uses” has the meaning set forth in Section 12.2.

“Project Architect” means BCA-Studios Architects, or such subsequent Qualified Design Professional as Owner identifies in a Notice to City Parties.

“Project Construction Contract” means the contract or contracts between Owner and its construction contractors for the Project Improvements, such Contract to require such contractors to perform such construction work in a good and workmanlike manner and for a fixed price or a guaranteed maximum price for all such work .

“Project Construction Contract Bond” has the meaning set forth in Section 9.3.4.

“Project Construction Contract Requirements” has the meaning set forth in Section 9.3.4.

“Project Construction Documents” means any and all contracts, documents or other instruments entered into by or on behalf of Owner or any other of its Affiliates for the development, design or construction of the Project Improvements, including the Project Construction Contract and the Project Design Contract.

“Project Construction Schedule” means a schedule of critical dates relating to the Project Improvements Work and the Commencement of Operations (which dates may be described or set forth as intervals of time from or after the completion or occurrence of the preceding task or event), which schedule shall include the estimated dates for (i) ordering and delivering of critical delivery items, such as construction components or items requiring long lead time for purchase or manufacture, or items which by their nature affect the basic structure or systems of the Project Improvements, (ii) completion of the Project Plans in detail sufficient for satisfaction of all Applicable Law (including issuance of necessary building permits), (iii) issuance of all Governmental Authorizations and satisfaction of all Applicable Law prerequisite to commencement of the Project Improvements Work, (iv) commencement of any of Owner’s Remedial Work and all other Project Improvements Work, (v) Substantial Completion of the Project Improvements and (vi) all material elements of pre-opening services. The Project Construction Schedule shall be adjusted as appropriate to reflect the delay in the Project Improvements Work by Owner resulting from each occurrence of Excusable Owner Delay in accordance with the provisions of this Agreement. City Parties have Approved the initial Project Construction Schedule attached hereto as Exhibit E.

“Project Contractor” means BCA-Studios Architects or another Qualified Contractor.

Appendix A

“Project Costs” means all documented, direct, out-of-pocket third party costs incurred or to be incurred by Owner, Project Contractor and the Project Architect and their respective other contractors, consultants, subcontractors and subconsultants in order for Owner to fulfill its obligations under this Agreement to cause Final Completion of the Project Improvements Work, including all amounts payable to a third party under any of the Project Construction Documents. Project Costs shall not include (i) general and administrative costs of Owner or any Affiliate of Owner in connection with the Project Improvements Work, (ii) any bankers’ fees, interest and other expenses of financing, (iii) permit fees, utility connection fees and utility costs and similar matters for which participation is not possible, (iv) working capital, (v) the cost of any merchandise, food or beverages or (vi) legal fees or other costs incurred in connection with negotiation or entering into this Agreement.

“Project Design Contract” means the Architectural Services Agreement between Owner and the Project Architect for the design of the Project Improvements and preparation of the Project Plans, or such subsequent Project Design Contract as is executed by Owner with a subsequent Project Architect in accordance with the terms of this Agreement.

“Project Documents” means this Agreement and all other documents, instruments and agreements entered into between City Parties and Owner during the Term in connection with the transactions contemplated by this Agreement, as such documents, instruments and agreements may be amended, supplemented, modified, renewed or extended from time to time.

“Project Drawings” means the design development plans and drawings and final site elevations for the Project Improvements prepared by the Project Architect and delivered by Owner to City Parties for confirmation in accordance with the terms of this Agreement, and which are sufficient in detail to allow City Parties to determine whether the same conform in all material respects to the Project Specifications and the Project Schematics.

“Project Improvements” means the Improvements and the Personal Property described in the Project Specifications, Project Schematics, Project Drawings and Project Plans.

“Project Improvements Work” means the design, development and construction of the Project Improvements in accordance with the terms of this Agreement.

“Project Plans” means the detailed working construction drawings for the Project Improvements prepared by the Project Architect and delivered by Owner to City Parties for confirmation in accordance with the terms of this Agreement.

“Project Schematics” means the concept drawings, schematic drawings and preliminary elevations for the Project Improvements prepared by the Project Architect and delivered to City Parties for Approval in accordance with the terms of this Agreement and which (i) show in reasonable detail all proposed buildings, structures, fixtures, signage, facilities, equipment and other improvements to be constructed as part of the Project Improvements Work, (ii) identify in reasonable detail all uses to be made of each area at the Complex Site (including areas within the Project Improvements) and (iii) be consistent with, and show in reasonable detail, the elements of the Project Specifications.

“Project Specifications” has the meaning set forth in Section 9.1.2, as may be modified by Material Additional Work Submission Matters that have been Approved by City Parties pursuant to the terms of this Agreement, as and if required.

Appendix A

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Property Taxes” means any real estate ad valorem taxes and assessments, or any other similar form of tax or assessment now or hereinafter levied and assessed against the property in question.

“Qualified Contractor” means a general contractor that, on the date its name and qualifications are submitted to City, and if such general contractor thereafter becomes (or replaces the prior) Project Contractor, at all times until Final Completion of the Project Improvements Work, shall satisfy all of the following criteria:

(a) licensed and otherwise in compliance with all Applicable Law to do business and act as a general contractor in the State of Texas and the City of McKinney, Texas for the type of work proposed to be performed by such contractor;

(b) possessed of the capacity to obtain payment and performance bonds in the full amount of the pertinent construction contract from a Qualified Surety;

(c) well experienced as a general contractor in comparable work; and

(d) neither such general contractor nor its Affiliate is in default under any material obligation to a City Party under any other contract between such contractor or its Affiliate and such City Party.

“Qualified Design Professional” means an architect that, on the date its name and qualifications are submitted to City, and if such architect thereafter becomes the Project Architect, at all times until Final Completion of the Project Improvements Work, satisfies all of the following criteria:

(i) Licensed and otherwise in compliance with all Applicable Law to do business and act as an architect in the State of Texas and in the City of McKinney, Texas for the type of work proposed to be performed by such architect;

(ii) Well experienced as an architect in comparable work; and

(iii) Neither such architect nor any of its Affiliates is in default under any material obligation to a City Party under any other contract between such architect or any of its Affiliates and such City Party.

Notwithstanding the foregoing, BCA-Studios Architects satisfies the requirements of a Qualified Design Professional for purposes of qualifying as the Project Architect.

Appendix A

“Qualified Lender” means a Person which is a state or federally chartered savings bank, savings and loan association, credit union, commercial bank or trust company or a foreign banking institution; an insurance company organized and existing under the laws of the United States or any state thereof or a foreign insurance company; an institutional investor such as, without limitation, a publicly held real estate investment trust, an entity that qualifies as a “REMIC” under the Internal Revenue Code of 1986, as amended, or other public or private investment entity or individual which at the date hereof or in the future, is in the business of investing in the real estate assets or making real estate loans, a mutual fund, hedge fund or investment trust; a brokerage or investment banking organization; an employees’ welfare, benefits, pension or retirement fund; an institutional leasing company; any governmental agency or entity insured by a governmental agency or any combination of the foregoing.

“Qualified Surety” means any surety which has been approved by City and which has an A.M. Best Company, Inc. rating of “A-” or better and a financial size category of not less than “VIII” (or, if A.M. Best Company, Inc. no longer uses such rating system, then the equivalent or most similar ratings under the rating system then in effect, or if A.M. Best Company, Inc. is no longer the most widely accepted rater of the financial stability of sureties providing coverage such as that required by this Agreement, then the equivalent or most similar rating under the rating system then in effect of the most widely accepted rater of the financial stability of such insurance companies at the time).

“Reasonable and Prudent Developer” means a developer of projects similar in scope, size and complexity to the Complex Site seeking in good faith to perform its contractual obligations and in so doing and in the general conduct of its undertakings, exercises that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced developer of projects similar to the Complex Site complying with all Applicable Law and engaged in the same type of undertaking.

“Reasonable and Prudent Operator” means a reasonable and prudent operator of projects similar in scope, size and complexity to the Project Improvements seeking in good faith to perform its contractual obligations and in so doing and in the general conduct of its undertakings exercises that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator of Comparable Facilities complying with all Applicable Law and engaged in the same type of undertaking.

“Related Party” or “Related Parties” means with respect to any Person, such Person’s partners, directors, officers, shareholders, members, agents, employees, auditors, advisors, consultants, servants, counsel, contractors, subcontractors (of any tier), Owners, licensees, sublicensees (of any tier), lenders, successors, assigns, legal representatives, elected and appointed officials, volunteers and Affiliates, and for each of the foregoing their respective partners, directors, officers, shareholders, members, agents, employees, auditors, advisors, counsel, consultants, contractors, subcontractors, licensees, sublicensees, Owners. For the avoidance of doubt, in no event shall a City Party be deemed or considered a “Related Party” of another City Party and in no event shall Owner or any of its Related Parties be deemed or considered to be a “Related Party” of a City Party.

“Responsible Officer” means with respect to the subject matter of any certificate, representation or warranty of any Person contained in this Agreement, an authorized officer of such Person (or in the case of a partnership, an individual who is a general partner of such Person or such an authorized officer of a general partner of such Person) who, in the normal performance of his operational responsibility, would have knowledge of such matter and the requirements with respect thereto.

“Review and Approval Rights” has the meaning set forth in Section 11.4.1.

Appendix A

“Reviewing Party” has the meaning set forth in Section 11.4.1.

“Separated Materials Contract” means a construction contract in the amount of $5,000,000.00 or more for construction of the Complex Site.

“Signage” means all signage (permanent or temporary, regardless of medium, including digital, projection or otherwise) in or on the Complex Site, including scoreboards, jumbotron or other replay screens, banners, displays, time clocks, message centers, advertisements, signs and marquee signs.

“Submitting Party” has the meaning set forth in Section 11.4.1.

“Subsidiary” means, for any specified Person, an Affiliated Person who is controlled by the specified Person, directly or indirectly, through one or more intermediaries.

“Substantial Completion” means, (i) when used with respect to the Project Improvements Work or any component of the Project Improvements Work, (A) the substantial completion of all aspects of such work and Improvements in accordance in all material respects with the Project Plans (as Approved pursuant to the terms of this Agreement, as and if required) and with Applicable Law and in accordance in all material respects with the requirements for the same contained in this Agreement such that, subject only to minor punch-list type items, all such work and Improvements are complete and, regardless of such punch-list type items, substantially all of the Improvements are ready for use and occupancy for their intended purposes and are operational in accordance with the Operating Standard and (B) the receipt of all Governmental Authorizations then necessary to Commence Operations and (ii) when used with respect to Additional Work or any component of Additional Work, (A) the substantial completion of all aspects of such work and Improvements in accordance in all material respects with Applicable Law (and with respect to Material Additional Work only, the Material Additional Work Plans) and in accordance in all material respects with the requirements for the same contained in this Agreement such that, subject only to minor punch-list type items, all such work and Improvements are complete and, regardless of such punch-list type items, all of the Improvements are ready for use and occupancy for their intended purposes and are operational in accordance with the Operating Standard and (B) the receipt of all Governmental Authorizations then necessary to commence or resume, as applicable, operations of the Complex Site pursuant to the terms of this Agreement.

“Substantially All of the Complex Site” has the meaning set forth in Section 20.2.1.

“Suite” has the meaning set forth in Section 12.8.1.

“Tax Proceeding” has the meaning set forth in Section 13.2.1.

“TCO” or “Temporary Certificate of Occupancy” has the meaning set forth in Section 3.3.2.

“Term” has the meaning set forth in Section 5.1.

“Ticket Fee” has the meaning set forth in Section 12.3.2.

Appendix A

“Total Project Costs” means all costs directly incurred by Owner or its Affiliates through the date Owner obtains a Certificate of Occupancy for the design, construction and development of the Project Improvements that conform to the Project Plans for Project Improvements (as Approved pursuant to the terms of this Agreement, as and if required) in accordance with the terms of this Agreement, including the cost of such Project Improvements, furniture, trade fixtures, equipment and other personal property, construction, architectural, engineering and design costs and fees, legal fees, contractor’s fees, development fees, permits and approvals from Governmental Authorities, title examination and surveying costs, financing fees, and other transactional costs.

“Transfer” has the meaning set forth in Section 21.1.

“Use Agreement” means a use, lease, sublease, license, concession, occupancy or other agreement for the use or occupancy of any designated space or designated facilities within the Complex Site for any Permitted Use.

“Utility Upgrade and Extension Costs” has the meaning set forth in Section 14.2.2.

Appendix A

APPENDIX B

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Governing Provisions

The following Governing Provisions shall apply to and govern this Agreement.

1. Accounting Terms and Determinations. Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, all determinations with respect to accounting matters thereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP.

2. Survival. Subject to Section 20.6, upon expiration or termination of this
Agreement, Owner’s covenants, representations and agreements in Article XXII shall survive such expiration or termination and shall remain in full force and effect until the later of the date (the “Expiration Date”) that is (i) two (2) years after the Agreement Expiration Date and (ii) the date of payment in full of all amounts payable under this Agreement for which claims have been made in writing by the Party due such payment on or before the date set forth in the preceding clause (i) of this Section 2; provided, however, that it is understood and agreed that this Agreement shall continue in full force and effect with respect to all claims made in writing by either Party on or before the Expiration Date until such claims are paid in full. In addition, the following terms and provisions of this Agreement shall survive any expiration or termination of this Agreement: Article I, Article IV, Section 5.1, Article VII, Section 9.4.3, Section 11.5, Article XII, Article XIII, Section 17.3, Section 19.1.2, Section 19.6, Section 19.7, Section 19.8, Section 20.1.1, Section 20.6, Article XXI, Section 23.1, Section 23.2, Section 23.5, Article XXIV, Section 25.1, Appendix A (as to provisions that survive termination or expiration of this Agreement), Appendix B, and Appendix C.

3. Severability. If any term or provision of this Agreement, or the application thereof to any Person or circumstances, shall to any extent be invalid or unenforceable in any jurisdiction, as to such jurisdiction, the remainder of this Agreement, or the application of such term or provision to the Persons or circumstances other than those as to which such term or provision is held invalid or unenforceable in such jurisdiction, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties hereby waive any provision of law that renders any provision thereof prohibited or unenforceable in any respect.

4. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter, including that certain Term Sheet dated March 5, 2024 by and among the City Parties and Owner. Neither this Agreement nor any of the terms thereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the Party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought.

Appendix B

5. Table of Contents; Headings; Exhibits. The table of contents, if any, and headings, if any, of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement. All Appendices, Schedules and Exhibits attached to this Agreement are incorporated herein by reference in their entirety and made a part hereof for all purposes; provided, however, that in the event of a conflict between the terms of the text of this Agreement and any Appendices, Schedules or Exhibits, the text of this Agreement shall control.

6. Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their permitted successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties and their permitted successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained therein or any standing or authority to enforce the terms and provisions of this Agreement.

7. Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. All signatures need not be on the same counterpart.

8. Law. THIS AGREEMENT AND THE ACTIONS OF THE PARTIES SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCLUDING PRINCIPLES OF CONFLICT OF LAWS).

9. Court Proceedings. Subject to Section 11.5 of the Agreement, any suit, action or proceeding against any Party arising out of or relating to this Agreement, any transaction contemplated hereby or, if applicable, any arbitration judgment entered in respect of any thereof may be brought in any Federal court that includes, or state court located in, the City of McKinney, Texas, and the Parties hereby submit to the nonexclusive jurisdiction of such courts for the purpose of any such Suit, action or proceeding. To the extent that service of process by mail is permitted by Applicable Law, the Parties irrevocably consent to the service of process in any such Suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for Notice provided for in this Agreement. The Parties irrevocably agree not to assert any objection that they may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in the City of McKinney, Texas, and any claim that any such Suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees not to bring any action, suit or proceeding against the other Party arising out of or relating to this Agreement or any transaction contemplated hereby except in a Federal court that includes, or state court located in, the City of McKinney, Texas.

10. No Limitation on City Parties’ Governmental Functions. The Parties acknowledge that each City Party is a Governmental Authority, and that no representation, warranty, consent, Approval or agreement in this Agreement by a City Party shall be binding upon, constitute a waiver by or estop the City Party from exercising any of its rights, powers or duties in connection with its Governmental Functions nor shall any portion of this Agreement be deemed to waive any immunities granted to a City Party when performing its Governmental Functions, which are provided under Applicable Law. Any consent to jurisdiction by a City Party is only with respect to matters arising in its capacity as a Party to this Agreement and expressly does not constitute a waiver of such City Party’s legal immunity or a consent to jurisdiction for any actions, omissions or circumstances, in each case solely arising out of the performance of the City Party’s Governmental Functions. It is acknowledged that Owner’s rights and remedies in connection with any injury, damage or other Claim resulting from any action, omission or circumstances arising out of a City Party’s exercise of its Governmental Functions shall be governed by the laws and regulations concerning Claims against the City Party as a Governmental Entity (which rights and remedies against the City Party with regard to actions by such City Party in exercising its Governmental Functions to remain unaffected by this Agreement.

Appendix B

11. Non-liability of City Parties’ Officials and Owner’s Employees. No member of any legislative, executive, or administrative body of, or affiliated with a City Party or its Related Parties, and no official, agent, employee or representative of a City Party or its Related Parties shall be personally liable to Owner or any Person holding by, through or under Owner, for any actions taken in his or her capacity as an official, agent, employee or representative of such Person in the event of any default or breach by a City Party, or for any amount that may become due to Owner or any Person holding by, through or under Owner, or for any other obligation, under or by reason of this Agreement. No officer, director, shareholder, member, agent, employee or representative of Owner or its Related Parties shall be personally liable to a City Party or any Person holding by, through or under a City Party, for any actions taken in his or her capacity as an officer, director, shareholder, agent, employee or representative of such Person in the event of any default or breach by Owner, or for any amount that may become due to a City Party or any Person holding by, through or under a City Party, or for any other obligation, under or by reason of this Agreement.

12. Payment on Business Days. If any payment under such instrument is required to be made on a day other than a Business Day, the date of payment shall be extended to the next Business Day.

13. Time. Times set forth in this Agreement for the performance of obligations shall be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by a Party of any action, covenant, agreement, obligation or Notice hereunder shall mean and refer to days, unless otherwise expressly provided. However, if the date specified or computed under such instrument for the performance, delivery, completion or observance of a covenant, agreement, obligation or Notice by either Party, or for the occurrence of any event provided for herein, shall be a day other than a Business Day, then the date for such performance, delivery, completion, observance, or occurrence shall automatically be extended to the next calendar day that is Business Day.

14. Interpretation and Reliance. No presumption shall apply in favor of any Party in the interpretation of this Agreement or in the resolution of any ambiguity of any provision hereof.

15. Attorneys’ Fees. If any Party to this Agreement defaults in the performance of any covenants, obligations or agreements of such Party contained in this Agreement and the other Party hereto places the enforcement of this Agreement, or any part thereof, or the exercise of any other remedy therein provided for such default, in the hands of an attorney who files suit upon the same (either by direct action or counterclaim) or, if applicable, seeks arbitration to handle same, the non-prevailing Party shall pay to the prevailing Party its reasonable attorneys’ fees, costs of arbitration and costs of court. In addition to the foregoing award of attorneys’ fees to the prevailing Party, the prevailing Party shall be entitled to its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment or award on this Agreement.

Appendix B

16. Joint and Several Liability. If Owner at any time comprises more than one Person, all such Persons shall be jointly and severally liable for performance of every obligation of Owner under this Agreement.

17. Relationship of the Parties; No Partnership. The relationship of Owner and the City Parties under this Agreement is that of independent parties, each acting in its own best interests, and notwithstanding anything in this Agreement to the contrary, no aspect of this Agreement shall create or evidence, nor is it intended to create or evidence, a partnership, joint venture or other business relationship or enterprise between Owner and City Parties. As such, City Parties shall have no direct supervision of or obligation to the employees of Owner and any communication of employee matters shall be through the Owner Representative.

19. Covenants Running with the Estates in Land. This Agreement and all amendments thereto and assignments hereof shall be recorded in the real property records of Collin County, Texas. The Parties covenant and agree that all of the conditions, covenants, agreements, rights, privileges, obligations, duties, specifications and recitals contained in this Agreement, except as otherwise expressly stated herein, shall be construed as covenants running with title to the Land, Complex Site, and the Owner Estate, respectively, which shall extend to, inure to the benefit of and bind, City, MEDC, and Owner, and their permitted successors and assigns, to the same extent as if such successors and assigns were named as original parties to this Agreement.

20. Payments by Either Party. All payments required to be made by either Party to the other Party pursuant to the terms of this Agreement shall be paid in such freely transferable coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts at the receiving Party’s address for payments as set forth in Appendix C. All payments shall be deemed paid and received only when actually received by the other Party and, in the event of payment by check, other than a cashier’s check or certified check, shall not be considered to have been actually received in the event of the failure of such check to clear the receiving Party’s account.

21. Notice. Each provision of this Agreement and other requirements with reference to the sending, mailing or delivery of any Notice, direction, Approval, instructions, request, reply, advice, confirmation and other communications (hereinafter severally and collectively called “Notice”), or with reference to the making of any payment by Owner to City Parties, shall have been complied with when and if the procedures described in this Section 21 have been complied with by the Party giving such Notice. All Notices must be in writing and given to such Party at the address set forth in Appendix C to this Agreement or at such other address as such Party shall designate by delivering to the other Party five (5) days’ Notice thereof and shall be (i) sent by prepaid, registered or certified U.S. Mail with return receipt requested, (ii) delivered personally with receipt of delivery, (iii) sent by nationally recognized overnight courier (e.g. Federal Express) with electronic tracking or (iv) sent by electronic mail with a copy to follow by U.S. Mail postage prepaid) to the Party entitled thereto. Such Notices shall be deemed to be duly given or made (i) in the case of U.S. mail in the manner provided above, three (3) Business Days after posting, (ii) if delivered personally with receipt of delivery, when actually delivered by hand and receipted unless such day is not a Business Day, in which case such delivery shall be deemed to be made as of the next succeeding Business Day, (iii) if sent by nationally recognized overnight courier with electronic tracking service, the next Business Day after depositing same with such overnight courier before the overnight deadline, and if deposited with such overnight courier after such deadline, then the next succeeding Business Day or (iv) in the case of facsimile (with confirmation of receipt by the sending machine and a copy to follow by U.S. Mail, postage prepaid), when sent so long as it was received during normal Business Hours of the receiving Party on a Business Day and otherwise such delivery shall be deemed to be made as of the next succeeding Business Day. Each Party hereto shall have the right at any time and from time to time to specify additional parties (“Additional Addressees”) to whom Notice thereunder must be given, by delivering to the other Party five (5) days’ Notice thereof setting forth a single address for each such Additional Addressee; provided, however, that no Party shall have the right to designate more than two (2) such Additional Addressees.

Appendix B

APPENDIX C

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

ADDRESS FOR PAYMENT AND NOTICES

A.	CITY: CITY OF MCKINNEY, TEXAS, a Texas home rule municipal corporation

(1)	Notices and Payments to City. Any notices and payments to City shall be given to City at the following address:

City of McKinney, Texas

City Hall

222 N. Tennessee

McKinney, Texas 75069

Attention: City Manager

Email: pgrimes@mckinneytexas.org

Phone: 972-547-7500

with sufficient information to identify the source of such funds, and with copies of all notices relating to defaults, remedies or indemnification being sent to:

Mark Houser

City Attorney

City of McKinney, Texas
222 N. Tennessee

McKinney, Texas 75069
Email: mhouser@bhlaw.net

B.	MEDC: MCKINNEY ECONOMIC DEVELOPMENT CORPORATION, a non-profit development corporation

(1)	Notices and Payments to MEDC. Any notices and payments to MEDC shall be given to MEDC at the following address:

McKinney Economic Development Corporation

7300 SH 121 SB Suite 200

McKinney, Texas 75070

Attention: President and CEO

Email: mkowski@mckinneyedc.com

Phone: 972-547-7651

with sufficient information to identify the source of such funds, and with copies of all notices relating to defaults, remedies or indemnification being sent to:

Mark Houser
City Attorney

City of McKinney, Texas
222 N. Tennessee

McKinney, Texas 75069
Email: mhouser@bhlaw.net

Appendix C

C.	MCDC: MCKINNEY COMMUNITY DEVELOPMENT CORPORATION, a non-profit development corporation

(1)	Notices and Payments to MCDC. Any notices and payments to MCDC shall be given to MCDC at the following address:

McKinney Community Development Corporation

7300 SH 121 SB Suite 200

McKinney, Texas 75070

Attention: President

Email: cschneible@mckinneycdc.org

Phone: 972-547-7654

with sufficient information to identify the source of such funds, and with copies of all notices relating to defaults, remedies or indemnification being sent to:

Mark Houser

City Attorney

City of McKinney, Texas
222 N. Tennessee

McKinney, Texas 75069
Email: mhouser@bhlaw.net

D.	OWNER: NOTES LIVE, INC.

(1)	Notices and Payments to Owner. All payments to Owner shall be given to Owner at the following address:

Notes Live, Inc.

1755 Telstar, Suite 501

Colorado Springs, CO 80920
Attention: Robert M. Mudd
Email: rmudd@noteslive.vip

and a copy to:

Notes Live, Inc.

1755 Telstar, Suite 501

Colorado Springs, CO 80920
Attention: W. Wade Beavers
Email: wbeavers@noteslive.vip

Appendix C

APPENDIX D

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Site Access Terms

1. MEDC and the other City Parties hereby grant Owner a non-exclusive license (the “License”) to enter the Complex Site during the Pre-Construction Period (as defined below) for the limited purpose of performing the Due Diligence Work.

2. The License shall commence on the Execution Date and expire on the earlier to occur of (a) the termination of this Agreement and (b) the Effective Date (the “Pre-Construction Period”).

3. The “Due Diligence Work” shall be limited to such tests, studies, or inspections deemed necessary or appropriate by Owner in order to evaluate the physical condition of the Complex Site including (i) an environmental audit of the Complex Site and (ii) taking air, soil, water and any other samples necessary to complete any such environmental audit of the Complex Site; provided that prior to accessing the Complex Site or performing any Due Diligence Work, Owner shall provide City Parties with a detailed, written description of the Due Diligence Work to be performed in connection with such access including the type of tests to be performed, and the time during which such access shall be undertaken (the “Work Notice”) for City’s approval, with such approval not to be unreasonably withheld. The Work Notice shall be provided by Owner to City Parties at least three (3) Business Days prior to the proposed Due Diligence Work in question is to be undertaken. Any Due Diligence Work consented to by City shall be performed in accordance with the terms and conditions of City’s consent, if any.

4. The Due Diligence Work shall be performed during reasonable business hours and City Parties shall have the right to have a City Representative present during the performance of all Due Diligence Work.

5. Owner shall, and shall cause its contractors, subcontractors (of any tier), agents, representatives, consultants, employees and servants, to conduct the Due Diligence Work in a commercially reasonable manner and in compliance with all Applicable Law.

6. If the Agreement is terminated prior to the Effective Date or if the Complex Site is damaged in any manner as a result of any entry upon or use or occupancy of the Complex Site or performance of any Due Diligence Work by Owner or any of its agents, employees, servants, representatives, consultants, contractors or subcontractors, Owner shall, at its sole cost and expense, promptly and with due diligence fully restore and repair the Complex Site to the same condition as existed prior to such entry, use or occupancy or the performance of the Due Diligence Work.

7. Owner covenants and agrees that any person or entity, whether a direct employee of Owner or not, that performs any portion of the Due Diligence Work shall (i) possess any and all necessary licenses, certifications and/or permits required by Applicable Law to perform the portion of the Due Diligence Work in question, (ii) be well qualified and skilled with respect to the Due Diligence Work to be performed by such person or entity and (iii) maintain the same insurance required to be maintained by Owner pursuant to the terms of Section 11 of this Appendix D and shall evidence same to City Parties prior to performing such Due Diligence Work.

Appendix D

8. Owner agrees to provide City Parties with a copy of any inspection or test report prepared in connection with any Due Diligence Work (the “Due Diligence Reports”) within five (5) Business Days after its receipt thereof and prior to the issuance of any final version of such report so that City Parties may have an opportunity to object to or dispute any information contained in any Due Diligence Report. Owner shall provide City Parties with a copy of the final version of all Due Diligence Reports and cause the same to be issued in such a manner that shall permit City Parties to be legally entitled to rely on such Due Diligence Reports.

9. Owner covenants and agrees not to reveal to any third party not approved in writing by City the results of its Due Diligence Work or any Due Diligence Reports, provided that (A) Owner lenders, attorneys and consultants shall be deemed to have been approved by City to the extent that such disclosure to such lender, attorney or consultant is reasonably necessary in connection with performing his or her role as a lender, counselor or consultant regarding Owner’s proposed development of the Complex Site and provided that Owner causes such lender, attorney or consultant to maintain such information confidential and (B) Owner may disclose the results of its Due Diligence Work or Due Diligence Reports if it is required to do so by Applicable Law, so long as (x) such disclosure is limited to the extent, and only to the extent, required by such Applicable Law and (y) Owner immediately discloses such requirement to City Parties and prior to disclosure as required by such Applicable Law, to the extent it is permitted to do so under such Applicable Law, so as to afford City Parties an opportunity to prevent such disclosure.

10. Owner’s indemnification obligations set out in Section 19.7 shall expressly apply to the Pre-Construction Period.

11. Prior to and at all times during the performance of the Due Diligence Work, Owner shall, and shall require all contractors and subcontractors of every tier to provide, the insurance coverages described below, with commercially reasonable deductibles for their own account, on policy forms reasonably acceptable to City and with limits not less than those shown below, all of which shall be provided at the sole cost and expense of Owner or its contractors and subcontractors:

TYPE OF INSURANCE	MINIMUM LIMITS

Commercial General Liability	Per Occurrence
$5,000,000

Automobile Liability	Combined Single Limit
(All owned, Non-owned and Hired)	$1,000,000

Workers’ Compensation	Statutory

Employer’s Liability	$1,000,000

Appendix D

Further, Owner agrees to provide or cause any transporter of contaminated media or other wastes associated with the Due Diligence Work to provide insurance coverage that shall cover any occurrences taking place during the shipment of such wastes. Each of the insurance policies required to be maintained pursuant to this Section 11 shall (i) name City as an additional insured, except for any Workers’ Compensation policies, (ii) be primary to any insurance carried by City (and that such insurance, if any, shall be excess and non-contributory), (iii) provide for waivers of subrogation (iv) be effected under policies issued by insurers approved by City and which have an A.M. Best Company, Inc. rating of “A-” or better and a financial size category of not less than “VI” and (v) carry such endorsements as are appropriate or customary for the performance of the Due Diligence Work in question. With respect to the commercial general liability policy, such policy shall (i) afford protection, on an occurrence basis, against liability arising out of personal injury, bodily injury and death and/or property damage arising from, out of or related to the Due Diligence Work or any entry upon, access to, from or across or use of the Complex Site by Owner or any of its employees, contractors, subcontractors, servants, agents or representatives and (ii) contain the following endorsements: (a) blanket contractual liability sufficient to cover Owner indemnification obligations hereunder, (b) cross liability endorsement, (c) broad form property damage coverage, (d) fire legal coverage, (e) premise and operations coverage with explosion, collapse and underground exclusions deleted, (f) an endorsement (or, at Owner’s option, equivalent coverage under a separate policy) providing for protection from pollution liability, (g) personal injury and advertising injury and (h) owners and contractors protective coverage.

12. Owner shall and, shall require its contractors and subcontractors of any tier to, furnish to City prior to commencing any Due Diligence Work, certificates (on the ACORD 28 form) evidencing that the insurance required pursuant to Section 11 of this Appendix D is in force. The certificates shall provide that in the event of cancellation or material change to coverage, thirty (30) days’ prior written notice shall be given to City. The compliance of Owner and its contractors and subcontractors with the provisions of this Appendix D and the limits of liability shown for each of the insurance coverages to be provided by Owner and its contractors and subcontractors shall not be deemed to constitute a limitation of Owner liability for any claims or in any way limit, modify or otherwise affect Owner indemnification obligations. The insolvency, bankruptcy or failure of any insurance company carrying insurance for Owner or its contractors or subcontractors, or the failure of any insurance company to pay claims accruing shall not be held to waive or invalidate any of the provisions of this Appendix D.

13. Neither Owner nor any of its agents, employees, servants, representatives, consultants, contractors or subcontractors shall (i) alter the Complex Site in any manner, (ii) construct any structures upon the Complex Site, (iii) excavate any portion of the Complex Site (unless consented to as part of the Due Diligence Work pursuant to the terms of this Agreement) or (iv) remove or damage any trees or vegetation.

14. Owner shall not permit any mechanic’s or other lien or security interest to be filed against the Complex Site as a result of any activities by Owner or any of its agents, employees, servants, representatives, consultants, contractors or subcontractors. IT IS THE INTENT OF OWNER AND MEDC THAT NOTHING CONTAINED IN THIS APPENDIX D SHALL (1) BE CONSTRUED AS A WAIVER OF MEDC’S LEGAL IMMUNITY AGAINST MECHANIC’S LIENS ON ITS COMPLEX SITE AND/OR ITS CONSTITUTIONAL AND STATUTORY RIGHTS AGAINST MECHANIC’S LIENS ON ITS COMPLEX SITE, OR (2) BE CONSTRUED AS CONSTITUTING THE EXPRESS OR IMPLIED CONSENT OR PERMISSION OF MEDC FOR THE PERFORMANCE OF ANY LABOR OR SERVICES FOR, OR THE FURNISHING OF ANY MATERIALS TO, OWNER THAT WOULD GIVE RISE TO ANY SUCH MECHANIC’S LIEN AGAINST MEDC’S INTEREST IN THE COMPLEX SITE, MEDC OR ANY PROPERTY OF MEDC, OR IMPOSING ANY LIABILITY ON MEDC FOR ANY LABOR OR MATERIALS FURNISHED TO OR TO BE FURNISHED TO OWNER UPON CREDIT.

Appendix D

SCHEDULE 23.1(d)

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Consents

EXHIBIT A

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Land

Being a lot, tract or parcel of land situated in the William Hemphill Survey, Abstract No. 449, City of McKinney, Collin County, Texas, and being a portion of a tract of land conveyed to McKinney Economic Development Corporation, by deed recorded in Volume 4763, Page 2421, Deed Records, Collin County, Texas, and being a portion of a tract of land conveyed to McKinney Economic Development Corporation, by deed recorded in Clerk’s File No. 20060703000908810, Deed Records, Collin County, Texas, and being a portion of a tract of land conveyed to McKinney Economic Development Corporation, by deed recorded in Clerk’s File No. 20120720000882560, Deed Records, Collin County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being along the East right of way line of U.S. Highway No. 75 (variable width right of way), said corner being along the North right of way line of Gateway Boulevard (variable width right of way);

THENCE North 16 degrees 35 minutes 45 seconds East, along the East right of way line of said U.S. Highway No. 75, a distance of 957.71 feet to a TxDot Aluminum cap found for corner;

THENCE North 73 degrees 25 minutes 55 seconds West, a distance of 22.22 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being along the East right of way line of said U.S. Highway No. 75;

THENCE North 16 degrees 28 minutes 36 seconds East, along the East right of way line of said U.S. Highway No. 75, a distance of 238.03 feet to a Mag nail set for corner, said corner being the Southwest corner of Lot 1, Block A of Gateway Addition, an addition to the City of McKinney, Collin County, Texas, according to the plat thereof recorded in Instrument No. 2012-273, Official Public Records, Collin County, Texas;

THENCE South 73 degrees 23 minutes 14 seconds East, along the South line of said Gateway Addition, a distance of 550.04 feet to a Mag nail set for corner;

THENCE North 16 degrees 39 minutes 01 seconds East, along the East line of said Gateway Addition, a distance of 772.77 feet to a Mag nail set for corner;

THENCE North 32 degrees 51 minutes 30 seconds East, along the East line of said Gateway Addition, a distance of 139.81 feet to a Mag nail set for corner, said corner being along the Southwest right of way line of Marketplace Drive (60 foot right of way);

THENCE South 58 degrees 02 minutes 11 seconds East, along the Southwest right of way line of said Marketplace Drive, a distance of 28.65 feet to a Mag nail set for corner;

Exhibit A

THENCE South 52 degrees 16 minutes 59 seconds East, along the Southwest right of way line of said Marketplace Drive, a distance of 521.47 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being the beginning of a tangent curve to the left, with a radius of 560.00 feet, a delta angle of 03 degrees 12 minutes 16 seconds, a chord bearing of South 53 degrees 53 minutes 07 seconds East, and a chord length of 31.32 feet;

THENCE along said curve to the left, along the Southwest right of way line of said Marketplace Drive, an arc length of 31.32 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner;

THENCE South 55 degrees 29 minutes 13 seconds East, along the Southwest line of said Marketplace Drive, a distance of 212.56 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner;

THENCE South 10 degrees 29 minutes 13 seconds East, a distance of 21.21 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being along the West right of way line of Medical Center Drive (100 foot right of way);

THENCE South 34 degrees 32 minutes 21 seconds West, along the West right of way line of said Medical Center Drive, a distance of 178.78 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being the beginning of a non-tangent curve to the left, with a radius of 1200.00 feet, a delta angle of 51 degrees 57 minutes 39 seconds, a chord bearing of South 08 degrees 32 minutes 39 seconds West, and a chord length of 1051.35 feet;

THENCE along said curve to the left, along the West right of way line of said Medical Center Drive, an arc length of 1088.27 feet to a 5/8 iron rod found for corner, said corner being the intersection of the West right of way line of Medical Center Drive and the North right of way line of said Gateway Drive;

THENCE South 26 degrees 11 minutes 41 seconds West, along the North right of way line of said Gateway Drive, a distance of 36.05 feet to a 5/8 inch iron rod found for corner;

THENCE South 71 degrees 25 minutes 52 seconds West, along the North right of way line of said Gateway Drive, a distance of 31.06 feet to a 5/8 inch iron rod found for corner, said corner being the beginning of a non-tangent curve to the left, with a radius of 686.50 feet, a delta angle of 16 degrees 29 minutes 25 seconds, a chord bearing of South 62 degrees 32 minutes 35 seconds West, and a chord length of 196.90 feet;

Exhibit A

THENCE along said curve to the left, along the North right of way line of said Gateway Drive, an arc length of 197.58 feet to a 5/8 iron rod found for corner;

THENCE South 54 degrees 08 minutes 46 seconds West, along the North right of way line of said Gateway Drive, a distance of 95.97 feet to a 5/8 inch iron rod found for corner, said corner being the beginning of a non-tangent curve to the right, with a radius of 463.50 feet, a delta angle of 29 degrees 55 minutes 14 seconds, a chord bearing of South 69 degrees 23 minutes 36 seconds West, and a chord length of 239.30 feet;

THENCE along said curve to the right, along the North right of way line of said Gateway Drive, an arc length of 242.04 feet to a 5/8 iron rod found for corner;

THENCE South 84 degrees 12 minutes 07 seconds West, along the North right of way line of said Gateway Drive, a distance of 322.80 feet to a 5/8 inch iron rod found for corner, said corner being the beginning of a non-tangent curve to the right, with a radius of 1328.50 feet, a delta angle of 20 degrees 48 minutes 10 seconds, a chord bearing of North 84 degrees 30 minutes 04 seconds West, and a chord length of 479.70 feet;

THENCE along said curve to the right, along the North right of way line of said Gateway Drive, an arc length of 482.35 feet to a 5/8 iron rod found for corner;

THENCE North 73 degrees 21 minutes 31 seconds West, along the North right of way line of said Gateway Drive, a distance of 198.70 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner;

THENCE North 28 degrees 21 minutes 28 seconds West, along the North right of way line of said Gateway Drive, a distance of 35.36 feet to the POINT OF BEGINNING and containing 1,991,185 square feet or 45.71 acres of land.

Exhibit A

EXHIBIT B

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Form of Note

PROMISSORY NOTE
Collin County, Texas

$25,000,000	, 2024

For value received, NOTES LIVE, INC., a Colorado corporation, as principal (“Borrower”) promises to pay to the order of MCKINNEY ECONOMIC DEVELOPMENT CORPORATION, a Type A, non-profit development corporation creating and existing under the laws of the State of Texas (“Lender”), at 7300 SH 121 SB Suite 200, McKinney, Texas 75070, or at such other address as Lender shall from time to time specify in writing, the maximum sum of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or such lesser amount of loans and advances (collectively, the “Loan”) as may be made pursuant to this Promissory Note (the “Note”), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. The aggregate amount of principal to be advanced hereunder shall not exceed the amount first stated above. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the “Chapter 380, Grant, and Development Agreement by and among City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation, as City Parties, and Notes Live, Inc., as Owner,” dated as of April 16, 2024 (the “Development Agreement”), and this Note is subject to all of the terms, benefits and provisions of, and is the Note referred to in, such Development Agreement.

1. Payment Terms.

(a) The outstanding principal amount, remaining unpaid, of this Note shall be due and payable to Lender on or before that date which is thirty (30) days following the earlier of (x) Borrower’s receipt of a TCO (as such term is defined in the Development Agreement), or (y) the occurrence of an Owner Default (as such term is defined in the Development Agreement) or Borrower default (collectively, the “Maturity Date”).

(b) On the Maturity Date, the outstanding unpaid principal balance hereof, and all accrued interest then remaining unpaid, if any, shall then be due and payable. Interest hereunder shall be calculated on the unpaid principal each day principal is outstanding and all payments made credited as follows: (i) first, to any collection or other costs to which Lender is entitled hereunder or under the Development Agreement, (ii) second, to the discharge of the unpaid interest accrued, and (iii) third, to the reduction of the outstanding unpaid principal.

Exhibit B

2. Interest Rate. Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to zero percent (0.00%) per annum (the “Note Rate”).

3. Default Rate. For so long as any Event of Default has occurred and is continuing under this Note or under the Development Agreement, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue on the outstanding unpaid principal amount hereof (and on such other amounts as are due and owing and expressly stated, in the Development Agreement, to bear interest at the Default Rate, as hereinafter defined) at the highest rate permitted by Applicable Law (as hereinafter defined) (the “Default Rate”). but in no event in excess of the highest rate permitted by Applicable Law, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any Event of Default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

4. Payments. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day, and any such extension of time shall be included in computing interest in connection with such payment. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note. “Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized to be closed or are in fact are closed.

5. Prepayment. Borrower reserves the right to prepay, prior to the Maturity Date, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.

6. Default. Upon the occurrence and continuance of an event of default under this Note or the Development Agreement, the holder of this Note may, without further notice or demand, (a) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (b) refuse to advance any additional amounts under this Note, (c) foreclose all liens securing payment hereof, (d) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Development Agreement, at law or in equity, or (e) exercise any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including without limitation reasonable attorneys’ fees.

Exhibit B

7. No Usury Intended; Usury Savings Clause. It is the intent of Lender and Borrower in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, (i) interest at a rate or in an amount in excess of the highest lawful rate permitted by Applicable Law (the “Maximum Rate”), or (ii) an amount of interest in excess of that permitted to be charged under Applicable Law. For purposes of this Note, “interest” shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Note. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by Applicable Law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by Applicable Law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by Applicable Law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the Loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. For purposes of this Note, “Applicable Law” shall mean the law in effect from time to time and applicable to the transactions between Lender and Borrower pursuant to this Note which lawfully permits the charging and collection of the highest permissible lawful non-usurious rate of interest on such transactions, including laws of the State of Texas, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America. It is intended that the Texas Finance Code (subject to Section 11 of this Note) shall be included in the laws of the State of Texas in determining Applicable Law.

8. Security. The holder of this Note is entitled to the benefits and security provided in the Development Agreement and that certain Letter of Credit, dated r                  , 2024], issued by [                        ].

9. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others. Subject to any applicable notice and cure provisions contained in the Development Agreement with respect to any Default or Event of Default, all such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note or the other Loan Documents.

Exhibit B

10. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

11. Governing Law: Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas (without regard to conflicts of laws principles) shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Collin County, Texas.

12. Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

13. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

[Signature on the following page]

Exhibit B

SIGNATURE PAGE TO

PROMISSORY NOTE

Collin County, Texas

BORROWER:

NOTES LIVE, INC.,
a Colorado corporation

By:
Name:	JW Roth
Title:	Chairman and CEO

Exhibit B

EXHIBIT C

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

PERMITTED EXCEPTIONS

[Add specific list of exceptions from title commitment]

Exhibit C

EXHIBIT D

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Financing Plan and Complex Budget

[See Attached]

Exhibit D

COMPLEX BUDGET _______________ , 2024

SOURCES OF FINANCING
[Owner to provide sources]		$
$

USES OF FINANCING

DESIGN/PROFESSIONAL SERVICES
Basic Design & Engineering Services
Site Surveying (Boundary & Topographic)
Traffic & Parking Studies
Geotechnical Report/Groundwater Analysis
Sub-Total:

PROJECT ADMINISTRATION
Project Office Expenses
Furniture, Fixtures, & Equipment
Printing / Reproduction Expenses
	Sub-Total:	$

CONSTRUCTION
Preconstruction Services Fees
Hard Construction Cost
Sub-Total:

SYSTEM & EQUIPMENT
Concession Menu, Boards, Condiments stands, Misc.
Ticketing System
Highway Marquee Sign
Sub-Total:

PERMITS, TESTING, FEES & SPECIAL TAXES
Building Permit Fees/Approval
Water Meters
System Development Charges (Water & Sanitary)
Testing Fees
	Sub-Total:	$

ISURANCE FINANCING & TRANSACTION COSTS
Construction Insurance — Property
Legal Fees & Expenses
	Sub-Total:	$

LAND
Land Cost
	Sub-Total:	$

OTHER
Pre-Opening Cost
	Sub-Total:	$

CONTINGENCY
Design Development Contingency		$
	Sub-Total:	$

TOTAL PROJECT COST/USES OF FINANCING

Exhibit D

EXHIBIT E

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Project Construction Schedule

[See Attached]

Exhibit E

                       , 2024

PROJECT SCHEDULE

Name:	Sunset Amphitheater
Location:	McKinney, Texas

[Omitted.]

Exhibit E

EXHIBIT F

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Preliminary Complex Plan Drawings

Exhibit F

EXHIBIT G

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

[Reserved for any Public Infrastructure Peripheral to the Complex]

Exhibit G

EXHIBIT H

TO

CHAPTER 380, GRANT, AND DEVELOPMENT AGREEMENT

Environmental Noise Assessment (LSTN)

[See Attached]

Exhibit H

Job No.:	24250	LSTN
Date:	2024-04-22

Robert B. Mudd Notes Live 1830 Jet Stream Dr Colorado Springs, CO 80921 678-617-4726 bmudd@noteslive.vip		LSTN Consultants LLC 76 Beaver St Fl 2 New York NY 10005 347-788-0810

Subject:	Sunset Amphitheater in McKinney Environmental Noise Assessment

Dear Bob,

In this document we summarize our current environmental noise assessment for the development of the Sunset Amphitheater in McKinney, TX.

Please let us know if you or the municipality have any questions.

Yours Sincerely,

/s/ Matt Mahon

Matt Mahon

Partner, LSTN Consultants

CC: Ken Andria, LSTN

[Omitted.]

LSTN Consultants LLC	Page 2